PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

Subject to Completion

Preliminary Offering Circular, dated January 31, 2022

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

TVPage, Inc.
6827 Nancy Ridge Drive
San Diego, CA 92121
(858) 427-4909
This Offering Circular is following the format of the Form S-1 disclosure requirements for smaller reporting companies.

Up to 64,516 Units each consisting of 100 Shares of Common Stock and 75 Warrants

This is a public offering by TVPage, Inc. of up to 64,516 units. Each unit consists of 100 shares of common stock, par value $0.01, of TVPage, Inc. and 75 warrants, with each warrant exercisable into one share of common stock at a price equal to 125% of the offering price of one share of common stock and three-quarters of a warrant, subject to certain adjustments, from the date of issuance until the first (1st) anniversary date of the date of issuance. Prior to this offering, there has been no public market for our common stock. The offering is being made on a best efforts basis. There is no minimum number of units required to be sold in order for the offering to proceed.

The offering price will be determined in a tender process conducted pursuant to the Israeli Securities Law of 1968 and regulations promulgated thereunder. For details, see “Plan of Distribution” in this offering circular. It is currently estimated that the offering price per unit will be between $155 and $355.

We have applied to list our shares of common stock for trading on the Tel Aviv Stock Exchange, or the TASE, under the symbol “TVPG” and our warrants under the symbol “TVPG 02/22.” No assurance can be given that our application will be approved. If our common stock is not approved for listing on the TASE, we will not consummate this offering. The units will not be listed; instead, the shares of common stock and the warrants comprising the units will be separately transferable from one another immediately following this offering. Units are being offered in accordance with Israeli market practice to ensure a certain minimum investment per investor.

Although we are not a reporting company, we could qualify as a smaller reporting company under the Securities Exchange Act of 1934, or the Exchange Act.  Therefore, we have elected to comply with certain reduced public company reporting requirements for this offering circular and future filings.

The NIS to U.S. dollar exchange rate used for amounts described in this offering circular is the exchange rate published by the Bank of Israel on January 28, 2022 (which exchange rate is NIS 3.196 per $1.00).

Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7 of this offering circular for a discussion of information that should be considered in connection with an investment in our common stock.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Per Unit	Total
Initial public offering price(1)	$255.00	$10,000,000.00
Distribution commission	$11.47	$450,000.00
Proceeds to us, before expenses	$243.52	$9,550,000.00

(1)    Assumes the midpoint of the offering price range of the units pursuant to Instruction 1(j) to Form 1-A and Rule 251(a) of Regulation A and excludes any commissions payable following the receipt of proceeds received from the exercise of the warrants.

The shares of common stock and warrants in the offering are expected to be delivered on or about [             ], 2022.

ii

You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. No offer is being made to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this offering circular is accurate as of any date other than the date on the front of this offering circular.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this offering circular in any jurisdiction where action for that purpose is required, other than the United States and Israel. Investors in Israel may rely for investment purposes only on the Israeli prospectus filed by us with the Israel Securities Authority. You are required to inform yourselves about and to observe any restrictions relating to the offering and the distribution of this offering circular.

For investors in the United States: The offering in Israel is open to Israeli residents only and not to residents of the United States or any person located in the United States at the time of the offering. See “Plan of Distribution.”

Unless the context otherwise requires, we use the terms “TVPage,” “company,” “we,” “us” and “our” in this offering circular to refer to TVPage, Inc. The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel, and the term “$” or “dollars” refers to the lawful currency of the United States.

SUMMARY

This summary highlights information contained elsewhere in this offering circular and does not contain all of the information that you should consider before making your investment decision. Before investing in our common stock, you should carefully read this entire offering circular, including our financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” If any of the risks materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment.

Overview

 TVPage offers software-as-a-service (“SaaS”), an influencer marketing platform for ecommerce, where brands run campaigns that leverage creators (influencers and store associates) to generate authentic product content, which can be shared with creator audiences to drive new organic engagement and sales. Substantially all of the Company’s customers are based in the United States.

Summary of Risks Associated with Our Business.

Our ability to implement and execute our business strategy is subject to numerous risks and uncertainties that you should be aware of prior to making any investment decisions. These risks include, but are not limited to, the following:

•
We have a history of operating losses, and we may not be able to generate sufficient revenue to achieve and sustain profitability. The audit opinion for our 2020 financial statements includes a “going concern” warning.

•	We face intense competition, especially from well-established companies offering solutions and related applications.

•
Strategic technology partners are essential to our growth strategy, as significant percentage of our customers choose to integrate our platform with third-party application and platform providers. Our business would be harmed if we fail to maintain or expand partner relationships.

•	We depend on search engines and social media networks for traffic and could be harmed if they change their policies to our detriment.

•	We may need to reduce our prices or change our pricing model to remain competitive.

•	Our sales cycle with mid-market and large enterprise customers can be long and unpredictable, and our sales efforts require considerable time and expense.

•	If we fail to maintain or grow our brand recognition, our ability to expand our customer base will be impaired and our financial condition may suffer.

•	Our business would be adversely affected if creators were classified as employees instead of independent contractors.

•	We may be subject to additional obligations to collect and remit use, value added and other taxes, including in connection with past sales.

Corporate Information

We were formed as a California corporation in March 2010 under the name Minexa, Inc., and we changed our name to TVPage, Inc. in December 2011. We plan to reorganize into a Delaware corporation pursuant to a Plan and Agreement of Merger in early February 2022. We refer to such reorganization in this offering circular as the Reorganization. Our principal executive offices are located at 6827 Nancy Ridge Drive, San Diego, CA 92121 and our telephone number is (858) 427-4909. Our website address is www.tvpage.com. Information contained in, or accessible through, our website does not constitute part of this offering circular or offering statement and inclusions of our website address in this offering circular or offering statement are for informational purposes only.

“TVPage” and our other common law trademarks, service marks or trade names appearing herein are the property of TVPage, Inc. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Conversion of Preferred Stock and Convertible Notes and Reverse Stock Split

    We expect to effect a conversion of all outstanding shares of our preferred stock and convertible notes and immediately thereafter, a reverse stock split of our shares of outstanding common stock at a ratio of 1-for-21, all upon the completion of this offering. No fractional shares will be issued in connection with the reverse stock split, and all such fractional interests will be rounded up to the nearest whole number. Issued and outstanding stock options will be split on the same basis and exercise prices will be adjusted accordingly. Unless noted otherwise, all information presented in this offering circular assumes that the conversion of all outstanding shares of our preferred stock and convertible notes into common stock and the 1-for-21 reverse stock split of our outstanding shares of common stock and stock options have occurred as of December 31, 2021.

THE OFFERING

Securities being offered
Up to 64,516 units, each consisting of 100 shares of common stock and 75 warrants with each warrant exercisable into one share of common stock. The shares of common stock and warrants comprising the units will be separately transferable from one another immediately following this offering.

Number of shares of common stock outstanding immediately before this offering (1)	13,027,356 shares.

Number of shares of common stock to be outstanding after this offering (1)(2)	16,948,956 shares.

Number of warrants to be outstanding after this offering	2,941,200 warrants.

Terms of warrants issued as part of the offering
•  Exercise price equal to 125% of the offering price of one share of common stock and three-quarters of a warrant. The warrants may not be exercised by means of a cashless exercise.

•  Exercisability — each warrant is exercisable for one share of common stock.

•  Exercise period — each warrant will be immediately exercisable upon issuance and will expire on the first (1st) anniversary date of the date of issuance.

Use of proceeds
We are offering up to 64,516 units on a best efforts basis. We estimate that, if we sell the maximum number of units offered in the offering at an assumed initial public offering price of $255 per unit, which is the midpoint of the estimated price range set forth on the cover page of this offering circular, we will receive net proceeds from the sale of the units in the offering of approximately $ 8.85 million, after deducting distribution commissions and estimated offering expenses payable by us, excluding proceeds received from the exercise of the warrants, as described in “Plan of Distribution” and the cover page in this offering circular.

We intend to use substantially all of the net proceeds from this offering to for working capital and other general corporate purposes. See “Use of Proceeds”.

Resale restrictions	Our directors, chief executive officer and certain stockholders are subject to resale restrictions under the TASE rules. See “Shares Eligible for Future Sale” for more information.

Proposed stock exchange symbol
We have applied to list our common stock on the Tel Aviv Stock Exchange under the symbol “TVPG” and our warrants under the symbol “TVPG 02/22.” No assurance can be given that our application will be approved. The units will not be listed.

Risk factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7, and the other information included in this offering circular for a discussion of factors you should consider carefully before deciding to invest in our common stock.

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(1) Based on number of shares of our common stock outstanding as of December 31, 2021, which gives effect to the conversion of all outstanding shares of our convertible preferred stock into shares of common stock and the conversion of our convertible notes into common stock, and excludes:

•	shares of common stock issuable upon exercise of stock options, at exercise prices ranging from $0.189 to $0.924 per share; and

•	shares of our common stock that are available for future issuance under our 2022 Stock Incentive Plan (or, the 2022 Plan) or shares that will become available under our 2022 Plan.

(2) Assuming the sale of a maximum number of units at the midpoint of the offering price range of the units. Excludes shares of our common stock issuable upon exercise of the warrants issued in this offering.

Unless otherwise indicated, this offering circular reflects and assumes the following:

•	assumes an initial public offering price of $255 per unit, the midpoint of the estimated price range set forth on the cover page of this offering;

•	reflects the conversion of all outstanding shares of our convertible preferred stock into shares of common stock upon the closing of this offering;

•	reflects the conversion of outstanding convertible notes upon the closing of this offering; and

•	gives effect to the 1-for-21 reverse stock split of our common stock to be effected upon the closing of this offering.

SUMMARY SELECTED FINANCIAL DATA

You should read the following summary selected financial data together with our financial statements and the related notes appearing at the end of this offering circular and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this offering circular. These figures do not give effect to the conversion of our outstanding preferred stock and convertible notes and the 1-for-21 reverse split to be effected prior upon to the completion of this offering. We have derived the statement of operations data for the years ended December 31, 2020 and December 31, 2019 from our audited financial statements and for the six months ended June 30, 2021 and June 30, 2020 from our unaudited condensed financial statements appearing at the end of this offering circular. Our historical results are not necessarily indicative of results that should be expected in any future period.

Statement of operations data

(in thousands, except share and per share amounts)
	Year Ended December 31,		Six Months Ended June 30,
	2020	2019	2021	2020

Revenue	$1,896	$1,597	$829	$947

Expenses:
Cost of revenue	254	426	141	171
Sales and marketing	412	262	115	209
Research and development	686	931	271	361
General and administrative	913	1,348	430	450
Total operating expenses	2,265	2,967	957	1191
Loss from operations	(369)	(1,370)	(128)	(244)
Other income	8	-		8
Gain on extinguishment of Paycheck Protection Program Loan	-	-	182	-
Interest expense, net	(288)	(124)	(55)	(179)
Net loss	$(649)	$(1,494)	$(1)	$(415)

Net loss attributable to common stockholders	$(649)	$(1,494)	$(1)	$(415)

Net loss per share outstanding attributable to common stockholders, basic and diluted (1)	$(0.01)	$(0.03)	$(0.00)	$(0.01)
Weighted-average common shares outstanding used to compute net loss per share, basic and diluted (1)	52,641,250	52,634,154	53,450,090	52,641,250

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(1) See Note 9 to our financial statements included elsewhere in this offering statement for a description of the method used to calculate the basic and diluted net loss per share.

Balance Sheet data

(in thousands)
	December 31,		June 30,
	2020	2019	2021

Cash	$487	$725	$314
Working capital (1)	(866)	(770)	(1034)
Total assets	789	1,192	674
Accounts payable and accrued liabilities	121	184	100
Total liabilities	2,003	1,968	1879
Convertible preferred stock	9,097	8,985	9097
Common stock	2	2	2
Accumulated deficit	$(10,850)	$(10,201)	(10,940)

(1)	Working capital is defined as total current assets less total current liabilities.

STATE LAW EXEMPTION AND INVESTMENT LIMITATIONS

As a Tier 1 offering pursuant to Regulation A under the Securities Act, this offering is not exempt from state law “Blue Sky” review and is subject to meeting certain state filing requirements and complying with certain anti-fraud provisions. Each state has separate filing requirements for Tier 1, Regulation A filings.  For example, Delaware requires the following:

Delaware accepts the uniform application through the North American Securities Administrators Association (NASAA) to register securities and allows for electronic signature of forms.

Registration requires filing or delivery of:

•	Form U-1.

•	Registration statement.

•	Copy of latest prospectus, offering circular, or letter of notification filed under the Securities Act.

•	Copy of issuer’s articles of incorporation and bylaws.

•	Copy of an underwriting agreement (if any).

•	Copy of indenture or other instrument governing issuance (if any).

•	Specimen, copy, or description (including details of all terms and conditions) of security to be offered and sold.

•	Copy of other information filed under the Securities Act that may be requested by the Commissioner.

•	Consent to service of process on Form U-2.

•	NASAA Form U-2A.

•	Fee. Make out to Delaware State Treasurer.

Because this is a Tier 1, Regulation A offering, there are no limitations on whether you can invest, or how much you can invest, if you are investing in an offering relying on Tier 1.

RISK FACTORS

The following section discusses material risks and uncertainties that could adversely affect our business and financial condition. Investing in our common stock involves substantial risks. You should carefully consider the following risk factors, as well as all of the other information contained in this offering circular, including “Management’s Discussion and Analysis of the Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this offering circular, before deciding to invest in our common stock. Additional risks and uncertainties that we are unaware of may also become important factors that adversely affect our business. The occurrence of any of the following risks, or additional risks that we are unaware of, could materially and adversely affect our business, strategies, prospects, financial condition, results of operations and cash flows. In such case, the market price of our common stock could decline, and you could lose all or part of your investment.

Risks related to our business and industry

We have a history of operating losses, and we may not be able to generate sufficient revenue to achieve and sustain profitability.

We have not yet achieved profitability and the audit opinion for our financial statements for the fiscal year ended December 31, 2020 includes an explanatory paragraph regarding the existence of substantial doubt about our ability to continue as a going concern. We incurred net losses of $649,000 and $1,000 for the year ended December 31, 2020 and the six months ended June 30, 2021, respectively, as compared to $1.5 million and $415,000 for the year ended December 31, 2019 and the six months ended June 30, 2020, respectively. As of June 30, 2021, we had an accumulated deficit of $10.9 million. We intend to continue to invest in sales and marketing efforts, research and development, and expansion into new geographies. In addition, we expect to incur significant additional legal, accounting, and other expenses related to our being a public company as compared to when we were a private company. If our revenue declines or fails to grow at a rate faster than our operating expenses, we will not be able to achieve and maintain profitability in future periods. As a result, we may continue to generate losses. We cannot assure you that we will achieve profitability in the future or that, if we do become profitable, we will be able to sustain profitability. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays, and other unknown factors that may result in losses in future periods. If these losses exceed our expectations or our revenue growth expectations are not met in future periods, our financial performance will be harmed.

Our revenue growth depends on a number of objectives that we may not achieve.

We believe our revenue growth depends on a number of factors, including:

•	our ability to attract new partners, creators and customers;

•	our ability to retain and increase sales to existing customers;

•	our ability to maintain and expand our relationships with our partners;

•
our ability to, and the ability of our partners, creators and customers to successfully implement our platform, increase use of our platform, and provide our partners, creators and customers with excellent customer support;

•	our ability to develop our existing platform and introduce new functionality to our platform;

•	our ability to expand into new market segments and internationally; and

•	our ability to obtain customer referrals from our partner ecosystem.

We may not accomplish any of these objectives and, as a result, it is difficult for us to forecast our future revenue or revenue growth. If our assumptions are incorrect or change in reaction to changes in our market, or if we are unable to maintain consistent revenue or revenue growth, our stock price could be volatile, and it may be difficult to achieve and maintain profitability.

Our future revenue and operating results will be harmed if we are unable to acquire new customers, retain existing customers, expand sales to our existing customers, develop new functionality for our platform that achieves market acceptance, or the increase in ecommerce during the COVID-19 pandemic fails to continue after the pandemic ends.

To continue to grow our business, it is important that we continue to acquire new customers to subscribe for and use our platform. Our success in adding new customers depends on numerous factors, including our ability to: (1) offer a compelling creator marketing platform for ecommerce, (2) execute our sales and marketing strategy, (3) attract, effectively train and retain new sales, marketing, professional services, and support personnel in the markets we pursue, (4) develop or expand relationships with partners, systems integrators, and resellers, (5) expand into new geographies and market segments, (6) efficiently onboard new customers on to our platform, and (7) provide additional paid services that complement the capabilities of our customers and their partners.

Our ability to increase revenue also depends in part on our ability to retain existing customers and to sell more functionality and adjacent services to our existing and new customers. Our customers have no obligation to renew their subscriptions for our solutions after the expiration of their initial subscription period. In order for us to maintain or improve our results of operations, it is important that our customers renew their subscriptions with us on the same or more favorable terms to us. Our ability to increase sales to existing customers depends on several factors, including their experience with implementing and using our platform, their ability to integrate our platform with other technologies, and our pricing model.

Our ability to generate revenue may be inconsistent across SMB, mid-market, and large enterprise customers. If we experience limited or inconsistent growth in any of these customer sets, particularly our mid-market and large enterprise customers, our business, financial condition, and operating results could be adversely affected.

If we are unable to provide enhancements, new features, or keep pace with current technological developments, our business could be adversely affected. If our new functionality and services initiatives do not continue to achieve acceptance in the market, our competitive position may be impaired, and our potential to generate new revenue or to retain existing revenue could be diminished. The adverse effect on our financial results may be particularly acute because of the significant research, development, marketing, sales, and other expenses we will have incurred in connection with the new functionality and services.

In response to the COVID-19 pandemic, governments have instituted lockdown, social distancing, and similar measures to slow infection rates. These restrictions have prompted shifts from physical commerce to ecommerce, which has increased usage of our services. Entrepreuner.com reported in April 2021 that the role of ecommerce has grown immensely since the onset of the COVID-19 pandemic and further notes that a full 60% of interactions between consumers and businesses now take place online. There are no assurances this trend will continue. After the COVID-19 pandemic abates, our customers’ stores may experience decreases or decreased growth rates in transactions, which would negatively affect our business, financial condition, and operating results. We may experience decreases or decreased growth rates in new subscriptions by customers, which would negatively affect our business, financial condition, and operating results.

We face intense competition, especially from well-established companies offering solutions and related applications. We may lack sufficient financial or other resources to maintain or improve our competitive position, which may harm our ability to add new customers, retain existing customers and grow our business.

The market for ecommerce solutions is evolving and highly competitive. We expect competition to increase in the future from established competitors and new market entrants. With the introduction of new technologies and the entry of new companies into the market, we expect competition to persist and intensify in the future. This could harm our ability to increase sales, maintain or increase renewals, and maintain our prices. We face intense competition from other software companies that may offer ecommerce-related platform software solutions and services. Our competitors include larger companies that have acquired ecommerce platform solution providers in recent years. We also compete with custom software internally developed within ecommerce businesses. In addition, we face competition from niche companies that offer point products that attempt to address certain of the problems that our platform solves.

Merger and acquisition activity in the technology industry could increase the likelihood that we compete with other large technology companies. Many of our existing competitors have, and our potential competitors could have, substantial competitive advantages such as greater name recognition, longer operating histories, larger sales and marketing budgets and resources, greater customer support resources, lower labor and development costs, larger and more mature intellectual property portfolios, and substantially greater financial, technical and other resources.

Some of our larger competitors also have substantially broader product lines and market focus and will therefore not be as susceptible to downturns in a particular market. Conditions in our market could change rapidly and significantly as a result of technological advancements, partnering by our competitors, or continuing market consolidation. New start-up companies that innovate, and large companies that are making significant investments in research and development, may invent similar or superior products and technologies that compete with our platform. In addition, some of our competitors may enter into new alliances with each other or may establish or strengthen cooperative relationships with agency partners, technology and application providers in complementary categories, or other parties. Furthermore, ecommerce on large marketplaces, such as Amazon, could increase as a percentage of all ecommerce activity, thereby reducing consumer traffic to individual merchant websites. Any such consolidation, acquisition, alliance or cooperative relationship could lead to pricing pressure, a loss of market share, or a smaller addressable share of the market. It could also result in a competitor with greater financial, technical, marketing, service, and other resources, all of which could harm our ability to compete.

Some of our larger competitors may use broader product offerings to compete, including by selling at zero or negative margins, by bundling their product, or by closing access to their technology platforms. Potential customers may prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features. Furthermore, potential customers may be more willing to incrementally add solutions to their existing infrastructure from competitors than to replace their existing infrastructure with our platform. These competitive pressures in our market, or our failure to compete effectively, may result in price reductions, fewer orders, reduced revenue and gross margins, increased net losses, and loss of market share. Any failure to meet and address these factors could harm our business, results of operations, and financial condition.

The COVID-19 pandemic could materially adversely affect our business, financial condition and results of operations.

The COVID-19 pandemic, the measures attempting to contain and mitigate the effects of the COVID-19 pandemic, including stay-at-home, business closure, and other restrictive orders, and the resulting changes in consumer behaviors, have disrupted our normal operations and impacted our employees, suppliers, partners, and customers. We expect these disruptions and impacts to continue. In response to the COVID-19 pandemic, we have taken a number of actions that have impacted and continue to impact our business, including transitioning employees across all our offices (including our corporate headquarters) to remote work-from-home arrangements and imposing travel and related restrictions. While we believe these actions were reasonable and necessary as a result of the COVID-19 pandemic, they were disruptive to our business and could adversely impact our results of operations. Given the continued spread of COVID-19 and the resultant personal, economic, and governmental reactions, we may have to take additional actions in the future that could harm our business, financial condition, and results of operations. While we have a distributed workforce and our employees are accustomed to working remotely or working with other remote employees, our workforce has not historically been fully remote. Prior to the COVID-19 pandemic, certain of our employees traveled frequently to establish and maintain relationships with one another and with our partners, customers, and investors. We continue to monitor the situation and may adjust our current policies as more information and guidance become available. Suspending travel and doing business in-person on a long-term basis could negatively impact our marketing efforts, our ability to enter into partner and customer contracts in a timely manner, our international expansion efforts, and our ability to recruit employees across the organization. These changes could negatively impact our sales and marketing in particular, which could have longer-term effects on our sales pipeline, or create operational or other challenges as our workforce remains predominantly remote. Any of these impacts could harm our business. In addition, our management team has spent, and will likely continue to spend, significant time, attention, and resources monitoring the COVID-19 pandemic and associated global economic uncertainty and seeking to manage its effects on our business and workforce.

The degree to which COVID-19 will affect our business and results of operations will depend on future developments that are highly uncertain and cannot currently be predicted. These developments include, but are not limited to, the duration, extent, and severity of the COVID-19 pandemic, actions taken to contain the COVID-19 pandemic, the impact of the COVID-19 pandemic and related restrictions on economic activity and domestic and international trade, and the extent of the impact of these and other factors on our employees, suppliers, partners, and customers. The COVID-19 pandemic and related restrictions could limit our customers’ ability to continue to operate, to obtain inventory, generate sales, or make timely payments to us. It could disrupt or delay the ability of employees to work because they become sick or are required to care for those who become sick, or for dependents for whom external care is not available. It could cause delays or disruptions in services provided by key suppliers and vendors, make us, our partners, and our service providers more vulnerable to security breaches, denial of service attacks or other hacking or phishing attacks, or cause other unpredictable effects.

The COVID-19 pandemic also has caused heightened uncertainty in the global economy. If economic conditions further deteriorate, consumers may not have the financial means to make purchases from our customers and may delay or reduce discretionary purchases, negatively impacting our customers and our results of operations. Uncertainty from the pandemic may cause prospective or existing customers to defer investment in ecommerce. Our SMB customers may be more susceptible to general economic conditions than larger businesses, which may have greater liquidity and access to capital. Uncertain and adverse economic conditions also may lead to increased refunds and chargebacks. Since the impact of COVID-19 is ongoing, the effect of the COVID-19 pandemic and the related impact on the global economy may not be fully reflected in our results of operations until future periods. Volatility in the capital markets has been heightened during recent months and such volatility may continue, which may cause declines in the price of our common stock.

To the extent there is a sustained general economic downturn and our software is perceived by existing or potential customers as costly, or too difficult to deploy or migrate to, our revenue may be disproportionately affected. Our revenue may also be disproportionately affected by delays or reductions in general information technology spending. Competitors, many of whom are larger and more established than we are, may respond to market conditions by lowering prices and attempting to lure away our customers. In addition, the increased pace of consolidation in certain industries may result in reduced overall spending on our subscription offerings and related services. We cannot predict the timing, strength, or duration of any economic slowdown, instability, or recovery, generally or within any particular industry. If the economic conditions of the general economy or markets in which we operate worsen from present levels, our business, results of operations, and financial condition could be materially and adversely affected.

Our success depends in part on our partner-centric strategy. Our business would be harmed if we fail to maintain or expand partner relationships.

Strategic technology partners are essential to our growth strategy. A significant percentage of our customers choose to integrate our platform with third-party application providers. The functionality and popularity of our platform depends, in part, on our ability to integrate our platform with third-party applications and platforms, including ecommerce, marketing and social media platforms. We are dependent on strategic technology partner solutions for major ecommerce categories. We will continue to depend on various third-party relationships to sustain and grow our business. Third-party application providers’ sites may change the features of their applications and platforms or alter their governing terms. They may restrict our ability to add, customize or integrate systems, functionality and shopper experiences. Such changes could limit or terminate our ability to use these third-party applications and platforms and provide our customers a highly extensible and customizable experience. This could negatively impact our offerings and harm our business. Ecommerce, marketing or social networking platforms that have allow limited integration may discontinue our access or allow other platforms to integrate or integrate more easily. Our business will be negatively impacted if we fail to retain these relationships for any reason, whether due to third parties’ failure to support or secure their technology or our integrations; errors, bugs, or defects in their technology; or changes in our platform. Any such failure could harm our relationship with our customers, our reputation and brand, our revenue, our business, and our results of operations.

Strategic technology partners and third parties may not be successful in building integrations, co-marketing our platform to provide a significant volume and quality of lead referrals, or continuing to work with us as their products evolve. Identifying, negotiating and documenting relationships with additional strategic technology partners requires significant resources. Integrating third-party technology can be complex, costly and time-consuming. Third parties may be unwilling to build integrations. We may be required to devote additional resources to develop integrations for business applications on our own. Providers of business applications with which we have integrations may decide to compete with us or enter into arrangements with our competitors, resulting in such providers withdrawing support for our integrations. Any failure of our platform to operate effectively with business applications could reduce the demand for our platform, resulting in customer dissatisfaction and harm to our business. If we are unable to respond to these changes or failures in a cost-effective manner, our platform may become less marketable, less competitive, or obsolete, and our results of operations may be negatively impacted.

We have strategic technology partnerships with third parties to whom we pay a revenue share on gross sales to our joint customers. Such strategic technology partnerships also collaborate to co-sell and co-market our respective solutions to existing and new customers. These partners generally have the ability to terminate the contract for convenience on short notice. If our relationships with our strategic technology partners are disrupted, we may receive less revenue and incur costs to form other revenue-generating strategic technology partnerships. If our strategic technology partners were to be acquired by a competitor or were to acquire a competitor, it could compromise these relationships. This could harm our relationship with our customers, our reputation and brand, and our business and results of operations.

We are unable to track revenue-sharing on a real-time basis for some strategic technology partners, which can lead to delays and inaccuracies in reporting in accounting and revenue. In the past we have had, and could have in the future, disagreements with certain of our strategic technology partners on the amount of revenue share we are owed. Our forecasts for revenue-sharing arrangements and collaborations may be inaccurate. If we fail to accurately forecast the amount of revenue generated from our strategic technology partner relationships, our business and results of operations may be negatively impacted.

We leverage the sales and referral resources of agency and referral partners through a variety of programs. If we are unable to effectively utilize, maintain and expand these relationships, our revenue growth would slow, we would need to devote additional resources to the development, sales, and marketing of our platform, and our financial results and future growth prospects would be harmed. Our referral partners may demand greater referral fees or commissions.

 We have a limited operating history, which makes it difficult to forecast our future results of operations.

We have a limited operating history and limited time implementing our growth plans or validating our assumptions. As a result, our ability to accurately forecast our future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. The market for our platform is relatively new and evolving, which makes our business and future prospects difficult to evaluate. It is difficult to predict customer demand for our platform, customer retention and expansion rates, the size and growth rate of the market, the entry of competitive products, or the success of existing competitive products. In future periods, our revenue growth could slow or our revenue could decline for a number of reasons, including slowing demand for our services, increasing competition, changing technology, decreasing growth of our market, or our failure, for any reason, to take advantage of growth opportunities. We will continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If our assumptions regarding these risks, uncertainties, or future revenue growth are incorrect, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer.

Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our platform. If we are not able to generate traffic to our website through digital marketing, our ability to attract new customers may be impaired.

We have minimal resources today in sales and marketing. We plan to use the proceeds from this offering to establish the necessary teams to generate sales and marketing activities. Our ability to increase our customer base and achieve broader market acceptance of our platform will depend on our ability to expand our sales and marketing operations. We plan to continue expanding our sales force and strategic partners, both domestically and internationally. We also plan to dedicate increased resources to sales and marketing programs, including search engine and other online advertising. The effectiveness of our online advertising may continue to vary due to competition for key search terms, changes in search engine use, and changes in search algorithms used by major search engines and other digital marketing platforms. Our business and operating results will be harmed if our sales and marketing efforts do not generate a corresponding increase in revenue. We may not achieve anticipated revenue growth from expanding our sales force if we are unable to hire, develop, and retain talented sales personnel, if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if our sales and marketing programs are not effective.

If the cost of marketing our platform over search engines or other digital marketing platforms increases, our business and operating results could be adversely affected. Competitors also may bid on the search terms that we use to drive traffic to our website. Such actions could increase our marketing costs and result in decreased traffic to our website.

Furthermore, search engines and digital marketing platforms may change their advertising policies from time to time. If these policies delay or prevent us from advertising through these channels, it could result in reduced traffic to our website and subscriptions to our platform. New search engines and other digital marketing platforms may develop, particularly in specific jurisdictions, that reduce traffic on existing search engines and digital marketing platforms. If we are not able to achieve prominence through advertising or otherwise, we may not achieve significant traffic to our website through these new platforms and our business and operating results could be adversely affected.

To the extent our security measures are actually or believed to have been compromised, our platform may be perceived as not being secure. This may result in customers curtailing or ceasing their use of our platform, our reputation being harmed, our incurring significant liabilities, and adverse effects on our results of operations and growth prospects.

Our operations involve the storage and transmission of partner, customer and shopper data or information. Cyberattacks and other malicious internet-based activity continue to increase, and cloud-based platform providers of services are expected to continue to be targeted. Threats include traditional computer “hackers,” malicious code (such as viruses, worms, and ransomware), employee theft or misuse, action or inaction by our employees or contractors, and denial-of-service attacks. Sophisticated nation-states and nation-state supported actors now engage in such attacks, including advanced persistent threat intrusions. Because our platform is deeply integrated into the websites of our customers, a cyberattack on us can affect our customers as well. Despite significant efforts to create security barriers to such threats, it is virtually impossible for us to entirely mitigate these risks. If our security measures are actually or perceived to be compromised as a result of third-party action, employee or customer error, malfeasance, stolen or fraudulently obtained log-in credentials, or otherwise, our reputation could be damaged, our business may be harmed, and we could incur significant liability. We may be unable to anticipate or prevent techniques used to obtain unauthorized access or to compromise our systems because they change frequently and are generally not detected until after an incident has occurred. As we rely on third-party and public-cloud infrastructure, we will depend in part on third-party security measures to protect against unauthorized access, cyberattacks, and the mishandling of customer data. A cybersecurity event could have significant costs, including regulatory enforcement actions, litigation, litigation indemnity obligations, remediation costs, network downtime, increases in insurance premiums, and reputational damage. Many companies that provide cloud-based services have reported a significant increase in cyberattack activity since the beginning of the COVID-19 pandemic.

We depend on third-party data hosting and transmission services. Increases in cost, interruptions in service, latency or poor service from our third-party data center providers could impair the delivery of our platform. This could result in customer or shopper dissatisfaction, damage to our reputation, loss of customers, limited growth and reduction in revenue.

We currently serve our platform functions from third-party data center hosting facilities operated by Amazon Web Services, located in Oregon. We have no dedicated redundancy for disaster recovery. Our operations depend, in part, on our third-party providers’ protection of these facilities from natural disasters, power or telecommunications failures, criminal acts, or similar events (such as the COVID-19 pandemic). If any third-party facility’s arrangement is terminated, or its service lapses, we could experience interruptions in our platform, latency, as well as delays and additional expenses in arranging new facilities and services.

A significant portion of our operating cost is from our third-party data hosting and transmission services. If the costs for such services increase due to vendor consolidation, regulation, contract renegotiation or otherwise, we may not be able to increase the fees for our platform or professional services to cover the changes. As a result, our operating results may be significantly worse than forecasted. The servers we use may be unable to achieve or maintain data transmission capacity sufficient for timely service of increased traffic or order processing. Our failure to achieve or maintain sufficient and performant data transmission capacity could significantly reduce demand for our platform.

Our customers often draw many shoppers over short periods of time, including from new product releases, holiday shopping seasons and flash sales. These events significantly increase the traffic on the servers we use and the volume of transactions processed on our platform. Spikes in usage volume, or a natural disaster, an act of terrorism, vandalism or sabotage, closure of a facility without adequate notice, or other unanticipated problems (such as the COVID-19 pandemic) could result in lengthy interruptions or performance degradation of our platform. Any damage to, or failure of, the systems of any third-party provider could result in interruptions to our platform. If we incur damages or experience interruptions, our insurance policies may not adequately compensate us for any losses that we may incur. These factors in turn could further reduce our revenue, subject us to liability, cause us to issue credits, or cause customers to terminate their subscriptions, any of which could materially adversely affect our business.

We depend on search engines and social media networks for traffic and could be harmed if they change their policies to our detriment.

Accessibility and awareness of our customers’ websites and the content made available by our platform is heavily dependent on search engines and social media networks. These third parties have the ability to influence who reaches our customers’ websites and the content made available by our platform through algorithmic search rankings and other policy decisions, which are subject to frequent change. Some of these third parties or their affiliates compete with us and may have an incentive to favor their competing services over our services. In the past, traffic to our customers’ websites has been negatively impacted as a result of certain policy changes by both search engines and social media networks.

Our operations are subject to seasonal fluctuations. If we fail to accommodate increased volumes during peak seasons and events, our results of operations may be adversely affected.

Our business is seasonal in nature and usage volumes significantly increase during certain periods of the year. Our revenue is correlated with the level of video views that our customers generate through our platform, and our customers typically generate additional views in the fourth quarter, which includes Black Friday, Cyber Monday and the holiday season and other peak events included in the e-commerce calendar. If we fail to accommodate increased volumes during peak seasons and events, our results of operations may be adversely affected.

Surges in use of our platform during peak periods may strain our technological infrastructure and support activities as well as our third-party service providers. Inability of any of these components to process increased use, especially during the fourth quarter, may prevent us from efficiently processing customer demand, which may reduce the attractiveness of our platform and in turn, our revenues.

If there are interruptions or performance problems associated with our technology or infrastructure, our existing customers may experience service outages, and our new customers may experience delays in using our platform.

Our continued growth depends, in part, on the ability of our existing and potential customers to access our platform 24 hours a day, seven days a week, without interruption or performance degradation. We have experienced and may, in the future, experience disruptions, data loss, outages, and other performance problems with our infrastructure. These can be due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, capacity constraints, denial-of-service attacks, or other security-related incidents, any of which may be recurring. As we continue to add customers, expand geographically, and enhance our platform’s functionality, the additional scale may increase complexity and our average uptime for future periods may decrease. We may not be able to identify the cause or causes of these performance problems promptly. If our platform is unavailable or if our customers are unable to access our platform within a reasonable amount of time, our business would be harmed. Any outage on our platform would impair the ability of our customers to engage in ecommerce, which would negatively impact our brand, reputation and customer satisfaction. We provide service credits to our customers for downtime they experience using our platform. Any downtime or malfunction could require us to issue a significant amount of service credits to customers. At times, we issue service credits to customers that we are not able to identify as having been affected by an incident. Issuing a significant amount of service credits would negatively impact our financial position. We depend on services from various third parties to maintain our infrastructure and any disruptions to these services, including from causes outside our control, would significantly impact our platform. In the future, these services may not be available to us on commercially reasonable terms, or at all. Loss of any of these services could decrease our platform’s functionality until we develop equivalent technology or, if equivalent technology is available from another party, we identify, obtain, and integrate it into our infrastructure. If we do not accurately predict our infrastructure capacity requirements, our customers could experience service shortfalls. We may also be unable to address capacity constraints, upgrade our systems, and develop our technology and network architecture to accommodate actual and anticipated technology changes.

Any of the above circumstances or events may harm our reputation, cause customers to terminate their agreements with us, impair our ability to grow our customer base, subject us to financial liabilities under our service level agreements (SLAs), and otherwise harm our business, results of operations, and financial condition.

Certain of the data that we track is subject to inherent challenges in measurement, and any inaccuracies in such data may negatively affect our business.

We track certain data using internal data analytics tools and we rely on data received from third parties, including third-party platforms, which have certain limitations. Data from these sources may include information relating to fraudulent accounts and interactions with our sites or the social media accounts of our business or of our creators (including as a result of the use of bots, or other automated or manual mechanisms to generate false impressions that are delivered through our sites or their accounts). We have witnessed incidents of fraudulent activity by creators in the past. We have only a limited ability to verify data from our sites or third parties, and perpetrators of fraudulent impressions may change their tactics and may become more sophisticated, which would make it still more difficult to detect such activity.

Our methodologies for tracking data may also change over time. If we undercount or overcount performance due to the internal data analytics tools we use or experience issues with the data received from third parties, or if our internal data analytics tools contain algorithmic or other technical errors, the data we track may not be accurate. In addition, limitations, changes or errors with respect to how we measure data may affect our understanding of certain details of our business, which could affect our longer-term strategies. If we are not able to obtain and track accurate data, our business, financial condition, results of operations and prospects could be adversely affected.

We may need to reduce our prices or change our pricing model to remain competitive.

We price our subscriptions based on a combination of video views and creator licenses. We expect that we may need to change our pricing from time to time. As new or existing competitors introduce products that compete with ours or reduce their prices, we may be unable to attract new customers or retain existing customers. We also must determine the appropriate price and model to enable us to compete effectively. Certain segments or customers may demand substantial price discounts or alternative models as part of the negotiation of sales contracts. As a result, we may be required or choose to adjust our prices or model, which could adversely affect our business, operating results, and financial condition.

Use of social media and creators may adversely affect our reputation or subject us to fines or other penalties.

We and the creators relying on our platform use third-party social media platforms as, among other things, marketing tools. For example, we and these creators, maintain, among others, Instagram, Facebook, Pinterest and Twitter accounts. As existing ecommerce and social media platforms continue to rapidly evolve and new platforms develop, we and our creators must continue to maintain a presence on these platforms and establish presences on new or emerging social media platforms. If we or our creators are unable to cost-effectively use social media platforms as marketing tools or if social media platforms change their policies or algorithms, we and our creators may not be able to fully optimize such platforms, and our ability to maintain and acquire customers and our financial condition may suffer. Furthermore, as laws and regulations and public opinion rapidly evolve to govern the use of these platforms and devices, the failure by us, our employees, our network of creators, our sponsors or third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms and devices or otherwise could subject us to regulatory investigations, class action lawsuits, liability, fines or other penalties and have an adverse effect on our business, financial condition, results of operations and prospects.

In addition, we use the success stories of creators, including in some cases social media celebrities, in our advertising and marketing programs to communicate on a personal level with customers. If these creators stop using our services and products, it could have an adverse impact on the advertising and marketing programs in which they are featured and on our brand. The use of creators for product promotion and marketing may also cause a burden on us to monitor compliance of the content they post, and increase the risk that such content could contain problematic product or marketing claims in violation of applicable laws and regulations. For example, in some cases, the Federal Trade Commission, or the FTC, has sought enforcement action where an endorsement has failed to clearly and conspicuously disclose a financial relationship or material connection between a creator and an advertiser. We do not control the content that our creators post, and if we were held responsible for any false, misleading or otherwise unlawful content of their posts or their actions, we could be fined or subjected to other monetary liabilities or forced to alter our practices, which could have an adverse impact on our business.

Negative commentary regarding us, our products or creators and other third parties who are affiliated with us may also be posted on social media platforms and may be adverse to our reputation or business. Creators with whom we maintain relationships could engage in behavior or use their platforms to communicate directly with our customers in a manner that reflects poorly on our brand and may be attributed to us or otherwise adversely affect us. It is not possible to prevent such behavior, and the precautions we take to detect this activity may not be effective in all cases. Our target customers often value readily available information and often act on such information without further investigation and without regard to its accuracy. The harm may be immediate, without affording us an opportunity for redress or correction.

Our sales cycle with mid-market and large enterprise customers can be long and unpredictable, and our sales efforts require considerable time and expense.

The timing of our sales with our mid-market and large enterprise customers and related revenue recognition is difficult to predict because of the length and unpredictability of the sales cycle for these customers. Mid-market and large enterprise customers, particularly those in highly regulated industries and those requiring customized applications, may have a lengthy sales cycle for the evaluation and implementation of our platform. If these customers maintain work-from-home arrangements for a significant period of time, it may cause a lengthening of these sales cycles. This may cause a delay between increasing operating expenses for such sales efforts and, upon successful sales, the generation of corresponding revenue. We are often required to spend significant time and resources to better educate our potential mid-market and large enterprise customers and familiarize them with the platform. The length of our sales cycle for these customers, from initial evaluation to contract execution, is generally three to six months but can vary substantially. On occasion, some customers will negotiate their contracts to include a trial period, delayed payment or a number of months on a promotional basis.

As the purchase and launch of our platform can be dependent upon customer initiatives, infrequently, our sales cycle can extend to up to twelve months, and in some cases longer. As a result, much of our revenue is generated from the recognition of contract liabilities from contracts entered into during previous periods. Customers often view a subscription to our platform and services as a strategic decision with significant investment. As a result, customers frequently require considerable time to evaluate, test, and qualify our platform prior to entering into or expanding a subscription. During the sales cycle, we expend significant time and money on sales and marketing and contract negotiation activities, which may not result in a sale. Additional factors that may influence the length and variability of our sales cycle include:

•	the effectiveness of our sales force as we hire and train our new salespeople to sell to mid-market and large enterprise customers;

•	the discretionary nature of purchasing and budget cycles and decisions;

•	the obstacles placed by customers’ procurement process;

•	economic conditions and other factors impacting customer budgets;

•	customers’ integration complexity;

•	customers’ familiarity with SaaS ecommerce solutions;

•	customers’ evaluation of new and existing competing products during the purchasing process; and

•	evolving customer demands.

Given these factors, it is difficult to predict whether and when a sale will be completed, and when revenue from a sale will be recognized. Consequently, a shortfall in demand for our solutions and services or a decline in new or renewed contracts in a given period may not significantly reduce our revenue for that period but could negatively affect our revenue in future periods.

If we fail to maintain or grow our brand recognition, our ability to expand our customer base will be impaired and our financial condition may suffer.

We believe maintaining and growing the TVPage brand is important to supporting continued acceptance of our existing and future solutions, attracting new customers to our platform, and retaining existing customers. We also believe that the importance of brand recognition will increase as competition in our market increases. Successfully maintaining our brand will depend largely on the effectiveness of our marketing efforts, our ability to provide a reliable and useful platform to meet the needs of our customers at competitive prices, our ability to maintain our customers’ trust, our ability to continue to develop new functionality and solutions, and our ability to successfully differentiate our platform. Additionally, our partners’ and creators’ performance may affect our brand and reputation if customers do not have a positive experience. Brand promotion activities may not generate customer awareness or yield increased revenue. Even if they do, any increased revenue may not offset the expenses we incurred in building our brand. If we fail to successfully promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to realize a sufficient return on our brand-building efforts, and our business could suffer.

If we fail to offer high quality support, our business and reputation could suffer.

Our customers rely on our personnel for support related to our solutions. High-quality support is important for the renewal and expansion of our agreements with existing customers. The importance of high-quality support will increase as we expand our business and pursue new customers, particularly mid-market and large enterprise customers. If we do not help our customers quickly resolve issues and provide effective ongoing support, our ability to sell new software to existing and new customers could suffer and our reputation with existing or potential customers could be harmed.

We store personal information of our partners, creators, customers and their shoppers. If the security of this information is compromised or is otherwise accessed without authorization, our reputation may be harmed and we may be exposed to liability and loss of business.

We transmit or store personal information and other confidential information of our partners, creators, customers, and their shoppers. Third-party applications available on our platform and mobile applications may also store personal information and other confidential information. We do not monitor the content that our creators, customers and their shoppers upload or the information provided to us through the applications integrated with our platform; therefore, we do not control the substance of the content on our servers, which may include personal information.

We use third-party service providers to help us deliver services to creators, customers and their shoppers. These service providers may store personal information and other confidential information. Such information may be the target of unauthorized access or subject to security breaches as a result of third-party action, employee error, malfeasance or otherwise. Many companies that provide these services have reported a significant increase in cyberattack activity since the beginning of the COVID-19 pandemic. Any of these could (a) result in the loss of information, litigation, indemnity obligations, damage to our reputation and other liability, or (b) have a material adverse effect on our business, financial condition, and results of operations.

Because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Even if such a data breach did not arise out of our action or inaction, or if it were to affect one or more of our competitors or our customers’ competitors, rather than us, the resulting concern could negatively affect our customers and our business. Concerns regarding data privacy and security may cause some of our creators and customers to stop using our platform and fail to renew their subscriptions. In addition, failures to meet our partners’, creators’, customers’ or their shoppers’ expectations with respect to security and confidentiality of their data and information could damage our reputation and affect our ability to retain and attract new partners, creators and track customers, and grow our business.

Our failure to comply with legal, contractual, or standards-based requirements around the security of personal information could lead to significant fines and penalties, as well as claims by our partners, creators, customers, their shoppers, or other stakeholders. These proceedings or violations could force us to spend money in defense or settlement of these proceedings, result in the imposition of monetary liability or injunctive relief, divert management’s time and attention, increase our costs of doing business, and materially adversely affect our reputation and the demand for our platform.

If our security measures fail to protect personal information and confidential information adequately, we could be liable to our partners, creators, customers and their shoppers. We could be subject to fines and higher transaction fees, we could face regulatory or other legal action, and our partners, creators and customers could end their relationships with us. The limitations of liability in our contracts may not be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any particular claim.

Our insurance coverage, including coverage for errors and omissions and cyber liability, may not continue to be available on acceptable terms or may not be available in sufficient amounts to cover one or more large claims. Our insurers could deny coverage as to any future claim. The successful assertion of one or more large claims against us, or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our business, financial condition, and results of operations.

We are also subject to federal, state, and foreign laws regarding cybersecurity and the protection of data. Many jurisdictions have enacted laws requiring companies to notify individuals of security breaches involving certain types of personal information. Our agreements with certain partners and customers require us to notify them of certain security incidents. Some jurisdictions and customers require us to safeguard personal information or confidential information using specific measures. If we fail to observe these requirements, our business, operating results, and financial condition could be adversely affected.

Our business would be adversely affected if creators were classified as employees instead of independent contractors.

The independent contractor status of workers in the so-called “gig economy” is currently being challenged in courts, by legislators and by government agencies in the United States and abroad. For example, Uber Technologies, Inc. has been sued in multiple class action lawsuits, demands for arbitration, charges and claims before administrative agencies, and investigations or audits by labor, social security and tax authorities that claim that Uber’s drivers should be treated as Uber’s employees (or as workers or quasi-employees where those statuses exist), rather than as independent contractors.

We believe that our creators are independent contractors because, among other things, they can choose whether, when and where to provide content for our platform, are free to provide content on our competitors’ platforms and use their own equipment to create their content. Nevertheless, we may not be successful in defending such claims, should they arise. Furthermore, the costs associated with defending, settling, or resolving claims relating to the independent contractor status of creators could be material to our business. For example, Uber reported that it has paid over $150 million to resolve the classification claims of drivers in the United States.

Changes to foreign, state, and local laws governing the definition or classification of independent contractors, or judicial decisions regarding independent contractor classification, could require classification of creators as employees (or workers or quasi-employees where those statuses exist) and/or representation of creators by labor unions or similar organizations. As a result, we would incur significant additional expenses for compensating creators, potentially including expenses associated with the application of wage and hour laws (including minimum wage, overtime, and meal and rest period requirements), employee benefits, social security contributions, taxes and penalties. Any such reclassification would require us to fundamentally change our business model and consequently have an adverse effect on our business and financial condition.

Evolving global laws, regulations and standards, privacy regulations, cross-border data transfer restrictions, data localization requirements and competition regulations may limit the use and adoption of our services, expose us to liability or otherwise adversely affect our business.

Federal, state, or foreign governmental bodies or agencies have in the past adopted, and may in the future adopt, laws and regulations affecting the use of the internet as a commercial medium. These laws and regulations could impact taxation, internet neutrality, tariffs, content, copyrights, distribution, electronic contracts and other communications, consumer protection, and the characteristics and quality of services. Legislators and regulators may make legal and regulatory changes, or apply existing laws, in ways that require us to incur substantial costs, expose us to unanticipated civil or criminal liability, or cause us to change our business practices. These laws and regulations and resulting increased costs could materially harm our business, results of operations, and financial condition.

Laws and regulations governing data privacy are constantly evolving. Many of these laws and regulations, including the California Consumer Privacy Act (the “CCPA”), the VPPA (Video Privacy Protection Act of 1988) and the European Union’s ePD (Privacy and Electronic Communications Directive 2002) and GDPR (General Data Protection Regulation, EU 2016/679), contain detailed requirements regarding collecting and processing personal information, restrict the use and storage of such information, and govern the effectiveness of consumer consent. They could restrict our ability to store and process personal data (in particular, our ability to use certain data for purposes such as risk or fraud avoidance, marketing or advertising), to control our costs by using certain vendors or service providers, and to offer certain services in certain jurisdictions. Further, the CCPA requires covered companies to provide new disclosures to California consumers, provide such consumers new ways to opt-out of certain sales of personal information, and allow for a new cause of action for data breaches. Such laws could restrict our customers’ ability to run their businesses; for example, by limiting their ability to effectively market to interested shoppers. This could reduce our revenue and the general demand for our services.

Such laws and regulations are often inconsistent and may be subject to amendment or re-interpretation, which may cause us to incur significant costs and expend significant effort to ensure compliance. For example, the European Court of Justice recently invalidated the U.S.-EU Privacy Shield as a basis for transfers of personal data from the EU to the U.S. and introduced requirements to carry out risk assessments in relation to use of other data transfer mechanisms. This may increase regulatory and compliance burdens and may lead to uncertainty about or interruptions of personal data transfers from Europe to the United States (and beyond). Use of other data transfer mechanisms now involves additional compliance steps and in the event any court blocks personal data transfers to or from a particular jurisdiction on the basis that certain or all such transfer mechanisms are not legally adequate, this could give rise to operational interruption in the performance of services for customers and internal processing of employee information, greater costs to implement alternative data transfer mechanisms that are still permitted, regulatory liabilities, or reputational harm. Our response to these requirements globally may not meet the expectations of individual customers, their shoppers, or other stakeholders, which could reduce the demand for our services. Some customers or other service providers may respond to these evolving laws and regulations by asking us to make certain privacy or data-related contractual commitments that we are unable or unwilling to make. This could lead to the loss of current or prospective customers or other business relationships.

Certain laws and regulations, like the GDPR, also include restrictions on the transfer of personal information across national borders. Because our services are accessible worldwide, certain foreign jurisdictions may claim that we are required to comply with such laws even in jurisdictions where we have no local entity, employees or infrastructure. Some of these laws include strict localization provisions that require certain data to be stored within a particular region or jurisdiction. We rely on a globally distributed infrastructure in order to be able to provide our services efficiently, and consequently may not be able to meet the expectations of customers who are located in or otherwise subject to such localization requirements, which may reduce the demand for our services.

We also cannot guarantee that we will be shielded from third-party copyright infringement lawsuits and related liability for hosting user and subscriber content by laws such as the online safe harbor provisions of the Digital Millennium Copyright Act of 1998 (“DMCA”), which are intended to limit the liability of online providers with respect to user and subscriber-uploaded content. In addition, even if we ultimately succeed in demonstrating that the DMCA limits our liability, litigating these issues is costly and time-consuming. Some countries outside of the United States have laws that, like the DMCA, limit the copyright infringement liability of service providers. However, these laws may impose different requirements upon us and may not protect it to the same degree as the DMCA. We cannot guarantee that we will be compliant with foreign requirements.

Additionally, the FTC has published guidelines with respect to the use of influencers, requiring clear and conspicuous disclosure of the existence of any financial, employment, personal, or familial relationship with a brand. While our platform is designed to assist our creators in complying with this requirement, changes in laws and regulations may demand additional actions be taken in order to maintain compliance.

Our failure to comply with these and additional laws or regulations could expose us to significant fines and penalties imposed by regulators, as well as legal claims by our customers, or their shoppers, or other relevant third parties. Similarly, many of these laws require us to maintain an online privacy policy and terms of service that disclose our practices regarding the collection, processing, and disclosure of personal information. If these disclosures contain any information that a court or regulator finds to be inaccurate or inadequate, we could also be exposed to legal or regulatory liability. Any such proceedings or violations could force us to spend money in defense or settlement, result in the imposition of monetary liability or demanding injunctive relief, divert management’s time and attention, increase our costs of doing business, and materially adversely affect our reputation.

Mobile devices are increasingly being used to conduct commerce, and if our platform does not operate as effectively when accessed through these devices, our partners, creators, customers and their shoppers may not be satisfied with our services, which could harm our business.

Ecommerce transacted over mobile devices continues to grow more rapidly than desktop transactions. We are dependent on the interoperability of our platform with third-party mobile devices and mobile operating systems as well as web browsers that are out of our control. Changes in such devices, systems, or web browsers that degrade the functionality of our platform or give preferential treatment to competitive services could adversely affect usage of our platform. Mobile ecommerce is a key element in our strategy and effective mobile functionality is integral to our long-term development and growth strategy. If our partners, creators, customers and their shoppers have difficulty accessing and using our platform on mobile devices, our business and operating results could be adversely affected.

Activities of partners, creators, customers and their shoppers could damage our brand, subject us to liability and harm our business and financial results.

Partners, creators, customers and their shoppers may engage in prohibited or illegal activities or upload content in violation of applicable laws, which could subject us to liability. Our partners, creators, customers and their shoppers may engage in prohibited or illegal activities, which could subject us to liability. Furthermore, our brand may be negatively impacted by the actions of partners, creators, customers and their shoppers that are deemed to be hostile, offensive, inappropriate, or illegal. We do not monitor or review the appropriateness of the content of the activities of our partners, creators, customers and their shoppers. Our safeguards may not be sufficient for us to avoid liability or avoid harm to our brand. Hostile, offensive, inappropriate, or illegal use could adversely affect our business and financial results.

In many jurisdictions, laws relating to the liability of providers of online services for activities of third parties are being tested by actions based on defamation, invasion of privacy, unfair competition, copyright and trademark infringement, and other theories. Any court ruling or other governmental regulation or action that imposes liability on our partners, creators, customers and their shoppers could harm our business. We could also be subject to liability under applicable law, which may not be fully mitigated by our terms of service. Any liability attributed to us could adversely affect our brand, reputation, ability to expand our subscriber base, and financial results.

We could incur large expenses in protecting or defending our proprietary rights. Failure to adequately protect our rights could impair our competitive position. We could lose valuable assets, experience reduced revenue and incur costly litigation.

Our success is dependent, in part, upon protecting our proprietary technology. We rely on a combination of trade secret laws, contractual provisions, trademarks, service marks, copyrights, and patents in an effort to establish and protect our proprietary rights. However, the steps we take to protect our intellectual property may be inadequate. We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection. The approach we select may ultimately prove to be inadequate.

Our patents or patents issued in the future may not provide us with competitive advantages, or may be successfully challenged by third parties. Any of our patents, trademarks, or other intellectual property rights may be challenged or circumvented by others or invalidated through administrative process or litigation. Others may independently develop similar products, duplicate any of our solutions or design around our patents, or adopt similar or identical brands for competing platforms. Legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our platform and use information that we regard as proprietary to create products and services that compete with ours. Some license provisions restricting unauthorized use, copying, transfer, and disclosure of our intellectual property may be unenforceable under the laws of jurisdictions outside the United States.

To the extent we expand our international activities, our exposure to unauthorized copying and use of our platform and proprietary information may increase. Moreover, effective trademark, copyright, patent, and trade secret protection may not be available or commercially feasible in every country in which we conduct business. Further, intellectual property law, including statutory and case law, particularly in the United States, is constantly developing. Changes in the law could make it harder for us to enforce our rights.

We enter into confidentiality and invention assignment agreements with our employees and consultants. We enter into confidentiality agreements with strategic partners. These agreements may not be effective in controlling access to and distribution of our proprietary information. These agreements do not prevent our competitors or partners from independently developing technologies that are equivalent or superior to our platform.

We may be required to spend significant resources to monitor, protect, and enforce our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights and protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management. Such litigation could result in the impairment or loss of portions of our intellectual property. Enforcement of our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property. An adverse determination of any litigation proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly. An adverse determination could risk the issuance or cancellation of pending patent and trademark filings. Because of the substantial discovery required in connection with intellectual property litigation, our confidential or sensitive information could be compromised by disclosure in litigation. Litigation could result in public disclosure of results of hearings, motions, or other interim developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our platform, impair the functionality of our platform, delay introductions of new functionality to our platform, result in the substitution of inferior or more costly technologies into our platform, or injure our reputation. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Policing unauthorized use of our technologies, trade secrets, and intellectual property may be difficult, expensive, and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. If we fail to meaningfully protect our intellectual property and proprietary rights, our business, operating results, and financial condition could be adversely affected.

We may be subject to costly legal proceedings and litigation, including intellectual property disputes, which may subject us to significant liability and increased costs of doing business. Our business may suffer if it is alleged or determined that our technology infringes the intellectual property rights of others.

The software industry is characterized by the existence of a large number of patents, copyrights, trademarks, trade secrets, and other intellectual and proprietary rights. Companies in the software industry are often required to defend against litigation claims based on allegations of infringement or other violations of intellectual property rights. Our technologies may not be able to withstand any third-party claims or rights against their use. These lawsuits are time-consuming and expensive to resolve and they divert management’s time and attention. Our future success depends in part on not infringing the intellectual property rights of others.

Many software companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Any litigation may also involve patent holding companies or other adverse patent owners that have no relevant product revenue and against which our patents may therefore provide little or no deterrence. We have and may in the future need to enter into settlement agreements that require us to pay settlement fees and that encumber a portion of our intellectual property. Any claims or litigation could cause us to incur significant expenses and, whether or not successfully asserted against us, could require that we pay substantial damages, ongoing royalty or license payments, require us to re-engineer all or a portion of our platform, or require that we comply with other unfavorable terms. If a third party is able to obtain an injunction preventing us from accessing third-party intellectual property rights, or if we cannot license or develop technology for any infringing aspect of our business, we would be forced to limit or stop sales of our software or cease business activities covered by such intellectual property. It could prevent us from competing effectively.

We are contractually obligated to indemnify certain of our customers for infringement of a third party’s intellectual property rights. From time to time, we have received indemnification requests with respect to alleged infringement of third-party intellectual property rights. Responding to such claims regardless of their merit, can be time-consuming, costly to defend in litigation, and damage our reputation and brand. We also may be required to redesign our platform, delay releases, enter into costly settlement or license agreements, pay costly damage awards, or face a temporary or permanent injunction prohibiting us from marketing or selling our platform. Requiring us to change one or more aspects of the way we deliver our platform may harm our business.

Although we carry general liability insurance and other insurance, our insurance may not cover potential claims of this type. Our insurance may not be adequate to cover us for all liability that may be imposed. We may not be able to maintain our insurance coverage. We cannot predict the outcome of lawsuits, and cannot assure you that the results of any of these actions will not have an adverse effect on our business, operating results or financial condition.

We rely on third-party proprietary and open source software for our platform. Our inability to obtain third-party licenses for such software, or obtain them on favorable terms, or any errors or failures caused by such software could adversely affect our business, results of operations and financial condition.

Some of our offerings include software or other intellectual property licensed from third parties. It may be necessary in the future to renew licenses relating to various aspects of these applications or to seek new licenses for existing or new applications. Necessary licenses may not be available on acceptable terms or under open source licenses permitting redistribution in commercial offerings, if at all. Our inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms could result in delays in product releases until equivalent technology can be identified, licensed or developed, if at all, and integrated into our platform. It may have a material adverse effect on our business, results of operations and financial condition. Third parties may allege that additional licenses are required for our use of their software or intellectual property. We may be unable to obtain such licenses on commercially reasonable terms or at all. The inclusion in our offerings of software or other intellectual property licensed from third parties on a non-exclusive basis could limit our ability to differentiate our offerings from those of our competitors. To the extent that our platform depends upon the successful operation of third-party software, any undetected errors or defects in such third-party software could impair the functionality of our platform, delay new feature introductions, result in a failure of our platform, and injure our reputation.

Our use of open source software could subject us to litigation or cause us to subject our platform to unwanted open source license conditions that could negatively impact our sales.

A portion of our platform incorporates open source software, and we may incorporate open source software into other offerings or solutions in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses. Little legal precedent governs the interpretation of these licenses; therefore, the potential impact of these terms on our business is unknown and may result in unanticipated obligations regarding our technologies. If a distributor of open source software were to allege that we had not complied with its license, we could be required to incur significant legal expenses. If we combine our proprietary software with open source software or utilize open source software in a certain manner, under some open source licenses, we could be in breach of the license if we did not release the source code of our proprietary software. Releasing our source code could substantially help our competitors develop products that are similar to or better than ours.

If our platform fails to perform properly and if we fail to develop enhancements to resolve performance issues, we could lose partners, creators and customers, become subject to performance or warranty claims, or incur significant costs.

Our operations are dependent upon our ability to prevent system interruption. The applications underlying our platform are inherently complex and may contain material defects or errors, which may cause disruptions in availability or other performance problems. Defects, errors, disruptions in service, cyber-attacks, or other performance problems with our software, whether in connection with the day-to-day operation, upgrades or otherwise, could result in: loss of partners, creators and customers; lost or delayed market acceptance and sales of our platform; delays in payment to us by partners and customers or by us to partners and creators; injury to our reputation and brand; legal claims, including warranty and service claims, against us; diversion of our resources, including through increased service and warranty expenses or financial concessions; and increased insurance costs.

We have found defects in our platform and may discover additional defects in the future that could result in data unavailability, unauthorized access to, loss, corruption, or other harm to our customers’ data. We may not be able to detect and correct defects or errors before release. Consequently, we or our partners, creators or customers may discover defects or errors after our platform has been employed. We implement bug fixes and upgrades as part of our regularly scheduled system maintenance. If we do not complete this maintenance according to schedule or if customers are otherwise dissatisfied with the frequency and/or duration of our maintenance services and related system outages, customers could terminate their contracts, or delay or withhold payment to us, or cause us to issue credits, make refunds, or pay penalties. The costs incurred or delays resulting from the correction of defects or errors in our software or other performance problems may be substantial and could adversely affect our operating results.

We provide our platform to businesses in highly regulated industries, which subjects us to a number of challenges and risks.

We have made our platform available to customers in highly regulated industries such as pharmaceuticals, insurance, healthcare and life sciences, and we may have customers in other highly regulated industries in the future. Providing our platform to such entities subjects us to a number of challenges and risks. Selling to such entities can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. Customers in highly regulated industries may demand shorter subscription periods or other contract terms that differ from our standard arrangements, including terms that can lead those customers to obtain broader rights in our offerings than would be standard. Such entities may have statutory, contractual, or other legal rights to terminate contracts with us or our partners due to a default or for other reasons. Any such termination may adversely affect our reputation, business, results of operations and financial condition.

 Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

   As of December 31, 2021, we had federal and state net operating loss (“NOL”) carryforwards. These federal and state NOL carryforwards could expire unused and be unavailable to offset future income tax liabilities. In general, under Section 382 of the United States Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Code. Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations. For these reasons, we may not be able to utilize a material portion of the NOLs, even if we were to achieve profitability.

The Tax Cuts and Jobs Act (the “TCJA”) was enacted on December 22, 2017 and significantly reformed the Code. The TCJA, among other things, generally eliminates the ability to carry back any NOLs to prior taxable years, while allowing post-2017 unused NOLs to be carried forward indefinitely. Recently enacted legislation, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), temporarily reverses the limitations imposed by the TCJA by permitting a corporation to offset without limitation its taxable income in 2019 or 2020 with NOL carryforwards generated in prior years. The CARES Act also allows NOLs generated in tax years 2018-2020 to be carried back up to five years. In addition, under the TCJA, as modified by the CARES Act, the amount of NOLs that we are permitted to deduct in any taxable year beginning after December 31, 2020, is limited to 80% of our taxable income in such year, where taxable income is determined without regard to the NOL deduction itself. It is uncertain if and to what extent various states will conform to the TCJA or the CARES Act. The changes in the carryforward/carryback periods as well as the limitation on use of NOLs in the taxable years beginning after December 31, 2020 may affect our ability to fully utilize our available NOLs.

We may be subject to additional obligations to collect and remit use, value added and other taxes. We may be subject to tax liability for past sales, which could harm our business.

State, local and foreign jurisdictions have differing rules and regulations governing use, value added, and other taxes, and these rules and regulations are subject to varying interpretations that may change over time. In particular, the applicability of such taxes to our platform in various jurisdictions is unclear. These jurisdictions’ rules regarding tax nexus are complex and vary significantly. As a result, we could face tax assessments and audits. Our liability for these taxes and associated penalties could exceed our original estimates. Jurisdictions in which we have not historically collected or accrued sales, use, value added, or other taxes could assert our liability for such taxes. This could result in substantial tax liabilities and related penalties for past sales. It could also discourage customers from using our platform or otherwise harm our business and operating results.

Changes in tax laws or regulations that are applied adversely to us or our partners and customers could increase the cost of our platform and adversely impact our business.

New income, use, or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time. Any new taxes could adversely affect our domestic and international business operations and our business and financial performance. Existing tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified or applied adversely to us. These events could require us, or our partners and customers using our platform to pay additional tax amounts on a prospective or retroactive basis. They could require us or our partners and customers to pay fines and/or penalties and interest for past amounts deemed to be due. If we raise our prices to offset the costs of these changes, existing and potential future partners and customers may elect not to continue to subscribe or elect to subscribe to our platform in the future. Additionally, new, changed, modified, or newly interpreted or applied tax laws could increase our partners’ and customers’ and our compliance, operating and other costs, as well as the costs of our platform. Any or all of these events could adversely impact our business and financial performance.

Risks related to owning our common stock and this offering

The requirements of being a public company in Israel, including compliance with the reporting requirements of the Israeli Securities Laws and the requirements of the TASE, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a result of the offering of our common stock and warrant units in Israel, we are subject to the disclosure requirements and other provisions of the Israeli Securities Law – 1968 (the “Israeli Securities Law”) that apply to an Israeli reporting companies listed on the TASE.  For example, we are required to prepare and file periodic public reports in compliance with our obligations under the Israeli Securities Law, which requires us to prepare financial statements in accordance with International Financial Reporting Standards. Our management and other personnel will need to devote a substantial amount of time to these new compliance requirements, which will require us to retain accounting consultants and an Israeli independent auditing firm. We have also had to retain and rely on outside counsel to a greater degree in these activities. In addition, being subject to these rules and regulations has made it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

We are subject to certain provisions of the Israeli Securities Law and the Israeli Companies Law - 1999 (the “Israeli Companies Law”) that differ from the default provisions generally applicable to Delaware corporations, which provisions we have also adopted in our certificate of incorporation and bylaws.  It may be complicated to reconcile the requirements of Delaware law and Israeli law, which could occupy management attention and increase our legal expenses, and some of the Israeli law provisions may not be upheld by Delaware courts in the event of a dispute.

   As a result of the offering of securities in Israel, we will be subject to the Israeli Securities Law. Pursuant to Section 39A of the Israeli Securities Law, certain corporate governance provisions under the Israeli Companies Law listed in the Fourth Schedule to the Israeli Securities Law, which normally apply only to Israeli companies, apply as well to issuers (like us) incorporated in jurisdictions outside Israel which offer securities to the public in Israel. Under our amended certificate of incorporation and amended and restated bylaws that will become effective upon the Reorganization, upon the closing of this offering, we will be subject to such Israeli law provisions to the fullest extent permitted by Delaware law. Some of these provisions of Israeli law materially differ from the default provisions included in the Delaware General Corporation Law. While Delaware permits companies to adopt provisions that differ from the default Delaware provisions, certain of the provisions which apply to us pursuant to Israeli law and which will be contained in our amended certificate of incorporation and amended and restated bylaws may be held to be inconsistent with Delaware public policy and may not be upheld by Delaware courts in the event of a dispute.

Accordingly, the corporate governance requirements under the Israeli Companies Law that will apply to us include the following matters:

•	stockholder meetings and voting procedures;

•	the ability of one person to serve as both chairman of the board of directors and chief executive officer;

•	the membership and responsibilities of the audit committee;

•	the membership and responsibilities of the compensation committee;

•	the internal auditor;

•	external directors and independent directors;

•	fiduciary duties of officers and directors;

•	exemption, indemnification and insurance relating to liability of officers and directors;

•	rights of stockholders to obtain information;

•	derivative claims;

•	director and officer compensation policy;

•	approval of related-party transactions, including compensation of officers and directors;

•	approval of material private placements;

•	distribution of dividends;

•	tender offers; and

•	court-approved arrangements.

At times it may be complicated to reconcile the requirements of Delaware law and Israeli law, which could occupy management attention and increase our legal expenses.

   For more information about the Israeli Companies Law provisions that will apply to us, see “Management”, “Executive and Director Compensation” and “Description of Capital Stock” below and our amended certificate of incorporation and amended and restated bylaws attached as an exhibit in Part III of this offering statement.

As an issuer not required to make reports to the SEC under Section 13 or 15(d) of the Exchange Act, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

   Under Rule 144 under the Securities Act, holders of restricted shares may avail themselves of certain exemption from registration if the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under Rule 144 that would allow a holder to qualify for Rule 144 resale exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by us registering the restricted stock for resale. Currently, we have no plans of filing a registration statement with the SEC.

There is no current liquid market for the shares of our common stock or our warrants in the United States. We do not currently plan to list our common stock or warrants on any U.S. stock exchange or to satisfy the requirements for quotation on the OTC Markets.

   While we plan to list our common stock and warrants on the TASE, we do not currently plan to list our common stock or warrants on any U.S. stock exchange or to make any provisions for our common stock or warrants to be quoted on the OTC Markets. Under Regulation A, shares of common stock and warrants that we sell to non-affiliates in this offering are freely tradeable and not restricted. However, there will be no established secondary market for these shares or warrants in the United States, and we have no current intention to facilitate the creation of a secondary trading market in the United States. There may never be a liquid market for our common stock in the United States. As a result, there may not be significant trading volume of our common stock or warrants or analyst coverage of, and significant investor interest in, our common stock or warrants in the United States, which may lead to a low market value for our common stock and warrants.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares. The SEC has adopted Rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our common stock.

In addition to the “penny stock” rules described above, FINRA has adopted Rule 2111 that requires a broker-dealer to have reasonable grounds for believing that an investment is suitable for a customer before recommending the investment. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

The market price of our common stock and warrants may be highly volatile, and you may not be able to resell your shares or warrants at or above the price you paid for them in this offering.

   We have applied to list our common stock and warrants on the TASE. We have not, however, applied to list or have our common stock or warrants quoted on any stock exchange or quotation system in the United States. Prior to this offering, there has not been a public market for our common stock or warrants. We cannot assure you that an active trading market for our common stock or warrants will develop in Israel following this offering, and we do not currently expect that any active public trading market for our common stock or warrants will develop in the United States.

   You may not be able to sell your shares quickly or at the market price if trading in our common stock or warrants is not active.

   The trading prices of our common stock and our warrants on the TASE are likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•	new products or services introduced or announced by us, our partners, or our competitors, and the timing of these introductions or announcements;

•	changes in laws or regulations applicable to our products;

•	actual or anticipated variations in our quarterly operating results;

•	actual or anticipated changes in earnings estimates or recommendations by securities analysts;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	general economic and market conditions and other factors that may be unrelated to our operating performance or the operating performance of our competitors;

•	changes in the market valuations of similar companies;

•	sales of common stock or other securities by us or our stockholders in the future;

•	additions or departures of key research and development or management personnel;

•	developments relating to proprietary rights held by us or our competitors;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies; and

•	trading volume of our common stock and our warrants.

   In addition, the stock market in general, and the market for companies engaged in ecommerce in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock and warrants, regardless of our operating performance. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business and financial condition.

Our ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Our failure to raise capital when needed could harm our business, operating results and financial condition. Debt or equity issued to raise additional capital may reduce the value of our common stock and warrants.

   We have funded our operations since inception primarily through equity financings, debt, and payments by our partners and customers for use of our platform and related services. We cannot be certain when or if our operations will generate sufficient cash to fund our ongoing operations or the growth of our business.

   We intend to continue to make investments to support our business and may require additional funds. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial condition. If we incur additional debt, the debt holders could have rights senior to holders of common stock to make claims on our assets. The terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in the future offering will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of our common stock and warrants and diluting their interest.

Insiders have substantial control over us, which may limit our stockholders’ ability to influence corporate matters and delay or prevent a third party from acquiring control over us.

   As of December 31, 2021, our directors, executive officers and current beneficial owners of 5% or more of our voting securities and their respective affiliates beneficially own, in the aggregate, approximately 56.47% of our outstanding common stock. Further, as of December 31, 2021, Allon Caidar, our chairman and chief executive officer; David Caidar, the father of our chairman and chief executive officer; William Dunn, a member of our board of directors; Gadi Cohen; and Alberto Alejandro Coppel Luken beneficially own an aggregate of approximately 20.99%, 16.92%, 6.78%, 6.37%, and 5.41% of our outstanding common stock, respectively. This significant concentration of ownership may adversely affect the trading price for our common stock and warrants because investors often perceive disadvantages in owning stock in companies with significant concentration of ownership. In addition, these stockholders will be able to exercise influence over all matters requiring stockholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of our company or its assets. This concentration of ownership could limit your ability to influence corporate matters and may have the effect of delaying or preventing a change in control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change in control would benefit our other stockholders. For information regarding the ownership of our outstanding stock by our executive officers, directors, and current beneficial owners of 5% or more of our voting securities and their respective affiliates, please see the section titled “Security Ownership of Certain Beneficial Owners and Management.”

We have no current plans to pay cash dividends on our common stock; as a result, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We have no current plans to pay dividends on our common stock. Any future determination to pay dividends will be made at the discretion of our board of directors, subject to applicable laws. It will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions, and other factors that our board of directors may deem relevant. In addition, our ability to pay cash dividends is restricted by the terms of our debt financing arrangements, and any future debt financing arrangement likely will contain terms restricting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, you may not receive any return on an investment in our common stock unless you sell your common stock for a price greater than that which you paid for it.

If our operating and financial performance in any given period does not meet the guidance that we provide to the public or the expectations of investors or investment analysts, the market prices of our common stock and warrants may decline.

   We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will comprise forward-looking statements, subject to the risks and uncertainties described in this offering circular and in our other public filings and public statements. Our ability to provide this public guidance, and our ability to accurately forecast our results of operations, may be impacted by the COVID-19 pandemic. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty, such as the current global economic uncertainty being experienced as a result of the COVID-19 pandemic. If, in the future, our operating or financial results for a particular period do not meet any guidance we provide or the expectations of investors or investment analysts, or if we reduce our guidance for future periods, the market price of our common stock and warrants listed on TASE may decline as well. Even if we do issue public guidance, there can be no assurance that we will continue to do so in the future.

If we are unable to implement and maintain effective internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, and the market prices of our common stock and warrants may decline.

   We will be required under Israeli law to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. The process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation is time-consuming, costly, and complicated.

   If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of applicable law in a timely manner, or if we are unable to assert that our internal control over financial reporting is effective, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market prices of our common stock and warrants could decline. We could become subject to investigations by Israel Securities Authority, which could require additional financial and management resources.

We are not subject to Sarbanes-Oxley regulations and may lack the financial controls and safeguards required of U.S. public companies.

   We do not have the internal infrastructure necessary, and are not required, to attest to our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. Although we are required under Israeli law to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls in accordance with International Financial Reporting Standards, there can be no assurances that there are no significant deficiencies or material weaknesses in the quality of our financial controls in accordance with U.S. generally accepted accounting principles.

Increases in interest rates may cause the market prices of our common stock and warrants to decline.

   Interest rates are at or near record lows. Increases in interest rates may cause a corresponding decline in demand for equity investments. Any such increase in interest rates or reduction in demand for our common stock and warrants resulting from other relatively more attractive investment opportunities may cause the market prices of our common stock and warrants to decline.

If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market prices of our common stock and warrants could decline.

   The trading markets for our common stock and warrants will be influenced by the research and reports that industry or securities analysts publish about us or our business. If regular publication of research reports ceases, we could lose visibility in the financial markets, which in turn could cause the market prices or trading volumes of our common stock and warrants to decline. Moreover, if one or more of the analysts who cover us downgrades our common stock or if our reporting results do not meet their expectations, the market prices of our common stock and warrants could decline.

Our management has broad discretion in the use of the net proceeds from this offering and may not use them effectively.

   Our management currently intends to use the net proceeds from this offering in the manner described in “Use of Proceeds” and will have broad discretion in the application of a significant part of the net proceeds from this offering. The failure by our management to apply these funds effectively could result in financial losses that could harm our business, cause the market prices of our common stock and warrants to decline, and delay the development of our operations. We may invest the net proceeds from this offering in a manner that does not contribute to the growth and financial performance of our business, which would negatively impact the values of our common stock and warrants.

Investors in this offering will experience immediate and substantial dilution.

   The public offering price per share of common stock in this offering will be higher than our as adjusted net tangible book value per share immediately after this offering. If you purchase shares of our common stock in this offering, you will suffer immediate dilution of  up to $2.01 per share. This represents the difference between (1) our as adjusted net tangible book value per share after giving effect to the sale of common stock in this offering, and (2) a public offering price of $2.55 per share. See “Dilution.”

You will be diluted by the future issuance of common stock, preferred stock or securities convertible into common or preferred stock in connection with our incentive plans, acquisitions, capital raises or otherwise.

   Our amended certificate of incorporation authorizes us to issue shares of common stock and options, rights, warrants, and appreciation rights relating to common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise.

   In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, or debt securities convertible into equity or shares of preferred stock. Issuing additional shares of our capital stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our common stock or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Shares of preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Additional shares of common stock, if issued, may further dilute the economic rights of our common stock. Holders of our common stock are not entitled to receive economic consideration per share for their shares in excess of that payable to the holders of the then outstanding shares of common stock in the event of a merger, consolidation or tender or exchange offer. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing, or nature of our future offerings. As a result, holders of our common stock or warrants bear the risk that our future offerings may reduce the market prices of our common stock and warrants and dilute their stockholdings in us. See “Description of Capital Stock.”

   We have reserved an aggregate of approximately 2,857,143 shares of common stock (after giving effect to the 1-for-21 reverse stock split to be effected upon the completion of this offering) for issuance under our 2022 Stock Incentive Plan (or the 2022 Plan). Any common stock that we issue, including under our 2022 Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by the investors who purchase common stock in this offering.

If we, our officers, directors or the pre-IPO investors sell additional shares of our common stock after this offering, the market price of our common stock could decline.

   The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. The shares of our common stock and securities convertible into or exchangeable for shares of our common stock outstanding prior to this offering are restricted from resale as a result of lock-up arrangements. Holders of our securities that acquired those securities prior to the closing of this offering will be subject to lock-up restrictions in accordance with the requirements of the Israeli distributors pursuant to which each of these persons or entities, with limited exceptions, will be restricted from selling or entering into any other transaction with respect to such securities for a period of twelve months following the initial listing of our common stock and warrants on the TASE. In addition, under the rules of the TASE, for three months following the initial listing of our securities on the TASE, each of our directors, our chief executive officer and all stockholders who beneficially held 5% or more of our outstanding common stock prior to this offering (which includes shares underlying options and other derivative securities held by such holder whether or not vested), will be restricted from selling or entering into any other transaction with shares of our common stock or derivative securities. Beginning three months after initial listing until the end of the eighteenth month following listing, 2.5% of the total number of shares of our common stock held by each such person will be released from these restrictions each month. At the end of the eighteenth month period following listing of our common stock and warrants on the TASE, our directors, our chief executive officer and all of beneficial holders of 5% or more of our outstanding common stock will cease to be under any restrictions regarding transactions in our common stock or other securities under the rules of the TASE. For more information, see “Shares Eligible for Future Sale.”

   As restrictions on resale end, the market price of our shares of common stock and warrants could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

Provisions under applicable law and in our organizational documents and certain rules imposed by regulatory authorities may delay or prevent our acquisition by a third party.

   Delaware law, Israeli law and our amended certificate of incorporation and amended and restated bylaws to be effective upon the Reorganization contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of our board of directors. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest, or other transaction that stockholders may consider favorable, include the following:

•	advance notice requirements for stockholder proposals and director nominations;

•	provisions limiting stockholders’ ability to take action by written consent;

•	restrictions on business combinations with interested stockholders;

•
in certain cases, the approval of holders representing at least 66 and 2⁄3% of the total voting power of the shares entitled to vote generally in the election of directors will be required for stockholders to adopt, amend or repeal our bylaws, or amend or repeal certain provisions of our amended certificate of incorporation;

•	no cumulative voting;

•	a board of directors that is classified into three classes of directors, each with staggered three-year terms;

•	the conditions imposed by Israeli law on acquisitions of shares that cause a holder to cross the 25% or 45% ownership threshold; and

•	the conditions imposed by Israeli law on a squeeze-out tender offer.

These provisions could discourage potential takeover attempts and reduce the price that investors might be willing to pay for shares of our common stock in the future, which could reduce the market price of our common stock. For more information, see “Description of Capital Stock—Anti-Takeover Effects under Applicable Law and Our Certificate of Incorporation and Bylaws.”

Our ability to pay dividends is subject to Israeli law and is accordingly limited.

As noted above, as a result of the offering of securities in Israel, we are subject to the provisions of the Israeli Companies Law concerning payment dividends, which provide that cash dividends may be paid only out of the greater of retained earnings or earnings generated over the previous two years. See “Description of Capital Stock—Distributions and Stock Repurchases.”

General risk factors

If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs or preferences, our platform may become less competitive.

The software industry is subject to rapid technological change, evolving industry standards and practices, and changing customer needs and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. If we are unable to develop and sell new technology, features, and functionality for our platform that satisfy our partners, creators and customers and that keep pace with rapid technological and industry change, our revenue and operating results could be adversely affected. If new technologies emerge that deliver competitive solutions at lower prices, more efficiently, more conveniently, or more securely, it could adversely impact our ability to compete.

Our platform must also integrate with a variety of network, hardware, mobile, and software platforms and technologies. We need to continuously modify and enhance our platform to adapt to changes and innovation in these technologies. If businesses widely adopt new ecommerce technologies, we would have to develop new functionality for our platform to work with those new technologies. This development effort may require significant engineering, marketing and sales resources, all of which would affect our business and operating results. Any failure of our platform to operate effectively with future technologies could reduce the demand for our platform. If we are unable to respond to these changes in a cost-effective manner, our platform may become less marketable and less competitive or obsolete, and our operating results may be negatively affected.

The estimates of market opportunity and forecasts of market growth included in this offering circular may prove to be inaccurate. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

The market for ecommerce solutions is relatively new and will experience changes over time. Ecommerce market estimates and growth forecasts are uncertain and based on assumptions and estimates that may be inaccurate. Our addressable market depends on a number of factors, including businesses’ desire to differentiate themselves through ecommerce, partnership opportunities, changes in the competitive landscape, technological changes, data security or privacy concerns, customer budgetary constraints, changes in business practices, changes in the regulatory environment, and changes in economic conditions. Our estimates and forecasts relating to the size and expected growth of our market may prove to be inaccurate and our ability to produce accurate estimates and forecasts may be impacted by the economic uncertainty associated with the COVID-19 pandemic. Even if the market in which we compete meets the size estimates and growth rates we forecast, our business could fail to grow at similar rates, if at all.

If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and customer satisfaction or adequately address competitive challenges.

We may experience sudden rapid growth and organizational change, which may place significant demands on our management and our operational and financial resources. We may also experience sudden growth in the number of customers, the amount of transactions we process, and the amount of data that our hosting infrastructure supports. Our success will depend in part on our ability to manage this growth effectively. We will require significant capital expenditures and valuable management resources to grow without undermining our culture of innovation, teamwork, and attention to customer success, which has been central to our growth so far. If we fail to manage our growth and change in a manner that preserves our corporate culture, it could negatively affect our reputation and ability to retain and attract partners, creators, customers and employees.

We may also expand our operations in the future to international markets. Our expansion will continue to place a significant strain on our managerial, administrative, financial, and other resources. If we are unable to manage our growth successfully, our business and results of operations could suffer.

It is important that we maintain a high level of customer service and satisfaction as we expand our business. As our customer base continues to grow, we will need to expand our account management, customer service, and other personnel. Failure to manage growth could result in difficulty or delays in launching our platform, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features, or other operational difficulties. Any of these could adversely impact our business performance and results of operations.

We anticipate that our operations will increase in complexity as we grow, which will create management challenges.

We anticipate our operations will become increasingly complex as we grow. To manage this growth, we plan to make substantial investments to improve our operational, financial, and management controls as well as our reporting systems and procedures. We may not be able to implement and scale improvements to our systems and processes in a timely or efficient manner or in a manner that does not negatively affect our operating results. For example, we may not be able to effectively monitor certain extraordinary contract requirements or individually negotiated provisions as the number of transactions continues to grow. Our systems and processes may not prevent or detect all errors, omissions, or fraud. We may have difficulty managing improvements to our systems, processes and controls or in connection with third-party software. This could impair our ability to provide our platform to our customers, causing us to lose customers, limiting our platform to less significant updates, or increasing our technical support costs. If we are unable to manage this complexity, our business, operations, operating results and financial condition may suffer.

As our customer base continues to grow, we will need to expand our services and other personnel, and maintain and enhance our partnerships, to provide a high level of customer service. Extended stay-at-home, business closure, and other restrictive orders may impact our ability to identify, hire, and train new personnel. We also will need to manage our sales processes as our sales personnel and partner network continue to grow and become more complex, and as we continue to expand into new geographies and market segments. If we do not effectively manage this increasing complexity, the quality of our platform and customer service could suffer, and we may not be able to adequately address competitive challenges. These factors could impair our ability to attract and retain customers and expand our customers’ use of our platform.

We depend on our senior management team and the loss of one or more key employees or an inability to attract and retain highly skilled employees could adversely affect our business.

Our success depends largely upon the continued services of our executive officers. We rely on our leadership team for research and development, marketing, sales, services, and general and administrative functions, and on mission-critical individual contributors. From time to time, our executive management team may change from the hiring or departure of executives, which could disrupt our business. We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period; therefore, they could terminate their employment with us at any time. The loss of one or more of our executive officers or key employees (including any limitation on the performance of their duties or short term or long-term absences as a result of COVID-19) could have a serious adverse effect on our business.

To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for experienced software engineers and senior sales executives. If we are unable to attract such personnel in cities where we are located, we may need to hire in other locations, which may add to the complexity and costs of our business operations. We expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Extended stay-at-home, business closure, and other restrictive orders may impact our ability to identify, hire, and train new personnel. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or TVPage have breached legal obligations, resulting in a diversion of our time and resources. In addition, job candidates and existing employees often consider the value of the stock awards they receive in connection with their employment. If the perceived value of our stock awards declines, it may adversely affect our ability to recruit and retain highly skilled employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, it could adversely affect our business and future growth prospects.

If we are unable to maintain our corporate culture as we grow, we could lose the innovation, teamwork, passion and focus on execution that we believe contribute to our success, and our business may be harmed.

We believe a critical component to our success has been our corporate culture. We have invested substantial time and resources in building our team. As we grow and develop our infrastructure, our operations may become increasingly complex. We may find it difficult to maintain these important aspects of our corporate culture. If we are required to maintain work-from-home arrangements for a significant period of time, it may impact our ability to preserve our corporate culture. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel, and to effectively focus on and pursue our corporate objectives.

Unfavorable conditions in our industry or the global economy or reductions in IT spending could limit our ability to grow our business and negatively affect our results of operations.

Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers. The revenue growth and potential profitability of our business depend on demand for our platform. Current or future economic uncertainties or downturns could adversely affect our business and results of operations. Negative conditions in the global economy or individual markets, including changes in gross domestic product growth, financial and credit market fluctuations, political turmoil, natural catastrophes, warfare and terrorist attacks on the United States, Europe, Australia, the Asia Pacific region or elsewhere, could cause a decrease in business investments, including spending on IT and negatively affect our business.

 To the extent our platform is perceived by customers and potential customers as costly, or too difficult to launch or migrate to, it would negatively affect our growth. Our revenue may be disproportionately affected by delays or reductions in general IT spending. Competitors, many of whom are larger and more established than we are, may respond to market conditions by lowering prices and attempting to lure away our customers. In addition, consolidation in certain industries may result in reduced overall spending on our platform. We cannot predict the timing, strength, or duration of any economic slowdown, instability or recovery, generally or within any particular industry. If the economic conditions of the general economy or markets in which we operate worsen from present levels, our business, results of operations and financial condition could be adversely affected.

Natural catastrophic events and man-made problems such as power disruptions, computer viruses, global pandemics, data security breaches and terrorism may disrupt our business.

We rely heavily on our network infrastructure and IT systems for our business operations. An online attack, damage as a result of civil unrest, earthquake, fire, terrorist attack, power loss, global pandemics (such as the COVID-19 pandemic), telecommunications failure, or other similar catastrophic event could cause system interruptions, delays in accessing our service, reputational harm, and loss of critical data. Such events could prevent us from providing our platform to our customers. A catastrophic event that results in the destruction or disruption of our data centers, or our network infrastructure or IT systems, including any errors, defects, or failures in third-party hardware, could affect our ability to conduct normal business operations, and adversely affect our operating results.

In addition, as computer malware, viruses, computer hacking, fraudulent use attempts, and phishing attacks have become more prevalent, we face increased risk from these activities. These activities threaten the performance, reliability, security, and availability of our platform. Any computer malware, viruses, computer hacking, fraudulent use attempts, phishing attacks, or other data security breaches to our systems could, among other things, harm our reputation and our ability to retain existing customers and attract new customers. Many companies that provide cloud-based services have reported a significant increase in cyberattack activity since the beginning of the COVID-19 pandemic.

Conditions in Israel could materially and adversely affect our business.

   As a result of the listing of our common stock and warrants on the TASE, political and military conditions in Israel and the surrounding region may affect our business and operations.

   In the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. While we will be a Delaware corporation prior to the consummation of the offering and do not have operations in Israel, as a result of the listing of our shares of common stock and warrants on TASE, we may still be the subject to economic boycotts. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business. A campaign of boycotts, divestment and sanctions has been undertaken against Israel, which could also adversely impact our business.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement, data protection and other losses.

Some of our agreements with partners and customers and other third parties include indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement, data protection, damages to property or persons, or other liabilities relating to or arising from our platform, services or other contractual obligations. Some of these indemnity agreements provide for uncapped liability for which we would be responsible, and some indemnity provisions survive termination or expiration of the applicable agreement. Large indemnity payments could harm our business, results of operations and financial condition. Although we normally contractually limit our liability with respect to such obligations, we may still incur substantial liability related to them and we may be required to cease use of certain functions of our platform or services as a result of any such claims. Any dispute with a partner or customer with respect to such obligations could have adverse effects on our relationship with that partner or customer, other existing partners and customers, and new partners and customers. Such a dispute could harm our business and results of operations.

We are subject to governmental export and import controls that could impair our ability to compete and subject us to liability if we violate the controls.

Our platform is subject to U.S. export controls, including the Export Administration Regulations and economic sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control. We incorporate encryption technology into our platform. These encryption products and the underlying technology may be exported outside of the United States only with the required export authorizations, including by license, a license exception or other appropriate government authorizations.

Furthermore, our activities are subject to U.S. economic sanctions laws and regulations that prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. embargoes or sanctions. The current administration has been critical of existing trade agreements and may impose more stringent export and import controls. Obtaining the necessary export license or other authorization for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities even if the export license ultimately may be granted. While we take precautions to prevent our platform from being exported in violation of these laws, including obtaining authorizations for our platform, performing geolocation IP blocking and screenings against U.S. and other lists of restricted and prohibited persons, we cannot guarantee that the precautions we take will prevent violations of export control and sanctions laws. Violations of U.S. sanctions or export control laws can result in significant fines or penalties and possible incarceration for responsible employees and managers could be imposed for criminal violations of these laws.

If our partners fail to obtain appropriate import, export or re-export licenses or permits, we may also be adversely affected, through reputational harm as well as other negative consequences, including government investigations and penalties. We presently incorporate export control compliance requirements into our strategic partner agreements; however, no assurance can be given that our partners will comply with such requirements.

Various countries regulate the import and export of certain encryption and other technology, including import and export licensing requirements. Some countries have enacted laws that could limit our ability to distribute our platform or could limit our customers’ ability to implement our platform in those countries. Changes in our platform or future changes in export and import regulations may create delays in the introduction of our platform in international markets, prevent our customers with international operations from launching our platform globally or, in some cases, prevent the export or import of our platform to certain countries, governments, or persons altogether. Various governmental agencies have proposed additional regulation of encryption technology, including the escrow and government recovery of private encryption keys. Any change in export or import regulations, economic sanctions, or related legislation, or change in the countries, governments, persons, or technologies targeted by such regulations, could limit our ability to export or sell our platform to existing or potential customers with international operations. Any decreased use of our platform or limitation on our ability to export or sell our platform would adversely affect our business, operating results, and prospects.

We are exposed to fluctuations in currency exchange rates, which could negatively affect our operating results.

Our customer subscription and partner and services contracts are primarily denominated in U.S. dollars, and therefore substantially all of our revenue is not subject to foreign currency risk. However, a strengthening of the U.S. dollar could increase the real cost of our platform to our customers outside of the United States, which could adversely affect our operating results. In addition, an increasing portion of our operating expenses is incurred and an increasing portion of our assets is held outside the United States. These operating expenses and assets are denominated in foreign currencies and are subject to fluctuations due to changes in foreign currency exchange rates. If we are not able to successfully hedge against the risks associated with currency fluctuations, our operating results could be adversely affected.

We are subject to anti-corruption, anti-bribery, anti-money laundering and similar laws. Non-compliance with such laws can subject us to criminal or civil liability and harm our business.

We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years. These laws are interpreted broadly to prohibit companies and their employees and third-party intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. As we increase our international sales and business and sales to the public sector, we may engage with partners and third-party intermediaries to market our services and to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities.

 While we have policies and procedures to address compliance with such laws, our employees and agents could violate our policies and applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.

Noncompliance with anti-corruption, anti-bribery, or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, results of operations, and financial condition.

Changes in subjective assumptions, estimates and judgments by management related to complex accounting matters or changes in accounting principles generally accepted in the United States could significantly affect our financial condition and results of operations.

       GAAP and related pronouncements, implementation guidelines, and interpretations apply to a wide range of matters that are relevant to our business, including revenue recognition, stock-based compensation and deferred revenue. These matters are complex and involve subjective assumptions, estimates and judgments by our management. Changes in GAAP, these accounting pronouncements or their interpretation or changes in underlying assumptions, estimates, or judgments by our management, the Financial Accounting Standards Board (“FASB”), the SEC and others could significantly change our reported or expected financial performance, which could impact the market prices for our common stock and warrants.

We may acquire or invest in companies, which may divert our management’s attention and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

We may evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products, and other assets in the future. An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel, or operations of the acquired companies. Key personnel of the acquired companies may choose not to work for us, their software may not be easily adapted to work with ours, or we may have difficulty retaining the partners and customers of any acquired business due to changes in ownership, management, or otherwise. We may also experience difficulties integrating personnel of the acquired company into our business and culture. Acquisitions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our existing business. The anticipated benefits of any acquisition, investment, or business relationship may not be realized or we may be exposed to unknown risks or liabilities.

Negotiating these transactions can be time-consuming, difficult, and expensive, and our ability to close these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close. For one or more of those transactions, we may:

•	issue additional equity securities that would dilute our stockholders;

•	use cash that we may need in the future to operate our business;

•	incur debt on terms unfavorable to us or that we are unable to repay;

•	incur large charges or substantial liabilities;

•	encounter difficulties retaining key employees of the acquired company or integrating diverse software codes or business cultures; and

•	become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges.

Risks Related to our Offering

An auction process may result in a phenomenon known as the “winner’s curse,” and, as a result, investors may experience significant losses.

   The auction process, should we decided to hold one as part of this offering, may result in a phenomenon known as the “winner’s curse.” At the conclusion of the auction, bidders that receive allocations of units in this offering (successful bidders) may infer that there is little incremental demand for our shares above or equal to the public trading price. As a result, successful bidders may conclude that they paid too much for our units and could seek to immediately sell their shares to limit their losses should our stock price decline. In this situation, other investors that did not submit successful bids may wait for this selling to be completed, resulting in reduced demand for our common stock and warrants in the public market and a significant decline in our stock price. Therefore, we caution investors that submitting successful bids and receiving allocations may be followed by a significant decline in the value of their investment in our common stock and warrants shortly after our offering.

Successful bidders may receive the full number of units subject to their bids, so potential investors should not make bids for more units than they are prepared to purchase.

   Successful bidders may be allocated all or almost all of the units that they bid for in the auction. Therefore, we caution investors against submitting a bid that does not accurately represent the number of units that they are willing and prepared to purchase.

If research analysts publish or establish target prices for our common stock and warrants that are below the offering price for our units or the then current trading market prices of our shares or warrants, the price of our shares of common stock and warrants may fall.

   Although the offering price of our units may have little or no relationship to the price determined using traditional valuation methods, research analysts may rely on these methods to establish target prices for our common stock and warrants. If research analysts publish target prices for our common stock and warrants that are below the offering price of our units or the then current trading market prices of our shares and warrants, our stock and warrant prices may decline.

The mechanics of an auction process make it difficult for persons not having an account with an authorized entity at the time of the bid process to place a bid for our units.

   Any auction process would be done in compliance with the rules of the TASE and the ISA. As a result of the manner in which we are conducting the offering and while the bidding process is open to everyone, bids must be submitted through authorized entities, or TASE members. For description of the offering process, see “Plan of Distribution.” The need to submit a bid through an authorized entity makes it potentially difficult and costly for persons not having an account with an authorized entity to bid on our units.

There is no significant minimum offering amount required to consummate the offering.

        We are offering up to 64,516 units on a best efforts basis and, other than the TASE’s minimum distribution requirement described under “Plan of Distribution—Listing”, there is no minimum number of units which must be sold in order for us to consummate the offering. Accordingly, the net proceeds raised may not be sufficient for us to meet our business objectives and we may need to incur additional debt or raise additional equity in order to finance our operations. Moreover, if only a small amount of net proceeds is raised, all or substantially all of the offering proceeds may be applied to cover the offering expenses and we will not otherwise benefit from the offering. Additionally, if few units are sold in the offering, but we nonetheless choose to complete the offering, there may not be enough shares to facilitate active trading markets for our common stock and warrants. While Qualified Investors have submitted written commitments in the Early Tender Process to participate in the public tender in specified amounts and prices (as described in “Plan of Distribution — Early Commitments by Qualified Investors”), no assurance can be given that all of the Qualified Investors will honor their commitments and participate in the public tender in those amounts and prices, if at all, or that we would be successful in enforcing such commitments if necessary. If we decide to hold an early bidding process for Qualified Investors, written commitments from Qualified Investors will only be taken after the qualification of the offering statement of which this offering circular forms a part. The Company reserves the right in its absolute discretion not to hold an early bidding process with Qualified Investors.

There is a risk this offering will not close.

There are numerous possible scenarios pursuant to which this offering may be abandoned prior to any closing, including a material adverse change or event in the Tel Aviv capital markets, which could make it impracticable to consummate this offering. The emergence of material litigation regarding the Company, the outbreak of war or hostilities involving Israel or the United States, or our determination that this offering should be delayed, suspended, or abandoned due to these or other unforeseeable events.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This offering circular contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this offering circular. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “estimate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions intended to identify statements about the future. These statements speak only as of the date of this offering circular and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements include, without limitation, statements about the following:

•	the impact of the COVID-19 pandemic and the associated economic uncertainty on us, our partners, and our customers, and our response thereto;

•	our expectations regarding the prevalence of ecommerce and consumer behavior for periods following the end of the COVID-19 pandemic;

•	anticipated trends and challenges in our business and the markets in which we operate;

•	our ability to compete in our industry and innovation by our competitors;

•	our ability to anticipate market needs or develop new or enhanced services to meet those needs;

•	our ability to manage growth and to expand our infrastructure;

•	our ability to establish and maintain intellectual property rights;

•	our expected use of proceeds from this offering;

•	our ability to identify, recruit and retain key personnel;

•	the impact of laws and regulations;

•	our estimates regarding future revenue, expenses and needs for additional financing; and

•	other statements described in this offering circular under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward- looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should refer to the “Risk Factors” section of this offering circular for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this offering circular will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. You should, however, review the factors and risks and other information we describe in the reports we will file from time to time with the SEC after the date of this offering circular.

You should read this offering circular and the documents that we reference in this offering circular and have filed as exhibits to the offering statement, of which this offering circular is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward- looking statements by these cautionary statements.

MARKET, INDUSTRY AND OTHER DATA

This offering circular includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys. These estimates are also based on reports from government agencies and our own estimates based on our managements’ knowledge of, and experience in, the industry and markets in which we compete. We have not independently verified the accuracy or completeness of the data contained in third-party publications and reports and other publicly available information referred to in this offering circular . None of the third-party publications or reports referred to in this offering circular were prepared on our behalf or at our expense. These publications represent data, research, opinions or viewpoints of their respective authors and are not representations of fact. Each third-party publication speaks as of its original publication date (and not as of the date of this offering circular ) and any opinions are subject to change without notice.

 The sources of certain statistical data, estimates and forecasts contained in this offering circular are the following independent industry publications or reports:

●	Forbes: Kastenholz, Christoph, “Is Social Commerce the Answer for your Business?” published on June 15, 2021; Tejas, Dave, “Gen Z and the Rise of Social Commerce,” published on May 17, 2021.

●	Harvard Business Review: Gramling, Kathy, Orschell, Jeff and Chernoff, Joshua, “How E-Commerce Fits into Retail’s Post-Pandemic Future,” published on May 11, 2021.

●	Entrepreneur: Ridinger, JR; “ How E-Commerce is Being Forced to Evolve in a Post-Covid World,” published on April 12, 2021.

●	Twitter: Alton, Liz, “How video is reshaping digital advertising,” published in 2021 (precise publication date unknown).

●
LinkedIn: Bunting, Jennifer, “Ready to get started with video ads on LinkedIn? Here are 9 things you need to know: Key learnings from our Beta programme to help drive more value from your video content,” published on June 7, 2018.

●	Mediaplaynews: Pragne, Stephanie; “Average U.S. Streaming Household Now Subscribes to Four SVOD Services,” published on January 11, 2021.

●
Grand View Research: “Social Commerce Market Size, Share & Trends Analysis Report by Business Model (B2C, B2B, C2C), by Product Type (Personal & Beauty Care, Apparel, Accessories), by Region, and Segment Forecasts, 2021 – 2028,” published on August 27, 2021.

●	IRP Commerce: “Ecommerce Market Data and Ecommerce Benchmarks – Ecommerce Market Data,” October 2020 - October 2021.

USE OF PROCEEDS

   We are offering up to 64,516 common stock and warrant units on a best-efforts basis. There is no assurance that we will sell any particular amount of the units offered in the offering and there is no minimum number of units required to be sold in order for the offering to proceed. We estimate that if we sell the maximum number of units offered in the offering at an assumed initial public offering price of $255 per unit, which is the midpoint of the estimated price range set forth on the cover page of this offering circular, we will receive net proceeds from the sale of the units in the offering of approximately $8.85 million, after deducting distribution commissions and estimated offering expenses payable by us, excluding proceeds received from the exercise of the warrants, as described in “Plan of Distribution” and the cover page in this offering circular.

   The principal purposes of this offering are to increase our financial flexibility, create a public market for our common stock and warrants and to facilitate our access to the public equity markets. We currently expect to use the net proceeds from this offering for working capital and other general corporate purposes, including to establish the necessary teams to generate sales, marketing and business development activities, to bolster our engineering team, and to increase administrative, financial and operational support.

   We believe that the net proceeds of this offering, together with our existing cash, will enable us to fund our operations for at least 12 months. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we expect.

   Although we currently anticipate that we will use the net proceeds from this offering as described above, there may be circumstances where a reallocation of funds is necessary. The amounts and timing of our actual expenditures will depend upon numerous factors, including those described under “Risk Factors” in this offering circular. Accordingly, our management will have flexibility in applying the net proceeds from this offering.

   Each $1.00 increase (decrease) in the assumed initial public offering price of $255 per unit would increase (decrease) the net proceeds to us from this offering, after deducting the distribution commissions and estimated offering expenses payable by us, excluding proceeds received from the exercise of the warrants, by approximately $37,451, assuming that the maximum number of units offered by us in this offering are sold. We may also increase or decrease the number of units we are offering. An increase (decrease) of 10,000 in the number of units we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the distribution commissions and estimated offering expenses payable by us, excluding proceeds received from the exercise of the warrants, by approximately $2.44 million, assuming the initial public offering price stays the same. An increase of 10,000 in the number of units we are offering, together with a $1.00 increase in the assumed initial public offering price of $255 per unit, would increase the net proceeds to us from this offering, after deducting the distribution commissions and estimated offering expenses payable by us, by approximately $2.48 million. A decrease of 10,000 in the number of units we are offering, together with a $1.00 decrease in the assumed initial public offering price of $255 per unit, would decrease the net proceeds to us from this offering, after deducting the distribution commissions and estimated offering expenses payable by us, excluding proceeds received from the exercise of the warrants, by approximately $2.46 million. A similar decrease in the amount of proceeds would result from our selling fewer units than the number of units being offered in this offering. We do not expect that a change in the offering price or the number of units by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital. We will not receive any proceeds from the exercise of the warrants unless and to the extent that the warrants are exercised.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities. As substantially all of our expenses are denominated in dollars, we intend to convert the proceeds of this offering into dollars.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments. For an explanation concerning the payment of dividends under applicable Israeli law, see “Description of Capital Stock — Distributions and Stock Repurchases.”

CAPITALIZATION

The following table sets forth our cash and marketable securities and capitalization as of June 30, 2021:

•	on an actual basis;

•
on a pro forma basis to give effect to the filing and effectiveness of our amended certificate of incorporation (with the number of shares issuable upon the conversion of our outstanding preferred stock and convertible notes and the 1-for-21 reverse stock split of our common stock, which will occur upon the closing of this offering, being calculated as of June 30, 2021); and

•
on a pro forma as-adjusted basis to further reflect the issuance and sale by us of shares of our common stock and warrant units in this offering at the assumed initial public offering price of $255 per unit, after deducting distribution commissions and estimated offering expenses payable by us and the receipt by us of the proceeds of such sale.

The information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering as determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes thereto included elsewhere in this offering circular.

(in thousands, except share and per share data)	Actual	Pro Forma	Pro Forma, As Adjusted
Cash	$314	$314	$9,164
Convertible notes	1450	-	-
Stockholders’ deficit:
Common stock, par value $0.000036 per share: 350,000,000 shares authorized, 53,841,250 shares issued and outstanding, actual; Common stock, par value $0.01 per share: 40,000,000 shares authorized, 12,957,580 shares issued and outstanding, pro forma; Common stock, par value $0.01 per share: 40,000,000 shares authorized, 16,879,180 shares issued and outstanding, pro forma as adjusted	2	130	133
Additional paid-in capital	636	11,055	19,901
Accumulated deficit	(10,940)	(10,940)	(10,940)
Total stockholders’ deficit	(10,302)	245	9,094
Total capitalization	$(10,302)	$245	$9,094

   The number of shares of our common stock to be outstanding upon completion of this offering is based on 12,957,580 shares of our common stock outstanding as of June 30, 2021 and also reflects the conversion of our outstanding preferred stock and our convertible notes into an aggregate of 10,393,688 shares upon completion of this offering, and excludes:

•	shares of common stock issuable upon exercise of stock options at exercise prices ranging from $0.189 to $0.36036 per share;

•	shares of our common stock that are available for future issuance under our 2022 Plan or shares that will become available under our 2022 Plan.

   Each $1.00 increase (decrease) in the assumed initial public offering price of $255 per unit would increase (decrease) the amount of cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization on a pro forma as adjusted basis by approximately $37,451, assuming the maximum number of units offered by us in this offering are sold, after deducting distribution commissions and estimated offering expenses payable by us, excluding proceeds received from the exercise of the warrants. Similarly, each increase (decrease) of 10,000 units offered by us would increase (decrease) cash, total stockholders’ equity (deficit) and total capitalization on a pro forma as adjusted basis by approximately $2,435,250, assuming the assumed initial public offering price of $255 per unit remains the same, and after deducting distribution commissions and estimated offering expenses payable by us, excluding proceeds received from the exercise of the warrants. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

DILUTION

   If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma, as adjusted net tangible book value per share of our common stock after this offering. As of June 30, 2021, we had a historical net tangible book value of $(1.20) million, or $(0.02) per share of common stock. Our historical net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of June 30, 2021.

   Our pro forma net tangible book value as of June 30, 2021 was $(0.25) million, or $(0.02) per share of our common stock. Pro forma net tangible book value represents the amount of our total tangible assets less our total liabilities. Pro forma net tangible book value per share represents pro forma net tangible book value divided by the total number of shares outstanding as of June 30, 2021, after giving effect to the pro forma adjustments described above.

   After giving further effect to the sale of units in this offering at an assumed initial public offering price of $255 per unit, which is the midpoint of the estimated price range set forth on the cover page of this offering circular, with each share of common stock and three-quarters of a warrant comprising the units having an effective price of $2.55, and after deducting the estimated distribution commissions and estimated offering expenses payable by us, excluding proceeds received from the exercise of the warrants, our pro forma as adjusted net tangible book value as of June 30, 2021 would have been approximately $9.1 million, or approximately $0.54 per share. This amount represents an immediate increase in pro forma net tangible book value of $0.52 per share to our existing stockholders and immediate dilution of approximately $2.01 per share to new investors in this offering. We determine dilution by subtracting the as pro forma adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share	$2.55
Historical net tangible book value deficit per share as of June 30, 2021	$(0.02)
Pro forma net tangible book value deficit per share as of June 30, 2021	$(0.02)
Pro forma increase in net tangible book value per share attributable to new investors	$0.52
Pro forma as adjusted net tangible book value per share after this offering	$0.54
Dilution per share to new investors purchasing common stock in this offering	$2.01

The dilution information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering.

       A $1.00 increase (decrease) in the assumed initial public offering price of $255 per unit, with each share of common stock and three-quarters of a warrant comprising the units having an effective price of $2.55, would increase (decrease) our pro forma as adjusted net tangible book value as of June 30, 2021 after this offering by approximately $37,451, or approximately $0.22 per share, and would increase (decrease) dilution to investors in this offering by approximately $0.78 per share, assuming that the maximum number of units offered by us in this offering are sold, after deducting the estimated distribution commissions and estimated offering expenses payable by us, excluding proceeds received from the exercise of the warrants. We may also increase or decrease the number of units we are offering. An increase (decrease) of 10,000 in the number of units we are offering would increase (decrease) our pro forma as adjusted net tangible book value as of, June 30, 2021 after this offering by approximately $2.4 million, or approximately $0.12 per share, and would increase (decrease) dilution to investors in this offering by approximately $0.12 per share, assuming the assumed initial public offering price per unit remains the same, after deducting the estimated distribution commissions and estimated offering expenses payable by us, excluding proceeds received from the exercise of the warrants. Each 10,000 unit increase in the number of units we are offering together with a concomitant $1.00 increase in the assumed initial public offering price of $255 per unit, with each share of common stock and three-quarters of a warrant comprising the units having an effective price of $2.55, would increase the pro forma as adjusted net tangible book value by $0.37 per share and the dilution to new investors by $0.63 per share, after deducting distribution commissions and any estimated offering expenses payable by us, excluding proceeds received from the exercise of the warrants.

   Conversely, each 10,000 unit decrease in the number of units we are offering together with a concomitant $1.00 decrease in the assumed initial public offering price of $255 per unit, with each share of common stock and three-quarters of a warrant comprising the units having an effective price of $2.55, would decrease the pro forma as adjusted net tangible book value by $0.30 per share and the dilution to new investors by $0.70 per share, after deducting distribution commissions and any estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

   The following table summarizes, as of June 30, 2021, on the pro forma as adjusted basis described above, the differences between the number of shares purchased from us, the total consideration paid to us in cash and the average price per share that existing stockholders and new investors paid for such shares. The calculation below is based on an assumed initial public offering price of $255 per unit, with each share of common stock and three-quarters of a warrant comprising the units having an effective price of $2.55, before deducting the estimated distribution commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Average Price per Share

Existing stockholder	12,957,580	76.8%	$9,134,610	47.7%	$0.70
New investors	3,921,569	23.2%	$10,000,000	52.3%	$2.55
Total	16,879,149	100%	$19,134,611	100%	$1.13

     The number of shares of our common stock outstanding before and after this offering reflected in the tables and discussion above are based on 12,957,580 shares of common stock outstanding as of June 30, 2021 and also reflects the 1-for-21 reverse stock split of our common stock and the conversion of our outstanding preferred stock and our convertible notes which will occur upon the closing of this offering, and 16,879,149 shares of common stock outstanding on a pro forma as adjusted basis after giving effect to this offering and, as of that date, the 1-for-21 reverse stock split of our common stock and conversion of all outstanding shares of our convertible preferred stock and our convertible notes, which will occur upon the closing of this offering, into shares of common stock upon the closing of this offering.

      To the extent that any of our outstanding stock options is exercised or any of our outstanding convertible notes is converted, there will be further dilution to new investors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this offering statement. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs, all of which are subject to known and unknown risks and uncertainties. Our actual results could differ materially from those discussed or implied in such forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this offering circular, particularly in the section entitled “Risk Factors.” See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Overview

TVPage offers software-as-a-service (“SaaS”), an influencer marketing platform for ecommerce, where brands run campaigns that leverage creators (influencers and store associates) to generate authentic product content, which can be shared with creator audiences to drive new organic engagement and sales. Substantially all of the Company’s customers are based in the United States. The Company’s corporate headquarters are located in San Diego, California.

Impact of COVID-19

COVID-19, declared a global pandemic by the World Health Organization on March 11, 2020, has caused disruption to the economies and communities of the United States and our target international markets. In the interest of public health, many governments closed physical stores and places of business deemed non-essential. This precipitated a significant shift in shopping behavior to online. We are seeing a higher demand for our solution as a result of this growth. Nevertheless, we do not have certainty that these trends will continue. The impact of the COVID-19 pandemic and the uncertainty it has created in the global economy could materially adversely affect our business, financial condition and results of operations.

According to a Harvard Business Review report, in early 2021, the EY Future Consumer Index, which has surveyed thousands of consumers since the early days of the pandemic, found that 80% of U.S. consumers are still changing the way they shop. Sixty percent are currently visiting brick-and-mortar stores less than before the pandemic, and 43% shop more often online for products they would have previously bought in stores.

As a result of the COVID-19 pandemic, almost overnight, ecommerce strategies shifted from a perpetual top priority on every retailer’s three-year plan to a desperately needed lifeline that could enable them to survive a global pandemic. The Harvard Business Review study found that retailers made approximately $10 billion in ecommerce investments, acquisitions and partnerships from May to July 2020. The Harvard Business Review report concluded that for some retailers, the COVID-19 pandemic has accelerated previously existing efforts to innovate, but for many others, it has spurred a great reset of the way they think about consumers’ needs and the future of digital commerce. Entrepreuner.com reported in April 2021 that the role of ecommerce has grown immensely since the onset of the COVID-19 pandemic and further notes that a full 60% of interactions between consumers and businesses now take place online.

During the month of March 2020, in compliance with local, state, and national regulations, we transitioned in an orderly fashion to work-from-home operations. We accomplished this efficiently across our various teams and functions. Our employees and teams were equipped with the equipment and collaboration tools they need to successfully work remotely. As a result of the pandemic, many customers shut down stores and stopped paying us. In April 2020, we received a Payment Protection Plan (PPP) loan from the Small Business Administration (SBA) in the amount of $181,700 and an additional $8,000 grant from the Federal government. The PPP loan was subsequently forgiven in May 2021. In addition, in July 2020, we received an Economic Injury Disaster (EID) loan from the SBA in the amount of $150,000.

Seasonality

Ecommerce is seasonal in nature and usage volumes of our platform significantly increase during certain periods of the year. Our revenue is correlated with the level of video views that our customers generate through our platform, and our customers typically generate additional views in the fourth quarter, which includes Black Friday, Cyber Monday and the holiday season and other peak events included in the e-commerce calendar. However, since substantially all of our customer contracts are annual and are based on predictive usage throughout the year, our revenue is not materially impacted by the seasonality of ecommerce.

Trends

Given the trends discussed in the section entitled “Business” with respect to the rise in ecommerce, influencer marketing and video commerce, we expect that once our sales and marketing teams are established, our revenues will increase.

Key Business Metrics

We review the following key business metrics to measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions. Increases or decreases in our key business metrics may not correspond with increases or decreases in our revenue.

Video Uploads

We measure the number of videos uploaded to brands’ websites by way of our platform. For the years ended December 31, 2020 and December 31, 2019, a total of 4,927 and 4,208 videos were uploaded to brands’ websites by way of our platform, respectively. For the six months ended June 30, 2021 and June 30, 2020, a total of 5,766 and 1,916 videos were uploaded to brands’ websites by way of our platform, respectively.

Video Views

We measure the number of consumer views of videos uploaded to brands’ websites by way of our platform. For the years ended December 31, 2020 and December 31, 2019, there were a total of 37,640,350 and 31,955,202 consumer views of videos uploaded to brands’ websites by way of our platform, respectively. For the six months ended June 30, 2021 and June 30, 2020, a total of 22,432,836 and 19,000,305 consumer views of videos uploaded to brands’ websites by way of our platform, respectively.

Components of our Results of Operations

Revenue

We generate revenue from two sources: (1) subscription fees and (2) setup fees.

Subscription fees revenue consists primarily of platform subscription fees from all plans. We provide Software as a Service (SaaS) and charge a base subscription fee on a monthly basis, for the customer to utilize our platform on their website.  Some customers are charged quarterly or annually for their subscription, and the fee is allocated over the term of the contract.  The monthly subscription fee is determined by the plan that the customer chooses, and in the event the customer’s usage exceeds the chosen plan, the customer is obligated to pay a usage fee in excess of the base subscription.

The customer is charged an initial integration setup fee at the time of execution of the contract.  Revenue for customer integration is recorded on a straight-line basis over the estimated life of the contract, commencing when the integration has begun.

Cost of Revenue

Cost of revenue consists primarily of personnel-related costs, including: stock-based compensation expenses for customer support and professional services personnel; costs of maintaining and securing the infrastructure and platform; and allocation of overhead costs.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related costs for our sales and marketing staff, including salaries, benefits, stock-based compensation expenses and bonuses, as well as sales commissions and other costs including travel and entertainment, marketing and promotional events, lead generation activities, marketing activities, professional fees and allocated overhead. All of these costs are expensed as incurred.

Research and Development

Research and development expenses consist primarily of personnel-related costs for our research and development staff, including: salaries, benefits, stock-based compensation and bonuses; the cost of certain third-party contractors; and allocated overhead. Expenditures for research and development, other than internal use software costs, are expensed as incurred.

Software development costs associated with internal use software, which are incurred during the application development phase and meet other requirements under the Accounting Standard Codification are capitalized. To date, no software costs were eligible for capitalization.

General and Administrative

General and administrative expenses represent personnel costs, being salaries, benefits, stock-based compensation and bonuses, for employees involved in general corporate functions, including finance, accounting, legal and human resources, among others. Additional costs included in general and administrative expenses consist of professional fees for outside legal counsel (including patent costs), audit and other consulting services, travel and entertainment, recruiting, allocated facility and general information technology costs, depreciation and amortization, and other general corporate overhead expenses.

Interest Expense, net

Interest expense, net consists primarily of interest expense on our convertible notes.

Results of Operations

Certain Projected Financial Results

Our complete financial information and operating data for periods after June 30, 2021 will not be available prior to the completion of this offering. However, based on the preliminary information we have available as to financial results to date, our management estimates that for the year ended December 31, 2021, our total revenue will be approximately $1.6 million, as compared to total revenue of approximately $1.9 million and $1.6 million for the years ended December 31, 2020 and 2019, respectively. The estimate of total revenue for the year ended December 31, 2021 (i) is not a comprehensive statement of our financial results for the year ended December 31, 2021, (ii) has not yet been subject to our normal annual financial closing processes, and (iii) is based solely on preliminary information available to us as of the date of this offering circular, including, among other things, preliminary sales information available as of the date of this offering statement.

Our management estimates that for the year ended December 31, 2022, our total revenue will be at least $2.2 million. This estimate assumes, among other things, that we will experience minimal and immaterial customer abandonment and our Creator Campaign service will be well received by our customers and lead to increased usage of our platform.

Our management estimates that for the year ended December 31, 2023, our total revenue will range between $6 million and $10 million. This estimate assumes, among other things, that our total revenue for the year ended December 31, 2022 will be at least $2.2 million, that we will experience minimal and immaterial customer abandonment and our Creator Campaign service will be well received by our customers and lead to increased usage of our platform, that we will succeed in expanding our sales team to approximately 10 members and that each member of our sales team will generate revenues of at least $380 thousand during the year ended December 31, 2023.

The financial projections set forth above have been prepared solely by our management. Our independent registered public accounting firm has not audited, reviewed, compiled, or performed any procedures with respect to our financial projections and does not express an opinion or any other form of assurance with respect thereto. Our financial projections are necessarily subjective and based on assumptions made by management, and undue reliance should not be placed on it. The financial projections are not a guarantee of actual future performance and should be read together with “Risk Factors,” “Cautionary Note Regarding Forward Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Summary Selected Financial Data” and our financial statements and related notes included elsewhere in this offering statement. Our future financial results may differ materially from those expressed in the financial projection due to factors beyond our ability to control or predict, including, among other things, adoption and continued usage of our products and services, client cancellations, market behavior and potential changes in competitive offerings and activities and the risks set forth above under “Risk Factors”. We do not intend to, and, except to the extent required by applicable law, expressly disclaim any obligation to, update, revise or correct the financial projection to reflect circumstances existing or arising after the date such financial projection was generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the financial projection are shown to be in error or the financial projection otherwise would not be realized.

Comparison of the Year Ended December 31, 2020 to the Year Ended December 31, 2019 and the Six Months Ended June 30, 2021 to the Six Months Ended June 30, 2020

The following tables summarize our historical statements of operations data. The period-to-period comparison of operating results is not necessarily indicative of results for future periods.

	Year Ended December 31,		Change
	2020	2019	$	%
	(dollars in thousands)

Revenue	$1,896	$1,597	$299	19

Expenses:
Cost of revenue	254	426	(172)	(40)
Sales and marketing	412	262	150	57
Research and development	686	931	(245)	(26)
General and administrative	913	1,348	(435)	(32)
Total operating expenses	2,265	2,967	(702)	(24)
Loss from operations	(369)	(1,370)	1,001	(73)
Other income	8	-	8	-
Interest expense, net	(288)	(124)	(164)	132
Net loss	(649)	(1,494)	845	(57)

	Six months ended June 30,		Change
	2021	2020	$	%

Revenue	$829	$947	(118)	(12)

Expenses:
Cost of revenue	141	171	(30)	(18)
Sales and marketing	115	209	(94)	(45)
Research and development	271	361	(90)	(25)
General and administrative	430	450	(20)	(4)
Total operating expenses	957	1,191	(234)	(20)
Loss from operations	(128)	(244)	116	48
Other income	-	8	(8)	-
Gain on extinguishment of Paycheck Protection Program loan	182	-	182	-
Interest expense, net	(55)	(179)	124	69
Net loss	$(1)	$(415)	414	99

Revenue

Revenue in 2020 increased by $299,000 as compared to 2019.  The increase was primarily related to subscription fees which increased by $238,000 due to new customers acquired during the year and increase in usage by customer. Setup fees increased by $61,000 due to new customers.

Revenue for the six months ended June 30, 2021 decreased by $118,000 as compared to the same period in 2020. The decrease was primarily due to a decrease of $97,000 in setup fees from customers and a decrease of $21,000 in subscription revenue.

Cost of Revenue

Cost of revenue in 2020 decreased by $172,000 as compared to 2019. The decrease was primarily driven by a one-time promotional credit from a vendor of $100,000, and a final credit of $43,000 for a credit card dispute found in our favor.  In addition, the payroll attributed to Cost of Revenue was approximately 50% lower in 2020 as compared to 2019, as a result of a lower headcount.  In addition, we were able to reduce usage on various services to lower costs.

Cost of revenue for the six months ended June 30, 2021 decreased by $30,000 as compared to the same period in 2020. The decrease was primarily driven by cost savings.

Sales and Marketing

Sales and marketing expenses in 2020 appear as having increased by $150,000 as compared to 2019. In reality, sales and marketing expenses in 2020 were $30,000 less than 2019. The perceived increase is primarily due to the recategorization of payroll expenses for sales and marketing personnel from GSA to Sales & Marketing for 2020, an amount of $183,000.

Sales and marketing expenses for the six months ended June 30, 2021 decreased by $94,000 as compared to the same period in 2020. The decrease was primarily due to a reduction of $66,000 in trade shows costs and travel costs as a result of COVID-19 pandemic restrictions.

Research and Development

Research and development expenses in 2020 decreased by $245,000 as compared to 2019. In 2020, the total payroll costs were $443,000 lower than 2019, as a result of a reduction in workforce throughout 2019 and at the start of 2020.  The decrease in payroll costs was partially offset by increases in consulting costs of $197,000.

Research and development expenses for the six months ended June 30, 2021 decreased by $90,000 as compared to the same period in 2020. The decrease was primarily due to reduced consultant costs of $84,000 for on-going development activities.

General and Administrative

General and administrative expenses in 2020 decreased by $435,000 as compared to 2019. The decrease was primarily due to lower payroll costs of $372,000 (which is attributed to lower headcount as well as the sales and marketing personnel now being categorized under sales and marketing rather than general and administrative) together with decreases in recruitment costs of $41,000 and lower operational costs given employees were working remotely since mid-March as a result of the COVID-19 pandemic.

General and administrative expenses for the six months ended June 30, 2021 decreased by $20,000 as compared to the same period in 2020. The decrease was primarily from a decrease of employee costs of $70,000 and decreases in operational costs as a result of employees working remotely since mid-March as a result of the COVID-19 pandemic, offset by increases in stock-based compensation expense and an increase in professional fees of $53,000.

Other Income

Other income in 2020 increased by $8,000 as compared to 2019. Other income in 2020 was comprised of a one-time receipt of $8,000 for economic injury disaster advance in connection with COVID-19, which is not required to be repaid and was accounted for as grant revenue.

Other income for the six months ended June 30, 2021 decreased by $8,000 as compared to the same period in 2020. In the prior period, other income was comprised of a one-time receipt of $8,000 for economic injury disaster advance in connection with COVID-19, which is not required to be repaid and was accounted for as grant revenue.

Gain on extinguishment of Paycheck Protection Program loan

For the six months ended June 30, 2021, gain on extinguishment of Paycheck Protection Program (PPP) loan increased by $182,000. This is in connection with the forgiveness of the PPP loan, which is not required to be repaid.

Interest Expense

Interest expense in 2020 increased by $164,000 as compared to 2019. The increase is due to interest on our convertible notes reflecting 12 months of interest expense in 2020 as opposed to only eight months of interest expense in 2019.  In addition, the increase was a result of 12 months of amortization of debt discount in 2020 as opposed to only three months in 2019.

Interest expense for the six months ended June 30, 2021 decreased by $124,000 as compared to the same period in 2020. The decrease was due to the adoption of Accounting Standards Update 2020-06, which had an adoption impact for the unamortized debt issuance costs of $89,000 and no expense recognized for amortization of debt issuance cost for the six months ended June 30, 2021.

Liquidity and Capital Resources; Going Concern

We have incurred losses since our incorporation. We have relied primarily on sales of our preferred stock and convertible notes to fund our operating activities.

Our short-term liquidity needs primarily include working capital for sales and marketing, research and development, and continued innovation. We have generated significant operating losses and negative cash flows from operations as reflected in our accumulated deficit and statements of cash flows. We expect to continue to incur operating losses and negative cash flows from operations in the future and will require additional capital resources to execute strategic initiatives to grow our business. Our future capital requirements will depend on many factors, including our growth rate, levels of revenue, the expansion of sales and marketing activities, market acceptance of our platform, the results of business initiatives, the timing of new product introductions, and the impact of the COVID-19 pandemic on the global economy and our business, financial condition, and results of operations. As the impact of the COVID-19 pandemic on the global economy and our operations evolves, we will continue to assess our liquidity needs.

In the future, we plan to raise additional capital through the sale of additional equity or debt financing. The sale of additional equity would be dilutive to our stockholders. Additional debt financing could result in increased debt service obligations and more restrictive financial and operational covenants. We may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, operating results and financial condition could be adversely affected.  Due to these factors, there is substantial doubt about our ability to continue as a going concern for one year from the date of issuance of the unaudited condensed financial statements.

The accompanying financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Convertible Notes

   In October 2019, we entered into a number of convertible promissory notes, or the convertible notes, with a group of investors, or the 2019 Bridge Lenders, pursuant to which the 2019 Bridge Lenders provided us with loans in the aggregate principal amount of approximately $1,239,000, which loans bear interest at an annual rate of 8% with an initial maturity date of December 31, 2020, which was extended to December 31, 2022. Pursuant to the terms of the convertible notes, they automatically convert into shares of our stock upon the closing of this offering or in the event of a qualified equity financing of preferred stock with gross proceeds of not less than $2 million and provide for voluntary conversion at the option of the note holders at any time, and in the event of a non-qualified financing at different conversion prices.

   When converted upon the closing of this offering or a qualified or non-qualified equity financing, the convertible notes will convert into such numbers of shares of our equity securities purchased by investors, at 75% of the per share price paid by the investors up to a maximum conversion price determined by dividing $12 million by the number of shares outstanding immediately prior to the closing of such transaction, on a fully diluted basis. In the event of voluntary conversion where no financing occurs, which is available at any time at the option of the 2019 Bridge Lenders, the convertible notes are convertible into shares of preferred stock with similar terms applicable to the Series B Preferred Stock, at a conversion price per share determined by dividing $12 million by the number of shares outstanding immediately prior to the conversion, on a fully diluted basis. The convertible notes are beneficially convertible and we recorded a debt discount of approximately $320,000, which was amortized using the effective interest method over the life of the convertible notes.

In 2020, we received another $39,000 from issuance of convertible notes on the same terms. The convertible notes are beneficially convertible and we recorded additional debt discount of approximately $9,000, which was amortized using the effective interest method over the life of the convertible notes.

Paycheck Protection Program (PPP) Loan

On May 4, 2020, we entered into a $181,700 loan with Northeast Bank pursuant to the Small Business Administration’s (SBA) Paycheck Protection Program (PPP). The PPP loan proceeds are intended to be used for payroll over the eight-week period following the date of the loan. The loan terms provide for interest at 1% per annum and no principal or interest payments are due during the six months from the date of the disbursement of the loan. Commencing one month after the deferral period and continuing monthly through the maturity of the loan on May 3, 2022, equal monthly payments of principal and interest are due.

We account for our PPP loan as debt under the guidance in Accounting Standards Codification 470, Debt. As such, the outstanding amount is reflected as a payable balance, classified between current and long-term, in our balance sheet, the proceeds are reflected under financing activities in our statement of cash flows and interest expense is accrued and recognized in our statement of operations. Any forgiveness of the PPP loan amount will be reflected as a gain on debt extinguishment in our statement of operations.

Our loan forgiveness application was submitted in December 2020 and was approved by the SBA in May 2021.

Economic Injury Disaster Loan

On July 5, 2020, we received an Economic Injury Disaster (EID) loan from the SBA in the amount of $150,000. The loan terms provide for interest at 3.75% per annum and no principal or interest payments are due during the 12 months from date of the EID loan. The balance of principal and interest will be payable over the 30 years from the date of the EID loan.

We granted the SBA, a continuing security interest in and to any and all tangible and intangible property that we now own or shall acquire or create immediately upon the acquisition or creation thereof, to secure payment and performance of all our debts, liabilities and obligations to the SBA, including but not limited to all interest, fees and expenses.

Cash flows

The following table sets forth a summary of our cash flows for the periods indicated.

	Year Ended December 31,
	2020	2019
	(in thousands)
Net cash used in operating activities	$(602)	$(1,365)
Net cash provided by financing activities	364	1,281

	Six months ended June 30,
	2021	2020
	(in thousands)
Net cash used in operating activities	$(191)	$(539)
Net cash provided by financing activities	18	203

Operating activities

Net cash used in operating activities for the year ended December 31, 2020 was $602,000. This consisted primarily of our net loss of $649,000 adjusted for certain non-cash items including stock-based compensation of $90,000, non-cash interest expense of $288,000 and the effect of changes in working capital.

Net cash used in operating activities for the year ended December 31, 2019 was $1.4 million. This consisted primarily of our net loss of $1.5 million adjusted for certain non-cash items including non-cash interest expense of $121,000 and the effect of changes in working capital.

Net cash used in operating activities for the six-month period ended June 30, 2021 was $191,000. This consisted primarily of our net loss of $1,000, adjusted for certain non-cash items including stock-based compensation of $88,000, non-cash interest expense of $55,000, gain on extinguishment of the PPP loan of $182,000 and the effect of changes in working capital.

Net cash used in operating activities for the six-month period ended June 30, 2020 was $539,000. This consisted primarily of our net loss of $415,000, adjusted for certain non-cash items, including stock-based compensation of $42,000, non-cash interest expense of $179,000 and the effect of changes in working capital.

Financing activities

Net cash provided by financing activities during the year ended December 31, 2020 was $364,000. This primarily consisted of proceeds of $182,000 from the PPP loan and $150,000 from the EIDL loan.

Net cash provided by financing activities during the year ended December 31, 2019 was $1.3 million. This primarily consisted of proceeds of $1.2 million from the issuance of convertible notes.

Net cash provided by financing activities during the six-month period ended June 30, 2021 was $18,000. This primarily consisted of proceeds of $7,000 from the issuance of convertible notes and $11,000 from the exercise of stock options.

Net cash provided by financing activities during the six-month period ended June 30, 2020 was $203,000. This primarily consisted of proceeds of $21,000 from the issuance of convertible notes and proceeds of $182,000 from the PPP loan.

Contractual obligations

Our principal commitments consist of operating leases for office space, our economic injury disaster loan and our convertible notes. The following table summarizes our commitments to settle contractual obligations as of December 31, 2020.

		Payments Due By Period
	Total	Within 1 year	1 – 3 years	3 – 5 years	More than 5 years
	(in thousands)
Convertible notes	$1,304	$1,304	$-	$-	$-
Economic injury disaster loan	150	3	10	10	127
Operating leases obligations	63	25	38	-	-
Total	1,517	1,332	48	10	127

The following table summarizes our commitments to settle contractual obligations as of June 30, 2021.

		Payments Due By Period
	Total	Within 1 year	1 – 3 years	3 – 5 years	More than 5 years
	(in thousands)
Convertible promissory notes	$1,450	$1,450	$-	$-	$-
Economic injury disaster loan	155	4	9	9	133
Operating leases obligations	50	25	25	-	-
Total	$1,655	$1,479	$34	$9	$133

Off-balance sheet arrangements

We did not have any off-balance sheet arrangements as of June 30, 2021, December 31, 2020, June 30, 2020 or as of December 31, 2019.

Critical accounting policies and estimates

Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. We also make estimates and assumptions on the reported revenue generated and reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

While our significant accounting policies are described in the notes to our financial statements, we believe the following critical accounting policies are most important to understanding and evaluating our reported financial results.

Revenue recognition

We generate revenue from two sources: (1) subscription fees and (2) setup fees.

  We provide Software as a Service (SaaS), and charge a base subscription fee on a monthly basis, for the customer to utilize our platform on their website.  Some customers are charged quarterly or annually for their subscription, and the fee is allocated over the term of the contract.  The monthly subscription fee is determined by the plan that the customer chooses, and in the event the customer’s usage exceeds the chosen plan, the customer is obligated to pay a usage fee in excess of the base subscription. For most subscription solutions arrangements, we determined that we meet the variable consideration allocation exception and, therefore, recognize fixed monthly fees or a pro-rata portion of quarterly or annual fees and any transaction fees as revenue in the month they are earned.

The majority of our contracts with customers are on an annual basis, and automatically renew at the end of the year unless terminated with at least 30 days’ notice by either party. While the majority of the contracts are for one year, some customers will execute a multi-year contract to lock in the then current subscription rates. Contracts are typically non-cancellable and do not contain refund-type provisions. Payments received in advance of services being rendered are recorded as deferred revenue and recognized when the obligation is completed.

The customer is charged an initial integration setup fee at the time of execution of the contract.  Revenue for customer integration is recorded on a straight-line basis over the estimated life of the contract, commencing when the integration has begun. Payments received in advance of services being rendered are recorded as deferred revenue and recognized when the obligation is completed.

All revenue is recognized on a gross basis, as we have determined that we are the principal in these arrangements.

We adopted Financial Accounting Standards Board (“FASB”), Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“Topic 606”), effective January 1, 2019, using the full retrospective method of adoption. As such, the financial statements present revenue in accordance with Topic 606 for the period presented. Topic 606 requires us to identify distinct performance obligations. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. When distinct performance obligations exist, we allocate the contract transaction price to each distinct performance obligation. The standalone selling price, or our best estimate of standalone selling price, is used to allocate the transaction price to the separate performance obligations. We recognize revenue when, or as, the performance obligation is satisfied.

Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Also, significant judgment may be required to determine the allocation of transaction price to each distinct performance obligation.

Stock-based Compensation

Stock-based compensation expense is measured at grant date based on the fair value of the award and is expensed on a straight-line basis over the requisite service period. We determine the fair values of stock option awards on the date of grant using the Black-Scholes option-pricing model. In applying this option-pricing model, our determination of the fair value of the stock option award on the date of grant is affected by the value of our common stock, as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to, expected stock price volatility, actual and projected stock option exercise behaviors and risk-free interest rate. We recognize forfeitures related to stock-based compensation as they occur.

Common Stock Fair Value

We are required to periodically estimate the fair value of common stock when issuing stock options. The fair value of common stock was determined on a periodic basis, with the assistance of an independent third-party valuation expert. The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of significant levels of management judgment. We considered, among other things, contemporaneous valuations of our common stock, business, financial condition and results of operations, including related industry trends affecting its operations; the likelihood of achieving a liquidity event      given prevailing market conditions; the market performance of comparable publicly traded companies and the lack of marketability of our common stock.

Convertible Instruments

We follow ASC 480-10, Distinguishing Liabilities from Equity when evaluating the accounting for our hybrid instruments. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (a) a fixed monetary amount known at inception (for example, a payable settled with a variable number of the issuer’s equity shares); (b) variations in something other than the fair value of the issuer’s equity shares (for example, a financial instrument indexed to the Standard and Poor’s S&P 500 Index and settled with a variable number of the issuer’s equity shares); or (c) variations inversely related to changes in the fair value of the issuer’s equity shares (for example, a written put option that could be net share settled). Hybrid instruments meeting these criteria are not further evaluated for any embedded derivatives and are carried as a liability at fair value at each balance sheet date with a re-measurement reported in the results of operations.

We also evaluate hybrid contracts with embedded conversion features in accordance with ASC 815, Derivatives and Hedging Activities (“ASC 815”), which requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. When we determine that the embedded conversion option should be bifurcated from its host instrument in accordance with ASC 815, a portion of the proceeds received upon the issuance of the hybrid contract is allocated to the fair value of the derivative. The derivative is subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in the results of operations.

We account for convertible debt instruments with embedded conversion features in accordance with ASC 470-20, Debt with Conversion and Other Options (“ASC 470-20”) if it is determined that the conversion feature should not be bifurcated from their host instruments. Under ASC 470-20, we record, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the difference between the fair value of the underlying common stock at the commitment date and the embedded effective conversion price.

Recent accounting pronouncements

A discussion of recent accounting pronouncements is included in the Notes to our financial statements included elsewhere in this offering statement.

BUSINESS

Overview

TVPage is an influencer marketing platform for ecommerce, where brands run campaigns that leverage creators (influencers and store associates) to generate authentic product content. The content is shared by creators to their social media audiences and may become discoverable by Google search, which drives new organic engagement and sales. Our artificial intelligence (AI)-powered recommendation engine dynamically serves the highest-performing creator content on brands’ ecommerce product pages and other marketing channels, further increasing traffic and sales and customer lifetime value. Our platform is differentiated from other influencer marketing platforms by providing creators with their own personalized storefronts on brands’ ecommerce sites to which creators post shoppable video and other rich media experiences.

Market Opportunity

Large, Rapidly Growing Global Market for Ecommerce Platforms

Technology and the internet are transforming commerce. As commerce moves online, businesses must not only anticipate changing consumer expectations but also deliver engaging and highly personalized experiences across channels, necessitating a continuous process of digital transformation. The entire shopping journey, from product discovery to engagement to purchase and delivery, matters. Consumers now expect to be able to transact anywhere, anytime on any device, and the experience needs to be simple, seamless and secure. We accordingly are witnessing major shifts in shopping venues from in-store to branded ecommerce sites, marketplaces and social networks. To best serve their customers in this dynamic digital era, businesses need a solution for cross-channel commerce that nimbly keeps them at the forefront of user experience and innovation. Consumers quickly become accustomed to the standards set by the largest and most innovative brands, retailers and salespeople and expect a comparable experience with all brands and salespeople. Without the latest technology, it is difficult for brands and salespeople to meet the rising demands of consumers.

Social Commerce

   Social commerce, the global market size of which Grand View Research values at approximately $475 billion, is the practice of engaging with customers more effectively using social media. It focuses on understanding customer needs as they evolve and creating customer loyalty. Through social commerce, brands can reach customers in their social media flows, allowing increased awareness and lowered risk of being filtered out when presented through paid ad mediums. Because the brand and the customer directly communicate with one another, opportunities to find and source new products can be identified quickly and brought to market. Forbes has also pointed out that because social commerce inherently engages consumers when they are not formally “shopping,” social commerce increases a brand’s reach to consumers who would not normally buy from certain retailers or might be distracted in a marketplace.

Social commerce also helps forge a relationship between brands and consumers and obviates the need for brands to market their products through marketplaces which do not share important customer data with the brands and rely on search algorithms that may limit brand awareness. Marketplaces also may limit the type and quantity of products a brand may market through the marketplace. When dealing with customers more directly and via third parties like social networks and search engines, brands have access to data that is much more complete, giving them a better understanding of what customers are looking for and enabling them to increase their sales and revenues. This data and the engaging, highly interactive social media environment can also encourage brands to experiment with their products and brand promotions, such as reward sweepstakes, competitions and incentives for product reviews.

Influencer Marketing

The high competition in the ecommerce industry has driven many professionals to resort to multiple marketing strategies to attract customers’ attention and increase sales. One of the most prominent trends in the marketing industry is influencer marketing, and with the advent of micro-influencers (usually from 3,000 to 50,000 followers), this trend has now become accessible to all brands. While top influencers are often inaccessible and too expensive for smaller brands, micro-influencers can easily become a part of any brand’s marketing plan and bring increased profit to its business. We believe that an investment in this marketing strategy can be a gateway to success due to the following reasons:

•
Micro-influencers drive a powerful marketing strategy. Social media has become an inevitable part of life and, in turn, has opened many doors for business. According to Forbes, an account with over a million followers can earn up to $50,000 for a single sponsored post (depending on its engagement). This reinforces the importance of investing money in influencer marketing. While paying $50,000 for a single post is unreachable to smaller brands, micro-influencers promise higher engagement and better access at a fraction of the cost. We have found that influencers with smaller followings tend to have much higher engagement rates than influencers with tens of thousands of followers. We believe the reason for this is that when influencers get very popular, they attract people who are not very engaged or loyal.

•
Micro-influencers include a personal story. Potential customers are constantly being presented with ads trying to convince them to buy something. The general consumer is becoming tired of being inundated with the same traditional advertising content as seen in places such as television and billboards. Even when personal stories are included in these conventional ads, they often look staged, which makes it harder to gain the trust of the target audience. However, micro-influencers can make what is actually an ad seem like a real-life recommendation. They can enhance a promotion because they usually include a personal story, which makes the showcased product or services appear more reliable and relatable. In addition, the audience can relate themselves to the influencer’s story, recognize their own problem or struggle, and rely on personal experiences when deciding whether to make a purchase.

•
Micro-influencers have an established connection with the audience. A close relationship with the audience is critical in order to influence purchasing decisions. People are more trusting of a company when they have received a recommendation from a close friend or acquaintance. Micro-influencers have a fostered connection with their audience due to a number of factors, including:

o	Bonding over time. By closely following an influencer for a certain amount of time, followers get the feeling that they know that person and have a connection.

o
Trust. People following a micro-influencer begin to build trust with that person. Even though they have never met, they still feel like they know the micro-influencer and are willing to rely on his or her judgement.

o
Feedback. While famous influencers do not have time to respond to people's comments or use professional social media managers to do this, micro-influencers usually communicate with consumers by themselves. They read comments, direct messages and questions. They invest their time and energy into responding to followers and thanking them for their support. This makes their bond with their audience more personal.

•
Micro-influencers immediately lead the audience to the business. A successful marketing strategy incorporates the ability for a micro-influencer to lead the target audience directly to the desired ecommerce website or a landing page, which is more likely to generate an increase in sales. Strategies include having micro-influencers include direct links to ecommerce websites or special-offer landing pages in their bios or having them create a post in which they call their followers to check out that link. Another strategy is to have micro-influencers promote catchy and intriguing calls-to-action. This is yet another way to increase the engagement rate and boost sales.

•
Micro-influencers validate brands. Brands require validation and credibility to attract more people, engage with them and acquire loyal customers. Most of the people who intend on purchasing something online, engaging with a business for the first time and need some type of confirmation or evidence that the business in question can be trusted. This is why most potential customers first conduct research of their own to ensure they will not buy a product of poor quality. They may read reviews, blog posts and evaluations from various sources. If a brand does not have many favorable reviews, it can rely on micro-influencers. This could give a follower the extra push needed to become a customer.

Video Commerce

Video commerce is the process of using video to influence the sale of a particular product or service. In the past decade, video evolved from a form of entertainment to an effective medium to communicate ideas, build brands, promote products and connect people with one another. This is because video is a far richer and more expressive medium than text or static images. As consumers spend more time online and as workforces become more distributed, brands need to keep pace with their customers, who increasingly expect to consume engaging video content.

We expect that brands’ reliance on video will increase, aided by the following trends:

•
Consumers expect engaging video. Consumers increasingly expect engaging and real-time video from brands. We anticipate that the marked growth of self-produced video on social media platforms will put more pressure on businesses to produce professional-quality videos for these platforms as well.

•
Video works better than image and text. Video is the most engaging medium. A 2018 analysis by Twitter showed that social media posts with video attract ten times more engagement than those without, and a 2018 analysis by LinkedIn showed that videos are shared twenty times more often than other content formats.

•
The rise of direct-to-consumer streaming. Content creators are increasingly reaching audiences directly, without traditional media intermediaries like television networks. According to Mediaplaynews, the average streaming U.S. household pays for nearly four subscription services, and Wikipedia and other sources report there are now over 16 streaming services that have over one million subscribers. In 2020, Forbes reported that outside of traditional media, there are two million content creators on YouTube, Instagram, TikTok and Twitch making earning over $1,000,000 per year.

•
Video is broadly distributed. In the past, online video was primarily viewed on desktop computers that required a physical high-speed Internet connection. Today, mobile phones and tablets enable high-definition video recording and playback, 5G network coverage is expanding, and connected TVs have made their way to many households. With consumers spending an average of over six hours a day watching online video content (based upon 2020 data from Nielsen), we expect more viewing surfaces to emerge in the future, from virtual reality headsets to augmented reality devices to screens installed in self-driving cars. As audiences engage on more devices, businesses will increasingly need a central hub to publish video across these platforms.

•
The COVID-19 pandemic has accelerated the demand for video from businesses. The health-related spatial limitations adopted globally in response to the COVID-19 pandemic have accelerated the world’s demand for video solutions. We believe this shift will endure given the fundamental need for businesses to communicate online with consumers.

To leverage video commerce, brands need a platform to support the hosting and consumption of content, creation of workflows and output of shoppable customer experiences, in an intelligent manner. The process of deploying a sustainable video commerce strategy involves a tight workflow, and brands need to be confident in their commerce platform’s ability to not only support video content but offer the user tools to manage it effectively and intuitively.

Impact of COVID-19

COVID-19, declared a global pandemic by the World Health Organization on March 11, 2020, has caused disruption to the economies and communities of the United States and our target international markets. In the interest of public health, many governments closed physical stores and places of business deemed non-essential. This precipitated a significant shift in shopping behavior online. We are seeing a higher demand for our solution as a result of this growth. Nevertheless, we do not have certainty that these trends will continue. The impact of the COVID-19 pandemic and the uncertainty it has created in the global economy could materially adversely affect our business, financial condition and results of operations.

According to a Harvard Business Review report, in early 2021, the EY Future Consumer Index, which has surveyed thousands of consumers since the early days of the pandemic, found that 80% of U.S. consumers are still changing the way they shop. Sixty percent are currently visiting brick-and-mortar stores less than before the pandemic, and 43% shop more often online for products they would have previously bought in stores.

As a result of the COVID-19 pandemic, ecommerce strategies quickly shifted, for many retailers, from a long-term plan to a desperately needed lifeline that could enable them to survive a global pandemic. The Harvard Business Review study found that retailers made approximately $10 billion in ecommerce investments, acquisitions and partnerships from May to July 2020. The Harvard Business Review report concluded that for some retailers, the COVID-19 pandemic accelerated previously existing efforts to innovate, but for many others, it spurred a reset of the way they think about consumers’ needs and the future of digital commerce. Entrepreneur.com reported in April 2021 that the role of ecommerce has grown immensely since the onset of the COVID-19 pandemic and further noted that a full 60% of interactions between consumers and businesses now take place online.

During the month of March 2020, in compliance with local, state, and national regulations, we transitioned in an orderly fashion to work-from-home operations. We accomplished this efficiently across our various teams and functions. Our employees and teams were equipped with the equipment and collaboration tools they need to successfully work remotely. As a result of the pandemic, many customers shut down stores and stopped paying us. In April 2020, we also received a Payment Protection Plan (PPP) loan from the Small Business Administration (SBA) in the amount of $181,700.  In addition, we subsequently received from the SBA an Economic Injury Disaster Loan in the amount of $8,000 (which does not need to be repaid) and a loan in the amount of $150,000 (with a term of 30 years). The PPP loan was subsequently forgiven in full in May 2021.

Our Solution

The TVPage influencer marketing platform for ecommerce provides a multifaceted solution for brands and creators. We work with top brands, including Autozone, Bed Bath and Beyond, Harley Davidson, Kay Jewelers, Macy’s, Roadrunner Sports and Taylor Guitars, to streamline the workflow of merchandising, moderating and publishing shoppable video content at scale.

Key Components

The key components of our platform include:

•	Creator management and creator support. The platform empowers brands to deploy and manage an army of creators in order to promote their offerings in the following ways:

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Recruitment - The platform provides an integrated invitation workflow for creators. The platform searches millions of social profiles and automatically surfaces and recommends the right creators for a given keyword search (generally pertaining to a brand or product campaign).

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Content marketing – The platform facilitates integrated engagement between brands and creators on their sites. Brands can run content sourcing campaigns, provide added incentive awards and set associated requirements, guidelines and expectations.

o	Scoring - Each creator generates data for scoring engagement and performance potential. The extensive data on the platform enables brands to visualize and monitor a complete creator-powered workflow.

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Segmentation – Brands have the ability to manage and monitor data for creators on their sites. The platform offers full customization to create groups that are segmented based on creator expertise and performance.

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Creator moderation – Brands can moderate every creator on the platform at their desired level of comfort. Creators are unable to publish anything until brands grant them auto-publish rights and brands can opt to review every post before it goes live.

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TVPage Mobile App for Creators – The TVPage mobile app for creators enables creators to post directly to brand sites and drive traffic from search and social media, all from a user-friendly mobile app, in a seamless manner. Through the App, which integrates direct communication mediums such as Whatsapp, SMS, and Facebook Messenger, creators can also make themselves available for direct one-on-one engagement with consumers that can be triggered anywhere in the online store.

•	Content marketing. The platform offers the following solutions to improve consumer engagement with brands and their offerings:

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Creator storefronts - The platform installs personalized storefronts for creators into online stores in order to increase consumer engagement from within brands’ online stores. Creators can post videos and photos directly to their storefronts, connect storefronts to social media, and generate organic search engine optimization (SEO) discoverability.

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Automations – The platform enables the deployment of enriched automated email campaigns with content. Brands also have the ability to automatically drive traffic to shoppable video pages posted by creators on their sites. Brands can also incorporate videos into cart abandonment, retargeting and other marketing automations to increase the likelihood of success. Additionally, brands can optimize the dynamic selection of content with first-party engagement and performance data.

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Media – The platform delivers data-enriched media campaigns with content. Brands can drive traffic to shoppable video pages on their sites, posted by creators and incorporate creator content into social media video, display, product listing ads (PLAs), and other digital ad units.

•	Consumer engagement. The platform allows creators to maintain a continuous connection with their followers with the following features:

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Shop with us - Creators make themselves available through the platform for direct one-on-one engagement that can be triggered anywhere in the online store. Integrated direct communication mediums include Whatsapp, SMS and Facebook Messenger.

o	Live shopping – Creators can easily promote live virtual meetings on their storefronts via integrations with Zoom, Gotomeeing, Microsoft Teams, Google Meet and Twitch.

•	Payout and reporting. The platform features reliable and efficient payout and reporting tools:

o	Creator settlement - The platform supports internal reporting needs and payouts. The platform also ensures the detailed accuracy and integrity of the monthly statements it generates for each creator.

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Payment and distribution - The platform ensures complete distribution of all settled amounts to creators on their sites. Creators set up their payment preferences and receive payments on a monthly basis.

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Analytics and ROI – Brands have the ability to gain insights on social activity and first- party engagement and sales from each creator. The platform enables brands to track the actual sales derived from engagement with shoppable content, allowing brands to gain a true understanding of the value delivered by creators.

•	Content management. The platform allows brands to monitor and manage the content that is uploaded to their sites through the platform:

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Moderation – Brands can review and monitor all content posted to their sites through the platform. Brands can view new posts before approving them to go live, as desired. The platform offers settings to ease workflows and extend discretion to creators who gain brands’ trust. Brands can automatically fuel their online stores (creator storefronts, category pages and product pages) with implementations that make it easy to scale content across their entire catalogs.

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Asset management – Brands can control and edit the metadata and attributes of each photo and video uploaded to their sites through the platform. The platform also enables brands to ensure that assets are enriched with the metadata needed to dynamically trigger their consumption by the right consumers, at the right moment.

•	Consumer experience. The platform integrates the following features to enhance the overall consumer experience:

o	Content commerce index - The platform extends the reach of the brand catalog by matching videos and photos for each and every product, at scale.

o	Recommendation engine - By leveraging the content commerce index, advanced AI technology and first-party data, the platform dynamically serves the most suitable content for any given product.

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Content on product pages - The platform enables the use of widgets to serve the right content on brands’ product pages. Brands have the ability to activate sources for content, grow the index of content to their catalogs, and serve the appropriate content for their product pages with a recommendation engine that increases conversion rates.

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Matching moments – Using indexed data acquired from millions of matches between content and catalogs and advanced AI algorithms, the platform is able to: (1) recommend relevant products for videos and photos; (2) trigger moments in speech and visual frames where specified products are offered; and (3) generate smart interactions that optimize  sales via engagement.

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TVPage Online Video Player - Built upon the versatile adaptive technology of HTTP Live Streaming (HLS) and Dynamic Adaptive Streaming over HTTP (DASH), the TVPage online video player and platform-integrated video hosting and adaptive-streaming delivery services, ensure a high quality broadcast-grade experience for consumers. Between October 2020 and October 2021, the average conversion rate from consumers using our platform was approximately 5% as compared to the average conversion rate for ecommerce, which IRP Commerce estimated at 1.8%. Additionally, the TVPage Online Video Player is compliant with the Americans with Disabilities Act, supporting keyboard navigation and closed captions.

Packaging and Pricing

   We support brands of all sizes and at various life cycles, from small, emerging brands to the world’s globally-recognized and high-end brands. Our platform offers a range of differentiated service levels, enabling us to cater to the different, and constantly evolving, needs of our customers. Our current minimum package cost as of the date of this offering circular is approximately $30,000 per year for a package that includes approximately 10,000 video views and varies depending on the type of subscription. We also offer our customers the option to pay for actual views of videos on the customers’ sites on a “pay as you go” basis without any minimum commitment, at a rate of approximately $0.37 per view. During 2022, we will start charging a fee to customers using our Creator Campaign, on a “pay per action” basis based on the rates paid to content creators for their participation in the campaigns. The rates paid to content creators will vary depending on the requirements of the campaign and market factors (e.g., content creator type, social network category, supply and demand, etc.).

Technology, Infrastructure and Operations

We have designed our platform with enterprise-grade reliability and scalability as top priorities. Core contributors to our strengths in these areas include:

•	Application architecture. We operate a proprietary and modern technology platform, organically developed by our in-house R&D team, leveraging leading third-party software where applicable.

•	Infrastructure. Our platform is deployed via market standard cloud computing infrastructure, allowing us to easily scale our platform globally while maintaining optimal performance.

•	Uptime. Our platform maintains excellent service levels. Across all sites, our platform achieved over 99.9% average uptime for 2020.

 Competition

Our primary competitors are leading influencer marketing platforms, such as AspireIQ, CreatorIQ, Grin, Impact, Mavrck, RewardStyle, TRIBE and Humanz. We believe we can compete on the following factors, which we view to be the principal competitive factors in our market:

•	Influencer recruitment

•	Influencer management

•	Influencer analytics

•	Influencer collaboration

•	Influencer payout & settlement

•	Influencer social monitoring/analysis

•	User-generated content (UGC) management

•	Reporting and dashboards

•	Data importing and exporting tools

Despite the competitive intensity, we believe we can compete successfully on the basis of the factors listed above. Our SaaS model and versatile strategy allows us to serve a wide range of brands with a solution that is easier to implement and manage, less expensive, more feature rich, and more open than most of our competitors’ offerings.

Our Competitive Advantage

Deep Ecommerce Integration for Influencer Marketing

TVPage integrates deeply with the online store to bring a real posting workflow into brands’ ecommerce websites. This engagement path generates a clear, repeatable flow for each creator to post content, generate sales, and get paid on their actual performance, yielding a much higher value proposition for the brand in comparison to the competition. Powerful capabilities offered by TVPage include the following:

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Influencer personalized storefronts. Influencer personalized storefronts are landing pages that are generated by the TVPage platform. Each creator who joins a brand campaign or program is given a storefront. The storefront is customizable with a profile photo, cover photo, social media links, chat links and personalized welcome text. Below that area is a listing of shoppable content that has been posted by the creator. The storefront page is discoverable and indexed by Google and other search engines.

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Influencer shoppable videos and photos. Influencer shoppable videos and photos are individual landing pages dedicated to a single piece of content (video or photo). Each page prominently features the content that was created, the products that were matched to it and additional details provided by the creator. Each page has metatags and structured data that allow it to be fully indexed by Google in the optimal manner for content discovery from search.

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Influencer mobile app. The influencer mobile app is a single application that creators install on their mobile devices that allows them access to a rich, native experience (as opposed to using the web app). Both contain feature parity, with the exception of the mobile app, which allows for integration with the mobile device’s operating system to interact with the various social media applications installed on the device. This enables creators to more easily post content to their storefront and share that content on social media to drive consumer engagement.

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Influencer SEO. Influencer SEO is the ability for web pages generated by the TVPage platform to be uniquely indexed by search engines. All generated pages are also added to sitemap files that are generated and made available to search engines to optimize the page indexing process. Each page generated contains metatags and structured data to optimize the page’s ability to be indexed for appropriate search result display.

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Engagement based attribution. Engagement based attribution is the ability for the TVPage platform to understand consumer engagement events that occur when the consumer interacts with shoppable videos and photos and to attribute that engagement to any sales events that occur after the engagement. This creates a unique view into consumer behavior using first-party data.

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Ecommerce catalog integration. Ecommerce catalog integration is the ability for the TVPage platform to ingest and utilize an ecommerce catalog. All products are kept in sync with the ecommerce platform at a frequency defined by the client, based upon their business needs. The ecommerce catalog is then used to generate matches to content as well as trackable product short links, which contribute to engagement-based attribution.

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Dynamic content publishing. Dynamic content publishing is the ability for content to be published and displayed dynamically throughout the ecommerce experience. This allows a great deal of flexibility to brands as they deploy engaging content throughout the purchase funnel. New content that is generated is published in real time and available immediately throughout the shopping experience.

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First-party online store data. All event data recorded by the TVPage platform is first-party data, meaning it originates from the brand’s domain, enabling them to track engagement and conversion events and not be blocked or filtered by privacy controls.

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Content recommendation engine. The content recommendation engine is our ability to recommend content for a given ecommerce experience based on multiple dynamic real time inputs and sorted by our scoring mechanism. This enables unique sets of content to be displayed within an ecommerce experience natively.

Empowerment of Store Associates

The deep integration with the online store described also provides a path for brick and mortar sales associates to sell online, extending their sales efforts into the online store and increasing their personal sales achievements. The ability for a brick and mortar sales associate to launch and personalize his or her own storefront within the online store enables the associate to extend his or her reach to shoppers outside the physical limitations of the brick and mortar store. Store associates often know the brands’ products the best. By enabling them to post shoppable videos and photos to their own online storefronts and share content with their social audiences, brands are able to converge brick and mortar consumer engagement with online shopping engagement and amplify their omnichannel reach.

Growth Strategy

Our growth strategy is driven by our mission to connect creators with brands to enable creative and genuine content-driven sales of brand offerings. In order to achieve this goal, we plan to accelerate our R&D efforts, launch additional ecommerce integrations, enhance marketing integrations, advance agency partnerships and launch a creator marketplace.

Research and Development

Over the next 12 months, we plan to spend approximately $1.76 million in R&D improvements, such as:

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Analytics API optimization - This is an additional milestone of our analytics system, refactoring our current endpoints and data summaries for additional scale. This incorporates optimization of our video, photo and product link reports, as well as enabling third-party API access to the data.

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Creator Campaigns - This feature, first introduced as a pilot to a limited number of customers during the second half of 2021, will enable a brand business user to launch a content creation campaign for a specific product. The campaign will invite creators to join, provide compensation details and requirements for content creation and reporting analytics to measure the success of the campaign.

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Deeper ecommerce integrations – We plan to offer additional ecommerce integrations and believe such integrations will further accelerate implementations and enable additional capabilities such as direct add-to-cart from content, real-time pricing and additional user experience components.

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Deeper marketing integrations - We plan to offer additional integrations with key marketing channels and believe such integrations will ensure that brands are able to leverage all content created by creators in more email/SMS automations as well as media campaigns.

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Extended engagement and triggers for creators - In addition to the native ability to run campaigns with creators on the platform, we plan to further increase automated touch points with creators both during, and irrespective of, such ongoing campaigns. We believe this will elevate the activity of creators as they respond to such triggers.

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Extended payment methods – We plan to develop methods to increase flexibility with payments to creators, enabling customized payment methods that either could be dependent on or independent of performance.

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Deeper in-video interactions - This feature will leverage AI and the deep data that we have accumulated over time to automatically trigger product offers to be displayed at the precise moments within the video at which the product is being discussed or presented by the creator.

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Extended storefront customization - This feature will enable deeper customization by brands, allowing them to fully customize storefront pages to match their branding and design aesthetic by tools such as drag & drop sections and blocks, colors, spacing, fonts and more.

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Direct selling management - This capability will enable active creators to engage directly with consumers on the brands’ websites via embedded experiences made available to consumers. Creators would indicate their availability and be able to communicate directly with consumers, share content and drive more sales.

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Creator directory - This functionality will enable creators to list themselves in our marketplace and offer their creative services to brands. They can be invited by brands to join a campaign or they can apply to join a brand’s program and participate.

•	Social commerce integrations - This functionality will allow us to syndicate shoppable content to social media networks that support social commerce, such as Facebook, Instagram and TikTok.

Ecommerce Platform Integrations

   Our partner-centric strategy enables partner technology platforms to integrate storefronts for creators into online stores, and creator content into marketing campaigns. We currently offer integrations with the SAP Commerce Cloud and Shopify, and we are planning to launch integrations with other major ecommerce SaaS platforms, including Adobe Magento, BigCommerce, Oracle Commerce Cloud and Salesforce Commerce Cloud. While our platform is capable of operating independently of such integrations, they serve as direct paths into the marketing ecosystems of these larger technology partners, strategically gaining accelerated access to prospective customers.

Marketing Integrations

In addition to our integrations with ecommerce platforms, we are seeing demand for the insertion of shoppable creator content into marketing automation campaigns. For example, we have created an integration with Emarsys to dynamically incorporate informative content from creators around products promoted into cart abandonment, retargeting and other marketing automations. We are creating additional partnerships and integrations with other marketing platforms to enable the dynamic insertion of shoppable content into campaigns, powered by our recommendation engine that optimizes content selection based on contextual and performance data.

Agency Partnerships

In addition, marketing agencies seek good technology partners to provide the tools needed to run influencer marketing programs and campaigns. With ecommerce growth serving as a primary key performance indicator (KPI) for most direct-to-consumer (D2C) brands today, marketing agencies need a platform that enables a complete sales cycle to be created and replicated by influencers. Our platform provides a complete turnkey solution for the agency or brand to implement, onboard and grow any influencer campaign, with specific capabilities that fuel and scale all brands’ D2C ecommerce objectives. We are already working with several large global agencies and are in the process of allocating resources towards the refinement and growth of this important strategic business development channel.

Creator Marketplace

We are creating a marketplace that will serve as a centralized location for brands to make campaigns available to creators. We believe this offering will succeed due to the following factors

•	The rise of the “creator economy” and influencer marketing has driven many brands to look outside their organizations to generate new, authentic marketing content to sell products.

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With the collapse of third-party cookie tracking, having creators on hand who will share their content to their audiences enables a new way to reach new customers without any third-party tracking required.

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Brands leverage the marketplace to list their program and any creator campaigns they are currently running. This enables a brand to gain exposure to vetted creators and invite them to join their campaigns. Brands can manage their profile and generate inbound requests to join their campaigns automatically.

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Creators leverage the marketplace to list and manage their profile, share specific information about themselves and be discoverable to brands that are searching for new creators. This gives creators exposure to the immediate needs of brands in a distributed fashion and enables them to get discovered through their unique creative talents.

•	The integration of our comprehensive set of proprietary and advanced technologies and workflows makes the entire lifecycle of people-powered sales possible, manageable and scalable.

Campaign-Based Growth Model

   We view campaigns as an important element in our growth model since our experience has shown that creators work optimally as part of campaigns focused on specific products of a brand. We see our Creator Campaign service as an important tool that will help recruit and deploy content creators for the brand. The Creator Campaign service will also help brands learn how to more effectively leverage our platform. We believe our Creator Campaign service will lead to the generation of new content and views on the brand sites and ultimately translate into an increase in the use of our platform and our revenues.

Major Customers

   We are proud to serve a wide array of customers in a variety of industries, an achievement we view as validation of the benefits our solution provides to a diverse customer base. We have also seen increased customer demand for our solution. As discussed below, while revenues from our two largest customers accounted for approximately 39.8% of our total revenues in the second quarter of 2021, and based on our management’s estimates for 2021, approximately 38.1% of our total revenues in 2021, considering the net proceeds we expect to receive from this offering, our clear go-to-market strategy and current potential partnerships, we do not view ourselves as being dependent on any one of these, or other, customers.

   Currently, our largest customer is Macy’s, Inc., one of the premier omnichannel retailers in the United States. Revenues from Macy’s accounted for approximately 28.5% of our total revenues in the second quarter of 2021 and based on our management’s estimates for 2021, approximately 28.2% of our total revenues in 2021. We provide our solution to Macy’s pursuant to an agreement that became effective in May 2018 and was amended in May 2019. In addition to granting platform usage rights, under the agreement, we also undertook to provide technical support, personnel training services and software updates. Pursuant to the agreement, Macy’s pays us monthly payments based on sales deriving from the use of the platform, provided that in any event Macy’s will pay no less than an agreed minimum amount for each month. The agreement spans for twelve months and automatically renews for additional twelve-month terms, unless otherwise terminated by us or Macy’s within thirty days prior to the end of the then current term. Since the term of our agreement with Macy’s expires in May 2022 and Macy’s has expressed interest in exploring alternative offerings, we are currently discussing with Macy’s the potential renewal of the agreement, the likelihood and scope of which are currently unknown.

   Our next largest customer is a retail department store in the home improvement and décor space, to whom we provide our solution pursuant to an agreement that became effective in March 2016. Revenues from this customer accounted for approximately 11.3% of our total revenues in the second quarter of 2021 and based on our management’s estimates for 2021, approximately 9.9% of our total revenues in 2021. Pursuant to the agreement, we provide the customer with full access to the platform, including installation and interfacing of the platform to the customer’s online commerce assets. The customer paid us a one-time platform installation fee and pays us monthly payments based on views deriving from the use of the platform. The initial term of the agreement spanned for three years and in April 2019, was extended through July 2023. We and the customer have the right to terminate the agreement upon thirty days’ prior notice.

Our next largest customer is a company in the automotive replacement parts industry, to whom we provide our solution pursuant to an agreement that became effective in March 2018. Revenues from this customer accounted for approximately 11.3% of our total revenues in the second quarter of 2021 and based on our management’s estimates for 2021, approximately 10.2% of our total revenues in 2021. Pursuant to the agreement, we provide the customer with full access to the platform, including installation and interfacing of the platform to the customer’s online commerce assets. The customer paid us a one-time platform installation fee and pays us monthly payments based on views deriving from the use of the platform. The agreement expires in September 2022. The customer has the right to terminate the agreement upon ninety days’ prior notice.

Intellectual Property

We rely on a combination of trade secret, trademark, copyright, patent and other intellectual property laws to protect our intellectual property. We also rely on contractual arrangements, such as license, assignment and confidentiality agreements, and technical measures.

We have five issued patents in the United States, which expire between 2033 and 2039. We have been issued federal registrations for trademarks, including “TVPAGE.” We hold several domain names, including tvpage.com.

We control access to our intellectual property and confidential information through internal and external controls. As a matter of policy, we require our employees and independent contractors to enter agreements assigning to us any inventions, trade secrets, works of authorship and other technology and intellectual property created for us and protecting our confidential information. We generally enter into confidentiality agreements with our vendors and customers.

Employees

   As of December 31, 2021, we had 11 employees, five of which serve as developers and three serve in account management and technical support roles. We consider our culture and employees to be vital to our success. We have invested substantial time and resources in building our team. We are highly dependent on our management, highly skilled software engineers and sales personnel, and it is crucial that we continue to attract and retain valuable employees. To facilitate attraction and retention, we strive to make TVPage a diverse, inclusive and safe workplace, with opportunities for our employees to grow and develop in their careers, supported by strong compensation and benefits programs. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we have not experienced any work stoppages.

Facilities

Our corporate headquarters is located in San Diego, California. It covers approximately 1,709 square feet pursuant to an operating lease that expires on June 30, 2023. We believe our current facilities are suitable and adequate to meet our current needs. We may add new facilities or expand existing facilities as we add employees, as needed to accommodate any such expansion of our operations.

Regulatory Considerations

The legal environment of internet-based businesses, both in the United States and internationally, is evolving rapidly and is often unclear. For example, we occasionally cannot be certain which laws will be deemed applicable to us given the global nature of our business. This ambiguity includes topics such as data privacy and security, pricing, advertising, taxation, content regulation and intellectual property ownership and infringement. See the section titled “Risk Factors—Risks related to our business and industry—Evolving global laws, regulations and standards, privacy regulations, cross-border data transfer restrictions, data localization requirements and competition regulations may limit the use and adoption of our services, expose us to liability, or otherwise adversely affect our business.”

Data Protection and Privacy

Our platform and the customer data it uses, collects and processes to run our business are an integral part of our business model. As a result, our compliance with laws dealing with the use, collection and processing of personal data is core to our strategy. Regulators around the world have adopted or proposed requirements regarding the collection, use, transfer, security, storage, destruction and other processing of personal data. These laws are increasing in number, enforcement and fines and other penalties. All states have adopted laws requiring notice to consumers of a security breach involving their personal information. In the event of a security breach, these laws may subject us to incident response, notice and remediation costs. Failure to safeguard data adequately or to destroy data securely could subject us to regulatory investigations or enforcement actions under federal or state data security, unfair practices or consumer protection laws. The scope and interpretation of these laws could change, and the associated burdens and compliance costs could increase in the future. Such governmental regulations that have significant implications for our platform are the European Privacy and Electronic Communications Directive 2002 (ePD), the General Data Protection Regulation, EU 2016/679 (GDPR), the U.S. Video Privacy Protection Act of 1988 (VPPA) and the California Consumer Privacy Act (CCPA).

The ePD applies to any company that stores files on a user's computer in the European Union or accesses end-device information in any way (such as cookies, local shared objects (LSOs), among others), regardless of whether the company collects personal information or not. The company must inform users of the retention of the cookie, describe the use of the file and obtain their consent. Consent must be informed, given out of a user’s free will, and coupled with an active indication of consent (such as clicking on a link to confirm that the user agrees to terms).

The GDPR focuses on protecting the “personal information” of individuals in Europe. The GDPR may affect our business results since violation of its provisions may lead to the imposition of financial sanctions of up to the higher of (i) 20 million euros and (ii) 4% of our annual turnover, and expose us to legal proceedings. In addition, the GDPR may affect the collection of personal information of users in Europe as it requires the consent of a user, as well as the implementation of policy documents, organizational processes and security measures, compliance with rules relating to the collection, processing, use, retention and transfer of personal information of individuals in Europe. Although the GDPR applies in the same manner in all EU countries and the European Economic Area, its enforcement and interpretation may differ from country to country. The GDPR is also in addition to state legislation regarding the protection of privacy and information security.

The CCPA, which became effective in January 2020, and its regulations afford California residents certain rights to control the information collected about them and the use of such information, including the right to ask a business to stop trading personal information. We understand that the requirements of the law are mostly in line with some of the substantive requirements that exist in the GDPR and do not require material changes in our products and operations.

The VPPA is a federal law adopted in 1988 that restricts companies engaged in “renting, selling or transferring” recorded videos from revealing personal information about their customers. In recent years, the law has been interpreted so that it also applies to companies that provide video streaming services on the Internet. Violation of the law provides for statutory damages of $2,500 for each violation. Interpretation of the VPPA by current case law has generally centered on the question of what information a video provider knowingly disclosed to a third party. The Federal Trade Commission (FTC) also demands that when making sales, influencers must be transparent about the remuneration they receive in connection with such.

Advertising

We are also subject to the regulations promulgated by the FTC with respect to deceptive advertising practices. Specifically, the FTC has published guidelines with respect to the use of influencers, requiring clear and conspicuous disclosure of the existence of any financial, employment, personal or familial relationship with a brand. While our platform is designed to assist our creators in complying with this requirement, changes in laws and regulations may demand additional actions be taken in order to maintain compliance.

Anticorruption and Sanctions

We are subject to the U.S. Foreign Corrupt Practices Act of 1977 (FCPA). The FCPA prohibits corporations and individuals from engaging in improper activities to obtain or retain business or to influence a person working in an official capacity. It prohibits, among other things, providing, directly or indirectly, anything of value to any foreign government official, or any political party or official thereof, or candidate for political office to improperly influence such person. Similar laws exist in other countries, such as the United Kingdom, that restrict improper payments to persons in the public or private sector. Many countries have laws prohibiting these types of payments within the respective country. Historically, technology companies have been the target of FCPA and other anti-corruption investigations and penalties.

In addition, we are subject to U.S. and foreign laws and regulations that restrict our activities in certain countries and with certain persons. These include the economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and the export control laws administered by the U.S. Commerce Department’s Bureau of Industry and Security.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, results of operations, financial condition or cash flows. We may in the future continue to receive claims from third parties asserting, among other things, infringement of their intellectual property rights. Future litigation may be necessary to defend ourselves, our partners and our customers by determining the scope, enforceability and validity of third-party proprietary rights, or to establish our proprietary rights. The results of any future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers, key employees and directors as of the date of this offering circular:

Name	Age	Position
Allon Caidar	47	Chairman of the Board and Chief Executive Officer
Mathew Babineau	40	Chief Technology Officer
Matthew Hanan	41	Chief Client Officer
Shany Caidar	47	Chief Revenue Officer
Katie Wilson	41	Director of Finance
William Dunn	57	Director
Adi Mimran	48	Director
Rebecca Kehat	43	Director Nominee
Mark Silberstein	45	Director Nominee
Eli Tuson	50	External Director Nominee
Assaf Zipori	47	External Director Nominee

Allon Caidar is one of our co-founders and has served as our Chairman of the Board and Chief Executive Officer since March 2010. From October 2003 to January 2008, Mr. Caidar was the co-founder and Chief Executive Officer of Opticomm, a provider of fiber-optic transmission systems, which was acquired by Emcore. From May 2000 to August 2003, Mr. Caidar served as a Vice President of Legal Affairs at Hotbar.com, a browser personalization company, which was acquired by Zynga. From May 1997 to January 2000, Mr. Caidar worked as a corporate and securities attorney at the Tel Aviv law firm of Goldfarb Seligman & Co. We believe Mr. Caidar is qualified to serve as a member of our Board of Directors due to his perspective and significant leadership experience as our Chief Executive Officer and co-founder. Mr. Caidar holds an LLB in Law from the University of Sussex and an LLM in Law from New York University. Mr. Caider is the husband of Ms. Shany Caidar.

Matthew Babineau is one of our co-founders and has served as our Chief Technology Officer since April 2011. From April 2007 to April 2011, Mr. Babineau was the Corporate Technology Director at Emcore, a provider of broadband communication components. From October 2003 to April 2007, Mr. Babineau served as the Chief Technology Officer of Opticomm, a provider of fiber-optic transmission systems, which was acquired by Emcore. From May 1997 to January 2000, Mr. Babineau served as a co-founder and Principal Software Architect at Clipmarks, a webpage bookmarking platform, which was acquired by Forbes.

Matthew Hanan is our Chief Client Officer and has led Client Success since December 2018. From February 2017 to December 2018, Mr. Hanan worked as our Director, Client Success, and until recently as our VP of Client Success. From June 2016 to February 2017, Mr. Hanan served in various capacities at 80024Support.com, a provider of customer support systems, most recently as Head of Client Success. From April 2015 to May 2016, Mr. Hanan served as a Director of Strategic Account Management at Fragmob, a creator of mobile sales applications. Mr. Hanan studied Computer Systems at United Education Institute.

Shany Caidar has served as our Chief Revenue Officer since August 2021. Since 2010, Ms. Caidar has served as an independent real estate broker. From 2008 to 2010, she served as Vice President, Business Development at Infolinks, an ad marketplace. From 2000 to 2005, Ms. Caidar served as Vice President, Sales and Corporate Development at Hotbar, a browser personalization company that enabled and sold ads on network-enabled inventory, which was acquired by Zynga. We believe Ms. Caidar’s past engagement in entrepreneurial, sales and business development roles will bring to our company important entrepreneurial knowhow and customer engagement skills. Ms. Caidar holds a B.A. in Business and Economics from Cornell University. Ms. Caidar is the wife of Mr. Allon Caidar.

Katie Wilson has served as our Director of Finance and Secretary to the Board of Directors since October 2019. From September 2015 to October 2019, Ms. Wilson served as our Finance Manager. From February 2007 to March 2016, she served as a notary public for the State of California.  Prior to that, Ms. Wilson held roles at several law firms working as a finance manager and as a paralegal. In addition to her for-profit affiliations, Ms. Wilson serves as a Board Member at Large at Prayers & Squares – the Prayer Quilt Ministry, an interfaith outreach organization, as well as Treasurer at a 501(c)(3) corporation.  Ms. Wilson holds a B.A. in History from Sonoma State University and a Paralegal Certificate from the University of San Diego.

William Dunn has served as a member of our Board of Directors since June 2018. Since 1988, Mr. Dunn has served as the founder and President of Dunn Solutions Groups, Inc., or DSG, a consultancy that helps companies automate business processes. Mr. Dunn holds a B.A. and M.S. in Computer Science from the University of Illinois at Urbana-Champaign. We believe Mr. Dunn is qualified to serve as a member of our Board of Directors due to his perspective as the founder and President of a long-running and successful business consultancy company.

Adi Mimran has served as a member of our Board of Directors since September 2021. Since 2020, Mr. Mimran has served as the CEO and a member of the board of directors of Fundem Capital Ltd., a corporate advisory company.  Since 2009, he has served as the CEO and a member of the board of directors of Eduboost Ltd, a privately owned investment company, and since 2012, he has served as the Chairman of Smart Drive Ltd., a driving simulator company. From 2017 to 2019, Mr. Mimran served as the CEO and a member of the board of directors of Smart Door Systems, a high security smart lock company, and from 2009 to 2013, he served as the CEO and a member of the board of directors of Red Bull Israel Ltd., an energy drink company. Mr. Mimran was one of the founding team members and the VP of Marketing of Hotbar.com, Inc., an internet marketing-tech company sold to Zango in 2005. Mr. Mimran holds an LLB in Law and a B.A. in Economics from the Tel Aviv University as well as an MBA in Business Administration from Northwestern University and Tel Aviv University. We believe Mr. Mimran is qualified to serve as a member of our Board of Directors due to his vast experience in growing high-tech companies and in the marketing and marketing-tech fields.

  Rebecca Kehat will become a member of our Board of Directors upon the effectiveness of the Reorganization. Since 2017, Ms. Kehat has served as CEO of Unicorp, a consulting firm specializing in strategy and innovation. Prior to her current position, Ms. Kehat held various senior positions at Google, Bank Hapoalim, and Procter & Gamble, in Israel as well as globally. Ms. Kehat is also a professor at the College of Law and Business in Ramat Gam as well as a guest lecturer at the Tel Aviv University. Ms. Kehat holds a B.A. from the Tel Aviv University in Economics and Management as well as an MBA in Finance and Marketing from the Tel Aviv University. We believe Ms. Kehat is qualified to serve as a member of our Board of Directors due to her profound expertise in marketing and brand building as well as her vast experience in business leadership.

  Mark Silberstein will become a member of our Board of Directors upon the effectiveness of the Reorganization. Since November 2015, Mr. Silberstein has served as Founder and President of Harry Morris, LLC, a premier boutique business advisory firm. Since August 2020, he has served as a strategic advisor and board observer for several multinational and well-respected consumer products brands, including Lalo, a modern baby and toddler brand.  Mr. Silberstein has also served as a strategic advisor for additional recognized brands, such as LaVie, Stokke, Hisense and Maya Toys. Between 2009 and 2015, he served as managing partner at Hire Elegance, a specialized event furniture hire company and between 2000 and 2007, he served as managing partner at Infantino, a baby products brand. Mr. Silberstein holds a B.A. in Economics from the University of California, San Diego. We believe Mr. Silberstein is qualified to serve as a member of our Board of Directors due to his vast expertise as a business and strategy advisor in various industries.

  Eli Tuson will become a member of our Board of Directors upon the effectiveness of the Reorganization. Since 2021, Mr. Tuson founded and has served as a member of the board of directors of Knight Hedge Capital BV, a global macro hedge fund manager. Since 2019, he founded and has served as CFO and a member of the board of directors of Insight Connection International (2000) Limited, which specializes in regulatory consulting and distribution and investment advisory services, focused on the medical industry. In 2017, Mr. Tuson founded Spekto Technologies BV, a technology company, where he served as CEO and a member of the board of directors until 2021. From 2005 until 2017, Mr. Tuson served as Director of Finance at Amdocs Software System Limited, a software and services provider. Mr. Tuson holds a B.A. in Accounting and Economics from Bar Ilan University as well as an M.B.A in Finance from the Tel Aviv University and is a registered CPA in Israel. We believe Mr. Tuson is qualified to serve as a member of our Board of Directors due to his vast experience in finance as well as his various roles as an executive director with a demonstrated history of working in a wide array of industries.

  Assaf Zipori will become a member of our Board of Directors upon the effectiveness of the Reorganization. Since 2021, Mr. Zipori has served as Vice President, Corporate Development and Strategy of Markforged Holding Corporation since July 2021 and served in the same role at MarkForged, Inc. from April 2021 to July 2021. Prior to that, Mr. Zipori served as MarkForged, Inc.’s Acting Chief Financial Officer from November 2019 through April 2021. Previously, he served as Vice President of Corporate Development at Yotpo Ltd., an eCommerce marketing platform from March 2019 through November 2019. From September 2016 to November 2019, Mr. Zipori was Director of Corporate Development and Ventures at Amdocs Limited. Before joining Amdocs Limited, Mr. Zipori served as Chief Financial Officer and a member of the board of directors of Component Control, Inc. from January 2015 to August 2016. Earlier in his career, he served as Director of Corporate Development & Alliances at Retalix Ltd., Manager at KPMG LLP and Consultant at Ernst & Young LLP. Mr. Zipori holds a B.B.A. from Pace University and an M.S. in Finance from Baruch College. We believe Mr. Zipori is qualified to serve as a member of our Board of Directors due to his vast experience in corporate development affairs and financial leadership.

Corporate Governance

   As a Delaware corporation whose shares will be listed on the Tel Aviv Stock Exchange and not on a recognized non-Israeli stock exchange, in addition to being subject to the provisions of the Delaware General Corporation Law, upon the closing of this offering we also will be subject, by virtue of Israeli law, to certain corporate governance provisions of the Israeli Companies Law which normally apply only to Israeli companies. The material provisions of such Israeli law provisions are summarized in this offering circular. Under our amended certificate of incorporation and amended and restated bylaws that will become effective upon the Reorganization, upon the closing of this offering, we will be subject to such Israeli law provisions to the fullest extent permitted by Delaware law. We will no longer be subject to such Israeli legal provisions at such time as our common stock is also listed on a recognized non-Israeli stock exchange, subject to compliance with the dual listing provisions under the Israeli Securities Law. In addition, the Israel Securities Authority has the authority to waive our obligation to comply with any or all of such Israeli legal provisions.

External Directors

Under the Israeli Companies Law, public companies are generally required to have at least two external directors who meet certain independence criteria to ensure that they are unaffiliated with the company and its controlling stockholder(s).  Specifically, a candidate for external director generally would not qualify as an external director if, within the past two years, the candidate or his or her family member, business partner, employer, superior or entity under his or her control had an employment relationship or commercial or professional ties with, or control over, or service as an officer or director of, the company or a parent, subsidiary or sister company thereof, or a family member of a controlling stockholder or, if the company has no 25% stockholder, with the chairman, chief executive officer or chief financial officer or a 5% stockholder of the company. Such relationships are also prohibited throughout an external director’s term. In addition, a candidate would not qualify as an external director if his or her other positions or affairs create, or are expected to create, any conflict of interest with the position of director of the company or constrain his or her ability to serve as a director of the company.

The term “controlling stockholder” as used in the Israeli Companies Law for purposes related to external directors and for the requirements related to appointment to the audit committee, compensation committee or nominating committee, as described below, means a stockholder with the ability to direct the activities of the company, other than by virtue of being an officer or director. A stockholder is presumed to be a controlling stockholder if the stockholder holds 50% or more of the voting rights in a company or has the right to appoint the majority of the directors of the company or its general manager.

An external director must also have either financial and accounting expertise or professional qualifications, as defined in regulations promulgated under the Israeli Companies Law, and at least one of the external directors is required to have financial and accounting expertise. An external director is entitled to reimbursement of expenses and compensation as provided in regulations promulgated under the Israeli Companies Law but is otherwise prohibited from receiving any other compensation from us, directly or indirectly, during his or her term and for two years thereafter.

Pursuant to the applicable transition period rules under the Israeli Companies Law, our external directors must be elected by our stockholders no later than three months following the completion of this offering. Under the Israeli Companies Law, external directors must be elected at a stockholders’ meeting (whether initially or upon nomination by our board of directors for re-election) by a simple majority of the shares present, in person or by proxy, and voting at a stockholders meeting, provided that either:

•
such majority includes at least a majority of the shares held by participating stockholders who are not controlling stockholders and do not have a personal interest in the election (excluding a personal interest that did not result from the stockholder’s relationship with the controlling stockholder); or

•
the total number of shares of non-controlling stockholders and stockholders who do not have such a personal interest in the election and who vote against the election does not exceed 2% of the company’s aggregate voting rights.

External directors may serve for up to three terms of three years each. Even if an external director is not nominated by our board of directors for re-election for a second or third term, the external director himself or herself or stockholders holding at least 1% of our voting rights (other than a 5% stockholder if it or an affiliate thereof has business ties with or is a competitor of the company) may nominate the external director for re-election. In such a case, the re-election can be approved by a majority of the votes cast by non-controlling stockholders and stockholders who do not have a personal interest in the election (excluding a personal interest that did not result from the stockholder’s relationship with the controlling stockholder), provided that the votes cast by such stockholders approving the election exceed 2% of our aggregate voting rights.

A term of an external director may be terminated prior to its expiration by a stockholder vote (by the same threshold required for initial election), or by a court, but in each case only if the external director ceases to meet the statutory qualifications for election or if the external director violates his duty of loyalty to the company. If the board of directors resolves that the term of an external director ought to be terminated as aforesaid, it must convene a stockholder meeting to approve such termination and provide the external director a reasonable opportunity to present his or her position.

Each committee of a company’s board of directors that is authorized to exercise powers of the board of directors is required to include at least one external director, and all of the external directors must be members of the company’s audit committee and compensation committee.

Committees of the Board of Directors

   Our board of directors has established an audit committee, a financial statements’ examination committee and a compensation committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each of these committees operate under a charter that has been approved by our board of directors, which will be available on our website.

Audit Committee.  Under the Israeli Companies Law, the board of directors of an Israeli public company must establish an audit committee. The audit committee must consist of at least three independent directors and must include all of the company’s external directors, one of whom must serve as chairman of the committee. The audit committee may not include the chairman of the board, a controlling stockholder of the company, a family member of a controlling stockholder, a director employed by or providing services on a regular basis to the company, to a controlling stockholder or to an entity controlled by a controlling stockholder, or a director who derives most of his or her income from a controlling stockholder. In addition, under the Israeli Companies Law, the majority of the directors serving on the audit committee must be independent directors. In general, an independent director under the Israeli Companies Law is defined as either an external director or as a director designated as such who meets the following criteria:

•
he or she meets the primary qualifications of an external director, except for the requirements that the director possess accounting and financial expertise or professional qualifications and that the director not have previously served as a director or officer of the company; and

•
he or she has not served as a director of the company for a period exceeding nine consecutive years. For this purpose, a break in service of less than two years shall not be deemed to interrupt the continuity of service.

The responsibilities of an audit committee under the Israeli Companies Law include identifying and addressing flaws in the management of the company, reviewing and approving interested party transactions, establishing whistleblower procedures, overseeing the company’s internal audit system and the performance of its internal auditor, assessing the scope of work and recommending the fees of the company’s independent accounting firm. In addition, the audit committee is required to determine whether certain related party actions and transactions are “material” or “extraordinary” for the purpose of the requisite approval procedures under the Israeli Companies Law and to establish procedures for considering proposed transactions with a controlling stockholder.

   Our audit committee is also responsible for assisting our board of directors in monitoring our financial reporting process and internal control system, for the appointment (subject to ratification by the board of directors and stockholders), compensation and oversight of the work of our independent auditors and for recommending the nomination of suitable candidates to serve on our board of directors. As discussed below, our audit committee also serves as our financial statements’ examination committee.

   Upon completion of this offering, our audit committee will initially consist of  Eli Tuson (chairperson), Assaf Zipori and Rebecca Kehat. Pursuant to the applicable transition period rules, we anticipate that our audit committee will satisfy the requirements of the Israeli Companies Law (subject to stockholder approval of our external directors within three months following the consummation of the offering), within a period of three months following the offering. After the applicable transition period of three months, all of the members will be independent directors as defined in the Israeli Companies Law.

   Our board of directors has determined that Eli Tuson is an “audit committee financial expert,” as defined under the applicable rules of the SEC.

   Financial Statements’ Examination Committee. Under the Israeli Companies Law, the board of directors of an Israeli public company must establish a financial statements’ examination committee. The financial statements’ examination committee must consist of at least three independent directors and must include all of the company’s external directors, one of whom must serve as chairman of the committee. In addition, all of the members of the financial statements’ examination committee must be able to read and understand financial statements, with at least one of the independent members having “financial and accounting expertise” as such term is defined in regulations promulgated under the Israeli Companies Law. An audit committee that meets the conditions described above may also serve as a financial statements’ examination committee. Since our audit committee meets the conditions describe above, our audit committee also serves as our financial statements’ examination committee.

   Pursuant to the regulations promulgated under Israeli Companies Law, the financial statements’ examination committee’s primary functions will be to review, discuss and make recommendations to our Board in connection with: the valuations and estimates used in connection with our financial statements; the internal controls related to financial reporting; the completeness and appropriateness of disclosures in the financial statements; the accounting policies adopted and accounting treatments applied in material matters involving the Company; and valuations, including the assumptions and estimates underlying them, for which data is provided in our financial statements.

Compensation Committee.  Under the Israeli Companies Law, the board of directors of an Israeli public company must establish a compensation committee. The compensation committee must consist of at least three directors who meet certain independence criteria and must include all of the company’s external directors. The responsibilities of a compensation committee under the Israeli Companies Law include recommending to the board of directors, for ultimate stockholder approval by a special majority, a policy governing the compensation of officers and directors based on specified criteria, reviewing modifications to the compensation policy from time to time, reviewing its implementation and approving, if required by the Israeli Companies Law, the actual compensation terms of officers and directors prior to approval by the board of directors, under circumstances where board approval is required under the Israeli Companies Law.

   Upon completion of this offering, we will have a compensation committee consisting of Assaf Zipori (chairperson), Eli Tuson and Rebecca Kehat. Pursuant to the applicable transition period of three months, our compensation committee will satisfy the requirements of the Israeli Companies Law (subject to stockholder approval of our external directors within three months following the consummation of the offering). In addition, each member of our compensation committee to be constituted after completion of this offering will be an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

An “officer” is defined in the Israeli Companies Law as a general manager (i.e., chief executive officer), chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director and any other manager directly subordinate to the general manager.

Board Composition

   Our board of directors currently consists of  four members. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

   Our amended certificate of incorporation and amended and restated bylaws that will become effective upon the Reorganization provide for a board of directors of up to six members and that the authorized number of directors may be changed only by resolution of our stockholders. Our amended certificate of incorporation and amended and restated bylaws that will become effective upon the Reorganization also provide for a board of directors that is classified into three classes of directors, each with staggered three-year terms, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

The gender diversity rule under the Israeli Companies Law requires that if, at the time an external director is appointed, all members of the board of directors (other than a controlling stockholder or a family member thereof) are of the same gender, then the external director must be of the other gender. We have no other requirements regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Chairperson of the Board

    Our amended and restated bylaws to be effective upon the Reorganization provide that the chairperson of the board of directors is appointed by the members of the board of directors from among them. Under the Israeli Companies Law, the chief executive officer of an Israeli public company, or a relative of the chief executive officer, may not serve as the chairperson of the board of directors, and the chairperson of the board of directors, or a relative of the chairperson, may not be vested with authorities of the chief executive officer, unless approved by a simple majority of the shares present, in person or by proxy, and voting at a stockholders meeting, provided that either:

•	such majority includes at least a majority of the shares held by the participating stockholders who are not controlling stockholders and do not have a personal interest in the matter; or

•
the total number of shares of non-controlling stockholders and stockholders who do not have such a personal interest and who vote against the proposal does not exceed 2% of the company’s aggregate voting rights.

The stockholders’ approval can be effective for a period of five years following this offering and, subsequently, for additional periods of up to three years each.

In addition, under the Israeli Companies Law, a person who is subordinated, directly or indirectly, to the chief executive officer may not serve as the chairperson of the board of directors, the chairperson of the board of directors may not be vested with authorities that are granted to persons who are subordinated to the chief executive officer, and the chairperson of the board of directors may not serve in any other position in the company or in a controlled subsidiary, but may serve as a director or chairperson of a controlled subsidiary.

Our stockholders have approved that Mr. Caidar may serve as our chairman and chief executive officer for a period of five years following this offering, subject to his continued service with the company in such roles in the discretion of our board of directors.

Director Independence

As described above under “—External Directors”, under Israeli law we are required to have at least two external directors on our board of directors. In addition, as described above under “—Audit Committee”, under Israeli law, we are entitled to designate additional directors as independent directors to satisfy the requirement that the audit committee be comprised of at least three independent directors.

Our board of directors has determined that  Eli Tuson, Assaf Zipori and  Rebecca Kehat are independent directors as such term is defined by the Israeli Companies Law.

Internal Auditor

Under the Israeli Companies Law, the board of directors of an Israeli public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to examine whether a company’s actions comply with applicable law and orderly business procedure. Under the Israeli Companies Law, the internal auditor cannot be an interested party or an officer or director or a family member of an interested party or an officer or director, nor may the internal auditor be the company’s independent auditor or its representative. An “interested party” is defined in the Israeli Companies Law as (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company or (iii) any person who serves as a director or as a chief executive officer of the company. As of the date of offering circular, we have not yet appointed an internal auditor.

Fiduciary Duties of Officers and Directors

   The Israeli Companies Law codifies the fiduciary duties that officers and directors owe to a company. These duties are in addition to the fiduciary duties under applicable Delaware law. The fiduciary duties of officers and directors under the Israeli Companies Law consist of a duty of care and a duty of loyalty. The duty of care requires an officer or director to act with the level of care with which a reasonable officer or director in the same position would have acted under the same circumstances. The duty of loyalty requires that an officer or director act in good faith and in the best interests of the company.

The duty of care includes a duty to use reasonable means to obtain:

•	information on the appropriateness of a given action submitted for his or her approval or performed by virtue of his or her position; and

•	all other important information pertaining to these actions.

The duty of loyalty includes a duty to:

•	refrain from any conflict of interest between the performance of his or her duties in the company and his or her personal affairs;

•	refrain from any activity that is competitive with the business of the company;

•	refrain from exploiting any business opportunity of the company in order to receive a personal gain for himself or herself or others; and

•	disclose to the company any information or documents relating to the company’s affairs which the officer or director received as a result of his or her position as an officer or director.

Approval of Related Party Transactions

If an officer or director has a personal interest in a non-extraordinary transaction, approval by the board of directors is required for the transaction, unless the company’s certificate of incorporation provides for a different method of approval. Any transaction that is adverse to the company’s interests may not be approved by the board of directors. A “personal interest” includes an interest of any person in an act or transaction of a company, including a personal interest of one’s family member or of an entity in which such person or a family member of such person is an interested party, but excluding a personal interest stemming solely from one’s ownership of shares in the company.

Approval first by the company’s audit committee and subsequently by the board of directors is required for an “extraordinary transaction”, meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities.

An officer or director who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee may generally (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors has a personal interest in the approval of such a transaction then all of the directors may participate in deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof and, in such case, stockholder approval is also required.

For a description of the approvals required under Israeli law for compensation arrangements of officers and directors, see below under “Executive and Director Compensation—Approval of Officer and Director Compensation”.

 An extraordinary transaction with a controlling stockholder or in which a controlling stockholder has a personal interest, or the employment or engagement for services of a controlling stockholder or his or her relative, directly or indirectly, requires the approval of the audit committee (or the compensation committee, in the case of officer or director compensation arrangements), the board of directors and the stockholders of the company by a simple majority of the shares present, in person or by proxy, and voting at a stockholders meeting, provided that either:

•	such majority includes at least a majority of the shares held by participating stockholders who do not have a personal interest in the matter; or

•	the total number of shares voted against the transaction by stockholders who have no personal interest does not exceed 2% of the company’s aggregate voting rights.

Under Israeli law, for purposes of the approval of related party transactions, a controlling stockholder is deemed to include a stockholder (or two or more stockholders that have personal interests in the proposed transaction) that holds 25% or more of the voting rights in an Israeli public company, if no other stockholder holds more than 50% of the voting rights in the company.

To the extent that any such transaction with a controlling stockholder is for a period extending beyond three years, approval is required once every three years, unless, with respect to certain transactions, the audit committee determines that the duration of the transaction is reasonable given the circumstances related thereto. The audit committee is also empowered to determine whether a transaction with a controlling stockholder is extraordinary, to establish criteria in advance for determining whether any such transaction is extraordinary and to set policies governing the process for entering into transactions with controlling stockholders.

Pursuant to regulations promulgated under the Israeli Companies Law, certain transactions with a controlling stockholder or his or her relative, or with directors, that would otherwise require stockholder approval may be exempt from stockholder approval upon certain determinations of the audit committee and board of directors.

Duties of Stockholders

Pursuant to the Israeli Companies Law, a stockholder has a duty to act in good faith and in a customary manner toward the company and other stockholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at stockholder class meetings with respect to the following matters:

•	an amendment to the company’s articles of association;

•	an increase of the company’s authorized share capital;

•	a merger; or

•	interested party transactions that require stockholder approval.

In addition, a stockholder has a general duty to refrain from discriminating against other stockholders.

Furthermore, certain stockholders have a duty of fairness toward the company. These stockholders include any controlling stockholder, any stockholder who knows that it has the power to determine the outcome of a stockholder vote and any stockholder who has the power to appoint or to prevent the appointment of an officer or director of the company or exercise any other rights available to it under the company’s organization documents. The Israeli Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.

Derivative Claims

Under the Israeli Companies Law, a derivative claim is a legal claim against an officer or director of a company that is filed by a director or stockholder on behalf of the company. According to the Israeli Companies Law, any director or stockholder who wishes to file a derivative claim must first send a letter to the company’s chairman of the board demanding that the company file the claim. This step is not required if the applicable corporate body has a personal interest in the matter or if there is a reasonable concern that such a demand would impair the ability to obtain the remedy sought. The company is required to respond to such a demand within 45 days. If the company fails to respond to such a demand within that time period or if the response is unsatisfactory, the claimant may file the derivative claim in court. In considering whether to approve a derivative claim, the court will examine whether pursuing the claim is in best interests of the company and whether the claimant is not acting in bad faith.

EXECUTIVE AND DIRECTOR COMPENSATION

   The following tables and accompanying narrative disclosure set forth information about the compensation earned by our named executive officers during the year ended December 31, 2021. Our named executive officers, who are our principal executive officer and the two most highly-compensated executive officers (other than our principal executive officer) serving as executive officers as of December 31, 2021, were:

•	Allon Caidar, Chief Executive Officer;

•	Matthew Babineau; and

•	Matthew Hanan.

Summary Compensation Table Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2021 and 2020:

Name	Year	Salary	Bonus Grant	Equity Basis - option exercise price(1)	Number of Options granted(1)	Commission	Other (Health Care)	Other (401K Employer Cont.)	TOTAL
Allon Caidar, CEO	2021	$117,815	-	$58,280	3,388,385	-	$12,000	-	$188,095
	2020	$126,246.70	-	$223,080	13,000,000	-	$12,000	-	$361,326.70
Matthew Babineau CTO	2021	$128,399	-	$29,286	1,877,283	-	$6,000	1,284	$164,969
	2019	$124,615.53	$16,209.34	$18,720	1,200,000	-	$6,000	453.13	$165,998
Matthew Hanan, CCO	2021	$132,462	-	-	-	$14,887	$3,600	1,473	$152,422
	2019	$124,615.26	$4,000.00	$26,520	1,700,000	$19,941.18	$2,400	449.77	$177,926.21

(1) Without giving effect to the 1-for-21 reverse stock split to be effected upon the completion of this offering.

Employment Arrangements with our Named Executive Officers

We have employment agreements with each of our officers listed above. The number of shares issuable upon the exercise of options to purchase common stock are presented below without giving effect to the 1-for-21 reverse stock split to be effected upon the completion of this offering.

Allon Caidar

We entered into an employment agreement with Mr. Allon Caidar, dated June 25, 2018, or the Caidar Employment Agreement, providing for his position as our Chief Executive Officer with an initial annual base salary of no less than $150,000, shifting to an annual base salary of $200,000 upon the earlier to occur of (i) our company reaching at least $2,000,000 in total revenue for a consecutive twelve-month period and (ii) the closing of a financing round of our company of at least $5,000,000. The Caidar Employment Agreement provides for Mr. Caidar’s eligibility to receive an annual bonus, to be determined by our board of directors and applied in the first calendar year in which the conditions that bring Mr. Caidar’s base salary to $200,000,000 have been satisfied.

Pursuant to an addendum dated January 1, 2021, Mr. Caidar was granted options to purchase 13,000,000 shares of common stock in recognition of his significant contribution to the company.

Pursuant to an addendum dated February 8, 2021, and effective as of January 22, 2020, until the earlier of (i) a corporate financing in which we raise at least $2,000,000 or (ii) December 31, 2021, Mr. Caidar will be granted, on a quarterly basis, fully vested stock options equal to the difference between his authorized salary of $150,000 and the amount actually paid to him. Said addendum was executed as a result of Mr. Caidar’s offer to reduce his salary to the extent possible in order to facilitate our cash flow during pre-growth stages.

As a result, pursuant to an addendum dated March 30, 2021, and effective as of March 11, 2021, the foregoing was carried out and Mr. Caidar’s gross salary was reduced to $4,934 per month until June 30, 2021, and Mr. Caidar was granted fully vested options to purchase 1,676,394 shares of common stock.

The Caidar Employment Agreement provides for an indefinite term and is terminable by us or Mr. Caidar with or without cause or reason.

Mr. Caidar is party to a customary confidentiality and intellectual property assignment agreement with the company as well as a non-competition covenant that applies through the term of the agreement. He is entitled to participate in our 401(k) savings plan and in our healthcare plan, pursuant to which we contribute up to $1,000 a month toward his family’s healthcare premiums.

Matthew Babineau

We entered into an employment agreement with Mr. Matthew Babineau, dated April 18, 2011, or the Babineau Employment Agreement, as amended, providing for his position as Director of Software Systems, and he was subsequently promoted to Chief Technology Officer. Pursuant to an addendum to the Babineau Employment Agreement, dated February 8, 2021 and effective January 1, 2021, Mr. Babineau’s salary is currently $150,000. Pursuant to an addendum dated August 9, 2017, Mr. Babineau was granted an annual bonus equal to 0.5% of our annual revenue. The Babineau Employment Agreement provides for a stock option grant to be made by June 30, 2011, equal to 1.0% of our outstanding capital stock as of the grant date.

Pursuant to the February 8, 2021 addendum, Mr. Babineau received an additional grant of 500,000 stock options and until the earlier of (i) a corporate financing in which we raise at least $2,000,000 or (ii) December 31, 2021, Mr. Babineau will be granted a quarterly fully vested stock option equal to the difference between his authorized salary of $150,000 and the amount actually paid to him. Said addendum was executed as a result of Mr. Babineau’s offer to reduce his salary to the extent possible in order to facilitate our cash flow during pre-growth stages.

As a result, pursuant to an addendum dated March 30, 2021, and effective as of March 11, 2021, the foregoing was carried out and Mr. Babineau’s gross salary was reduced to $7,580 per month,  and Mr. Babineau was granted fully vested options to purchase 1,250,424 shares of common stock.

The Babineau Employment Agreement provides for an indefinite term and is terminable by us or Mr. Babineau with or without cause or reason.

 Mr. Babineau is party to a customary confidentiality and intellectual property assignment agreement with the company as well as a non-competition covenant that applies through the term of the agreement. He is entitled to participate in our 401(k) savings plan and in our healthcare plan, pursuant to which we contribute up to $1,000 a month toward his family’s healthcare premiums.

   During the course of his employment, through December 31, 2021, Mr. Babineau has been granted option to purchase an aggregate of 6,877,283 shares of common stock, of which 1,200,000 have been exercised.

Matthew Hanan

   We entered into an employment agreement with Mr. Matthew Hanan, dated June 24, 2017, or the Hanan Employment Agreement, providing for his position as Client Success Director with a starting base annual salary of $85,000, plus a 2.5% commission on the sale of then current products and an option grant of 100,000 options, which options vest over four years. The Hanan Employment Agreement provides for Mr. Hanan’s eligibility to receive a commission equal to at least 1.5% of the revenue from accounts directly managed by his team. Pursuant to an addendum to the Hanan Employment Agreement, dated June 15, 2021, and effective August 1, 2021, Mr. Hanan was promoted to Chief Client Officer, his base annual salary was increased to $150,000 and he was granted an additional option to purchase 250,000 shares of common stock, which grant vests over four years.

   The Hanan Employment Agreement provides for an indefinite term and is terminable by us or Mr. Hanan with or without cause or reason.

   During the course of his employment, through December 31, 2021, Mr. Hanan has been granted options to purchase an aggregate of 2,700,000 shares of common stock.

   Mr. Hanan is party to a customary confidentiality and intellectual property assignment agreement with the company. He is entitled to participate in our 401(k) savings plan and in our healthcare plan, pursuant to which we contribute up to $1,000 a month toward his family’s healthcare premiums.

Director compensation

   There was no cash compensation paid to our directors for such service prior to this offering. Commencing with the closing of this offering,  in accordance with our compensation policy, each of our directors not otherwise serving as an officer of the Company will receive the maximum compensation payable pursuant to the Companies Regulations (Rules Regarding Compensation and Expenses to External Director) – 2000, for a company of our size.

Outstanding equity awards at fiscal year-end table

   The following table sets forth information regarding outstanding stock awards held as of December 31, 2021 by our named executive officers. The number of underlying securities and option exercise prices presented below do not give effect to the 1-for-21 reverse stock split to be effected upon the completion of this offering.

Option Awards

Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price ($)	Option expiration date
Allon Caidar	6,000,000	7,000,000	0.01716	December 31, 2024
Allon Caidar	1,519,573	-	0.01716	December 30, 2025
Allon Caidar	1,868,812	-	0.01716	February 12, 2026
Matthew Babineau	1,000,000	-	0.009	August 20, 2022
Matthew Babineau	100,000	-	0.009	August 8, 2024
Matthew Babineau	500,000	-	0.011	October 17, 2027
Matthew Babineau	375,000	125,000	0.011	March 22, 2028
Matthew Babineau	250,000	250,000	0.0136	March 28, 2029
Matthew Babineau	300,000	900,000	0.0156	January 20, 2030
Matthew Babineau	-	500,000	0.0156	December 31, 2030
Matthew Babineau	1,377,283	-	0.0156	February 12, 2031
Matthew Hanan	100,000	-	0.011	May 13, 2027
Matthew Hanan	300,000	100,000	0.011	December 31, 2027
Matthew Hanan	375,000	125,000	0.0136	December 4, 2028
Matthew Hanan	425,000	1,275,000	0.0156	September 17, 2030

Employee benefits plans

We currently provide broad-based health and welfare benefits that are available to all of our employees, including our named executive officers, including medical, dental, and vision insurance.

401(k) Plan

We sponsor a 401(k) savings plan (or, the 401(k) Plan) for all eligible employees. Under the 401(k) Plan, we may make discretionary matching contributions to the 401(k) Plan to be allocated to employee accounts based upon employee deferrals and compensation.

Approval of Officer and Director Compensation

Compensation Policy

As explained above, since our shares of common stock will be listed on the Tel Aviv Stock Exchange, in addition to being subject to the provisions of the Delaware General Corporation Law, upon the closing of this offering we also will be subject to certain corporate governance provisions of the Israeli Companies Law. In general, under the Israeli Companies Law, an Israeli public company is required to have a compensation policy approved by its board of directors after receiving and considering the recommendations of its compensation committee. In addition, a compensation policy must be approved at least once every three years, first, by the board of directors, upon recommendation of the compensation committee, and second, by a simple majority of the outstanding shares present, in person or by proxy, and voting at a stockholders meeting, provided that either:

•
such majority includes at least a majority of the shares held by participating stockholders who are not controlling stockholders and do not have a personal interest in such compensation policy and who are present and voting (excluding abstentions); or

•
the total number of shares of non-controlling stockholders and stockholders who do not have a personal interest in the compensation policy and who vote against the policy does not exceed 2% of the company’s aggregate voting rights.

In the event that the stockholders fail to approve the compensation policy in a duly convened meeting, the board of directors may nevertheless override that decision, provided that the compensation committee and then the board of directors decide, on the basis of detailed reasons and after further review of the compensation policy, that approval of the compensation policy is for the benefit of the company despite the failure of the stockholders to approve the policy.

If a company that adopts a compensation policy in advance of its initial public offering describes the policy in its prospectus for such offering, then that compensation policy will be deemed validly adopted in accordance with the Israeli Companies Law and may remain in effect for term of five years from the date such company becomes an Israeli public company.

The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of officers and directors, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must relate to certain factors, including advancement of the company’s objectives, business plan and long-term strategy, and creation of appropriate incentives for officers and directors. It must also consider, among other things, the company’s risk management, size and the nature of its operations.

The compensation policy must furthermore consider the following additional factors:

•	the education, skills, experience, expertise and accomplishments of the relevant officer or director;

•	the officer’s or director’s position, responsibilities and prior compensation agreements with him or her;

•
the ratio between the cost of the terms of employment of an officer and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company, in particular the ratio between such cost, the average and median salary of the employees of the company, as well as the impact of such disparities on the work relationships in the company;

•
if the terms of employment include variable components — the possibility of reducing variable components at the discretion of the board of directors and the possibility of setting a limit on the value of non-cash variable equity-based components; and

•
if the terms of employment include severance compensation — the term of employment or office of the officer or director, the terms of his or her compensation during such period, the company’s performance during the such period, his or her individual contribution to the achievement of the company goals and the maximization of its profits and the circumstances under which he or she is leaving the company.

The compensation policy must also include, among other things:

•	with regard to variable components of compensation:

o
with the exception of officers who report directly to the chief executive officer, provisions determining the variable components based on long-term performance and measurable criteria; however, the company may determine that an immaterial part of the variable components of the compensation package of an officer shall be awarded based on non-measurable criteria, if such amount is not higher than three monthly salaries per annum, while taking into account his or her contribution to the company; and

o	the ratio between variable and fixed components, as well as the limit on the values of variable components at the time of their grant;

•
a condition under which the officer or director will return to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of his or her terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;

•	the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and

•	a limit on retirement grants.

 We plan to adopt a compensation policy which will become effective upon the closing of this offering.

Directors

Under the Israeli Companies Law, the compensation of an Israeli public company’s directors requires the approval of its compensation committee, the subsequent approval of its board of directors and, unless exempted under regulations promulgated under the Israeli Companies Law, the approval of its stockholders at a general meeting. If the compensation of an Israeli public company’s directors is inconsistent with its compensation policy, then, those provisions that must be included in the compensation policy according to the Israeli Companies Law must have been considered by the compensation committee and board of directors, and the stockholder approval will require a special majority under which:

•
at least a majority of the shares held by all stockholders who are not controlling stockholders and do not have a personal interest in such matter, present and voting at such meeting, are voted in favor of the compensation package, excluding abstentions; or

•
the total number of shares of non-controlling stockholders and stockholders who do not have a personal interest in such matter voting against the compensation package does not exceed 2% of the aggregate voting rights in the company.

Officers Subordinate to the Chief Executive Officer

The Israeli Companies Law requires the approval of the compensation of an Israeli public company’s officers (other than the chief executive officer) in the following order: (i) the compensation committee, (ii) the board of directors and (iii) if such compensation arrangement is inconsistent with the company’s compensation policy, the stockholders (by the special majority vote described above with respect to the approval of director compensation). However, if the stockholders do not approve a compensation arrangement with an officer that is inconsistent with the company’s compensation policy, the compensation committee and board of directors may override the stockholders’ decision based on detailed reasons after reevaluating the transaction and the stockholders’ opposition.

Chief Executive Officer

The Israeli Companies Law requires the approval of the compensation of an Israeli public company’s chief executive officer in the following order: (i) the compensation committee; (ii) the board of directors, and (iii) the stockholders (by the special majority vote described above with respect to the approval of director compensation). However, if the stockholders do not approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the stockholders’ decision based on detailed reasons after reevaluating the transaction and the stockholders’ opposition. The approval of each of the compensation committee and the board of directors should be in accordance with the company’s compensation policy; however, in special circumstances, they may approve compensation terms of a chief executive officer that are inconsistent with such policy, provided that they have considered those provisions that must be included in the compensation policy according to the Israeli Companies Law and that the requisite stockholder approval was obtained. In addition, the compensation committee may waive the stockholder approval requirement with regard to the approval of the engagement terms of a candidate for the chief executive officer position if it determines that the compensation arrangement is consistent with the company’s compensation policy, that the candidate does not have a prior business relationship with the company or a controlling stockholder of the company and that subjecting the approval of the engagement to a stockholder vote would frustrate the company’s ability to engage the candidate.

Exculpation, Indemnification and Insurance of Officers and Directors

   The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our amended certificate of incorporation, which will become effective upon the Reorganization, limits the liability of our directors to the fullest extent permitted by Delaware law.

   Under the Israeli Companies Law, a company may not exculpate an officer or director from liability for a breach of the duty of loyalty. A company may exculpate in advance an officer or director from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its organization documents. Our amended certificate of incorporation to be effective following the Reorganization include such a provision. The company may not exculpate a director from liability arising out of a prohibited dividend or distribution to stockholders.

Under the Israeli Companies Law, a company may indemnify an officer or director in respect of the following liabilities and expenses incurred for acts performed as an officer or director, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its incorporation document:

•
a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an officer or director with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above mentioned events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the officer or director in connection with a monetary sanction or as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such officer or director as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the officer or director or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the officer or director was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law and the Israeli Securities Law, a company may insure an officer or director against the following liabilities incurred for acts performed as an officer or director if and to the extent provided in the company’s incorporation document:

•	a breach of the duty of loyalty to the company, to the extent that the officer or director acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the officer or director;

•	a financial liability imposed on the officer or director in favor of a third-party;

•	a financial liability imposed on the officer or director in favor of a third-party harmed by a breach in an administrative proceeding; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the officer or director as a result of an administrative proceeding instituted against him or her.

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an officer or director against any of the following:

•	a breach of the duty of loyalty, except to the extent that the officer or director acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the officer or director;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the officer or director.

Under the Israeli Companies Law, exculpation, indemnification and insurance of officers or directors must be approved by the compensation committee and the board of directors and, in certain circumstances, also by stockholders, like other elements of compensation.

   Our amended certificate of incorporation permits us to exculpate, indemnify and insure our officers and directors for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an officer or director. Our officers and directors are covered by a directors and officers’ liability insurance policy.

Upon the closing of this offering, we will enter into agreements with each of our officers and directors exculpating them, to the fullest extent permitted by law, from liability to us for damages caused to it as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

Effective as of the date of the close of this offering, the maximum indemnification amount set forth in such agreements is limited to an amount equal to 25% of our stockholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance or by a third-party pursuant to an indemnification arrangement.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

2022 Stock Incentive Plan

General

   Our 2022 Stock Incentive Plan, or the 2022 Plan, provides for the grant of stock options, stock appreciate rights, restricted stock, restricted stock units (RSUs) and other types of awards. The general purpose of the 2022 Plan is to attract and retain the best available personnel, to provide additional incentives to employees, directors and consultants and to promote the success of our business. By means of the 2022 Plan, we seek to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for our success and the success of our subsidiaries.

   The following description of the principal terms of the 2022 Plan is a summary and is qualified in its entirety by the full text of the 2022 Plan.

Administration

   In general, the 2022 Plan is administered by our board of directors or a committee designated by our board of directors. Grants of awards to “covered employees” intended to qualify as “performance-based compensation”, each term as defined in Section 162(m) of the Code, is made only by a committee comprised solely of two or more directors eligible to serve on a committee making awards qualifying as such. The administrator has the authority, in its discretion, to (i) select the employees, directors and consultants to whom awards may be granted, (ii) determine whether and to what extent awards are granted, (iii) determine the number of shares or the amount of other consideration to be covered by each award granted, (iv) approve forms of award agreements for use under the 2022 Plan, (v) determine the terms and conditions of any award granted, (vi) establish additional terms, conditions, rules or procedures, (vii) amend the terms of any outstanding award granted, (ix) construe and interpret the terms of the 2022 Plan and awards and (x) take any action the administrator deems appropriate, within the terms of the 2022 Plan.

Eligibility

   Incentive stock options may only be granted to our employees. Other awards may be granted to employees, directors and consultants. Awards may be granted to employees, directors or consultants who are residing in non-U.S. jurisdictions as the administrator may determine from time to time. An employee, director or consultant who was granted an award may be granted additional awards.

Shares Subject to the 2022 Plan

   The maximum aggregate number of shares of our common stock which may be issued pursuant to all awards is 2,857,143 shares (after giving effect to the 1-for-21 reverse stock split to be effected upon the completion of this offering). Shares that actually have been issued under the 2022 Plan pursuant to an award shall not be returned to the 2022 Plan and shall not become available for future issuance under the 2022 Plan, except that if unvested shares are forfeited or repurchased by us, such shares shall become available for future grant under the 2022 Plan. Any shares covered by an award which are surrendered in payment of the award exercise or purchase price or in satisfaction of tax withholding obligations incident to the exercise of an award will be deemed not to have been issued for purposes of determining the maximum number of shares which may be issued pursuant to all awards under the 2022 Plan, unless otherwise determined by the administrator.

Terms and Conditions of Award

Each award shall be designated in the award agreement. The administrator shall determine the provisions, terms, and conditions of each award including the award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment upon settlement of the award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the administrator may be based on any one of, or combination of, increase in share price, earnings per share, total shareholder return, return on equity, return on assets, return on investment, net operating income, cash flow, revenue, economic value added, personal management objectives, or other measure of performance.

   The administrator may issue awards under the 2022 Plan in settlement, assumption, or substitution for, outstanding awards or obligations to grant future awards in connection with us or a related entity acquiring another entity, an interest in another entity or an additional interest in a related entity whether by merger, stock purchase, asset purchase or other form of transaction.

Effect of Certain Corporate Transactions

The administrator has the authority to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested awards under the 2022 Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such awards in connection with a corporate transaction or change in control. The administrator also has the authority to condition any award vesting and exercisability or release from such limitations upon the subsequent termination of the continuous service of the grantee within a specified period following the effective date of the corporate transaction or change in control. The administrator may provide that any awards so vested or released from such limitations in connection with a change in control, shall remain fully exercisable until the expiration or sooner termination of the award.

Repurchase Rights

If the provisions of an award agreement grant us the right to repurchase shares upon termination of the grantee’s continuous service, as defined in the 2022 Plan, the award agreement may require that the right to repurchase must be exercised within six months of the termination of the grantee’s continuous service. The consideration payable for the shares upon exercise of the repurchase right must be made in cash or by cancellation of purchase money indebtedness within such six-month period.  The consideration must equal the original purchase price paid by the grantee for each such share or the fair market value of the shares on the date of termination of grantee’s continuous service.  The right to repurchase shares, other than a right to repurchase under which shares may be repurchased at the original purchase price, will terminate upon the closing date of this offering.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2019 to which we have been a party in which the amount involved exceeded or will exceed the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at fiscal year end for our last two fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination and change in control and other arrangements, which are described under “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Convertible Notes

In 2019 and 2020, we entered into a number of convertible promissory notes with a group of investors, or the 2019 Bridge Lenders, pursuant to which the 2019 Bridge Lenders provided us with loans in the aggregate principal amount of approximately $1,279,000, which loans bear interest at an annual rate of 8% with an initial maturity date of December 31, 2020, which was extended to December 31, 2022. The convertible promissory notes automatically convert into shares of our stock upon the closing of this offering and in the event of a qualified equity financing or at the option of the note holders at any time, including in the event of a non-qualified financing. The 2019 Bridge Lenders include David Caidar Separate Property Trust, a trust affiliated with Mr. David Caidar, the father of Allon Caidar, our Chairman of the Board and Chief Executive Officer, and DCREI LLC, a private company owned by Mr. David Caidar. In addition, one of the other 2019 Bridge Lenders is Mr. Eli Paz, the father of Ms. Shany Caidar, the spouse of Mr. Allon Caidar. David Caidar Separate Property Trust provided a loan of approximately $490,000, and Mr. Eli Paz provided a loan of approximately $274,000. We issued DCREI LLC a convertible promissory note in consideration for the deferral of lease payments in an aggregate amount of $24,000.

Registration Rights Agreement

   We entered into a Registration Rights Agreement on April 29, 2015 with the holders of our preferred stock, to which all preferred shareholders have become a party, including entities with which certain of our directors are related. The agreement provides for certain rights relating to the registration of such holders’ common stock, including shares issuable upon conversion of preferred stock, all of which will terminate upon the Reorganization. See “Description of Capital Stock—Registration Rights” for additional information.

Shareholders Agreement

We entered into a Shareholders Agreement on April 29, 2015 with the holders of our preferred stock, in which all preferred shareholders have become a party to, including entities with which certain of our directors are related. The agreement provides for certain rights relating to the shares, including rights of first refusal, co-sale, preemptive rights, drag along and inspection rights and the appointment of directors and observers, all of which will terminate upon the Reorganization.

Employment Agreements

   We have entered into employment agreements with our named executive officers. For more information regarding the agreements with our named executive officers, see “Executive and Director Compensation—Employment Arrangements with our Named Executive Officers.”

Agreements with Directors

   In April 2018, we entered into a solution partner agreement with DSG. Mr. William Dunn, one of the members of our board of directors, is the founder and President of DSG. DSG provides services to brands, merchants and publishers, or Partner Clients, that include matters that pertain to creating, sourcing, leveraging and syndicating video and other digital assets for marketing and monetization purposes. The purpose of the agreement is to partner with DSG so that DSG may leverage our video commerce platform to extend and enhance the value and services that DSG offers to its Partner Clients. We are obligated to pay DSG a commission equal to 10% in the first year and 5% in the second year of the revenue we receive from Partner Clients introduced to us by DSG and that have subscribed to our platform.

In June 2018, we entered into an advisory agreement with Mr. William Dunn. Pursuant to the advisory agreement, Mr. Dunn serves as a business director to the company and assists us in growing our partnership program. Pursuant to the agreement, we granted to Mr. Dunn a fully vested option to purchase 500,000 shares of our common stock. The advisory agreement was amended in October 2019. In consideration for the additional services provided by Mr. Dunn, including Mr. Dunn’s meeting with us on a regular basis to support our development, we granted Mr. Dunn an option to purchase 2,500,000 shares of our common stock. We also undertook to grant Mr. Dunn an additional option to purchase 500,000 shares of our common stock upon our closing of an equity financing round of between $2,000,000 and $3,000,000. Both grants are subject to a one-year vesting schedule. The number of shares described above are presented without giving effect to the 1-for-21 reverse stock split to be effected upon the completion of this offering.

   In January 2020, we entered into a consulting agreement with DSG. Pursuant to the consulting agreement, DSG provides us with software development and related infrastructure support services on an as-needed basis, as requested from time to time by us. As of December 31, 2021, we have paid DSG a total of $58,000 for services provided to us pursuant to such consulting agreement.

   In March 2021, we entered into a financial advisory agreement with Fundem Capital Ltd., a corporate advisory company that owned by Mr. Adi Mimran and Ms. Shlomit Penn (“Fundem”), which was amended in September 2021. Mr.

       Mimran has served as a member of our Board of Directors since September 2021. Pursuant to the agreement, we granted to each of Mr. Mimran and Ms. Penn fully vested options to purchase 250,000 shares of our common stock at an exercise price of $0.0156 per share. The agreement also includes potential fees to be paid to Fundem in the event of either an initial public offering, an equity financing, the sale of the Company or a SPAC merger of the Company. According to the agreement, if this offering ascribes a pre-money valuation of at least NIS 120 million to the Company and generates proceeds of at least NIS 35 million, we will be required to grant to each of Mr. Mimran and Ms. Shlomit Penn additional fully vested options to purchase 250,000 shares of our common stock at the same exercise price. In addition, with respect to revenues received from certain specific potential clients introduced to us by Fundem, we undertook to pay Fundem 10% of the revenues in the first year and 5% of the revenues in the second year. The number of shares described above are presented without giving effect to the 1-for-21 reverse stock split to be effected upon the completion of this offering.

   In January 2022, we entered into an agreement with Fundem pursuant to which we will pay Fundem a fee of NIS 150,000 in consideration for advisory services it provided in connection with this offering.

   We have also entered into an employment agreement with Allon Caidar, our Chairman of the Board and Chief Executive Officer. For more information regarding the employment agreement with Mr. Caidar, see “Executive and Director Compensation—Employment Arrangements with our Named Executive Officers.”

Director and Officer Indemnification and Insurance

Upon the closing of this offering, we will enter into agreements with each of our officers and directors exculpating them, to the fullest extent permitted by law, from liability to us for damages caused to it as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by Israeli law. This indemnification is limited to events determined as foreseeable by the board of directors based on our, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.  Our officers and directors are covered by a directors and officers’ liability insurance policy.

For further information, see “Executive and Director Compensation— Exculpation, Indemnification and Insurance of Officers and Directors.”

Stock Option Grants to Executive Officers and Directors

We have granted stock options to our executive officers and certain of our directors as more fully described in the section entitled “Executive and Director Compensation.”

Lease Agreement

        On May 23, 2018, we entered into a five-year lease agreement for our principal executive offices located at 6827 Nancy Ridge Drive, San Diego, CA 92121. The landlord is DCREI LLC, a private company owned by Mr. David Caidar, the father of Allon Caidar, our Chairman of the Board and Chief Executive Officer. Pursuant to the lease agreement, we paid a monthly rent of $1 per square foot, which amounted to a monthly rent of $5,062 for 5,062 square feet of office space. Pursuant to the lease agreement, we are obligated to purchase an insurance policy with at least $1,000,000 of coverage for the contents of the offices, which insurance policy includes the landlord as a third-party beneficiary. We are obligated to compensate the landlord for the damages of any uninsured leased spaces, whether the damages were caused recklessly, negligently or deliberately. On December 18, 2020 and effective as of April 1, 2020, as a result of the COVID-19 pandemic, we amended the lease agreement to reduce the rental space to 1,709 square feet and increased the cost per square foot to $1.17, or $2,000 in total per month, with such rental fees being increased by 3% on April 1st of each year thereafter. From April 2020 to December 2020, the landlord agreed to defer payment in the amount of $18,000 for a promissory note that bears interest at the rate of 8% per year, with an initial maturity date of December 31, 2021, which was extended to December 31, 2022. From January 2021 to March 2021, the landlord agreed to defer payment in the amount of $6,000 for a promissory note that bears interest at the rate of 8% per year, with an initial maturity date of December 31, 2021, which was extended to December 31, 2022. The convertible promissory notes automatically convert into shares of our stock upon the closing of this offering and in the event of a qualified equity financing or at the option of DCREI LLC at any time, including in the event of a non-qualified financing. In January 2022, we further amended the lease agreement to provide for our option to increase the rental space and to approve the assignment of the lease agreement that will occur in connection with the Reorganization. If we exercise the option to increase the rental space, the monthly rental fees that we are required to pay will be adjusted to the then market rate, with such rental fees being increased by 3% on April 1st of each year thereafter, and the term of the lease agreement will be extended for an additional three years.

Rights of Appointment

Pursuant to the Shareholders Agreement, certain of our stockholders, including our related parties, had rights to appoint members of our board of directors and observers. All rights to appoint directors and observers will terminate upon the Reorganization.

Certain Relationships

From time to time, we do business with other companies affiliated with our investors, including certain of our greater than 5% stockholders. We believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arms-length basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of  December 31, 2021 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

    We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares of common stock as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage of beneficial ownership prior to the offering is based on 13,027,356 shares of common stock outstanding as of December 31, 2021, after giving effect to the conversion of our preferred stock and our convertible notes and the 1-for-21 reverse stock split of our outstanding shares of common stock and stock options upon the closing of this offering. Applicable percentage of beneficial ownership after the offering is based on 16,948,956 shares of common stock outstanding after the offering, which includes the shares specified above plus the shares included as part of the units to be sold by us in the offering at an offering price per unit of $255.

In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options or convertible notes held by such person that are currently exercisable or will become exercisable within 60 days of the applicable date are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage of beneficial ownership of any other person.

Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned Prior to Offering(2)	Percentage of Shares Beneficially Owned Prior to Offering	Percentage of Shares Beneficially Owned After Offering
Allon Caidar(3)	2,828,019	20.99%	16.26%
Shany Caidar(4)	2,380,953	18.28%	14.05%
David Caidar(5)	2,204,115	16.92%	13.00%
William Dunn(6)	893,317	6.78%	5.23%
Gadi Cohen(7)	829,602	6.37%	4.89%
Alberto Alejandro Coppel Luken(8)	704,611	5.41%	4.16%

Name of Beneficial Owner	Number of Shares Beneficially Owned Prior to Offering	Percentage of Shares Beneficially Owned Prior to Offering	Percentage of Shares Beneficially Owned After Offering
Mathew Babineau(9)	263,205	1.99%	1.53%
Matthew Hanan	*	*	*
Katie Wilson	*	*	*
Adi Mimran	*	*	*
Eli Tuson	-	-	-
Assaf Zipori	-	-	-
Rebecca Kehat	-	-	-
Mark Silberstein(10)	70,028	0.54%	0.41%
Directors and Officers as a Group ((11) persons)	4,133,379	29.73%	23.19%

*      Less than 1%.

(1)   Unless noted otherwise, the address of all listed stockholders is c/o TVPage, Inc., 6827 Nancy Ridge Drive, San Diego, California 92121. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

(2)  We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act, which is generally determined by voting power and/or dispositive power with respect to securities. Unless otherwise noted, the shares of common stock listed above are owned as of December 31, 2021, and are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them.

(3)    Based upon 2,380,953 shares of common stock held directly by the Caidar Family Trust, or CFT, and (ii) vested options to purchase 447,066 shares of common stock held directly by Mr. Allon Caidar. The common stock is held in trust via CFT for the benefit of Mr. Allon Caidar and Ms. Shany Caidar.

(4)  Based upon 2,380,953 shares of common stock held directly by CFT.

(5)  Based upon 2,204,115shares of common stock held directly by David Caidar Separate Property Trust, or DCSPT. Such shares are held in trust via DCSPT for the benefit of Mr. David Caidar.

(6)  Based upon (i) 750,459 shares of common stock held directly by Mr. Dunn and (ii) vested options to purchase 142,858 shares of common stock held by Mr. Dunn.

(7)  Based upon 829,602 shares of common stock held directly by PNY Technologies, Inc., or PNY, which is controlled by Mr. Gadi Cohen. The address for PNY is 100 Jefferson Road, Parsippany, NJ, 07054.

(8)   Based upon 704,611 shares of common stock held directly by B-2 LLC, which is controlled by A-2 Trust, which is a trust controlled by Alberto Alejandro Coppel Luken. The address for B-2 LLC is 7650 Girard Avenue Suite 300, La Jolla, CA, 92037.

(9)   Based upon (i) 57,143 shares of common stock held directly by Mr. Babineau and (ii) vested options to purchase 206,062 shares of common stock held by Mr. Babineau.

(10) Based upon 70,028 shares of common stock held directly by Mark Andrew Silbersteion Living Trust UA 02-20-2007, or the Silberstein Trust, which is a trust controlled by Mark Silberstein. The address for the Silberstein Trust is 27 Hashita Street, Zichron Yaakov, Israel, 30900.

DESCRIPTION OF CAPITAL STOCK

   The following is a summary of all material characteristics of our capital stock as set forth in our amended certificate of incorporation and amended and restated bylaws, each of which will be effective upon the Reorganization. The summary does not purport to be complete and is qualified in its entirety by reference to our amended certificate of incorporation and amended and restated bylaws, all of which are incorporated by reference as exhibits to the offering statement of which this offering circular is a part, and the applicable provisions of Delaware law.

   Since our shares will be listed on the Tel Aviv Stock Exchange and not on a recognized non-Israeli stock exchange, upon the closing of this offering we also will be subject, by virtue of Israeli law, to certain provisions of the Israeli Companies Law which normally apply only to Israeli companies. The material provisions of such Israeli law provisions are summarized in this offering circular. Under our amended certificate of incorporation and amended and restated bylaws that will become effective upon the Reorganization, we will be subject to such Israeli law provisions to the fullest extent permitted by Delaware law. These provisions are set forth in our amended certificate of incorporation and amended and restated bylaws that will become effective upon the Reorganization, and the material provisions thereof are summarized in this offering circular. We will no longer be subject to such Israeli legal provisions at such time as our common stock is also listed on a recognized non-Israeli stock exchange, subject to compliance with the dual listing provisions under the Israeli Securities Law. In addition, the Israel Securities Authority has the authority to waive our obligation to comply with any or all of such Israeli legal provisions.

Share Capital

Upon completion of this offering, we will have 40,000,000 shares of capital stock authorized under our amended certificate of incorporation, consisting of 40,000,000 shares of common stock with a par value of $0.01 per share.

As of December 31, 2021, after giving effect to the automatic conversion of all of our outstanding shares of preferred stock and all of our convertible notes into shares of our common stock upon the closing of this offering, there are 13,027,356 shares of common stock outstanding, held of record by 62 stockholders.

   Upon the closing of this offering,  assuming the sale of a maximum number of units at the midpoint of the offering price range of the units, there will be 16,948,956 shares of common stock will be issued and outstanding.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by this offering circular will also be fully paid and non-assessable.

Stock Options

   Immediately following the Reorganization, the following shares of common stock will be reserved for issuance upon the exercise of stock options under the 2022 Plan described below:

•	2,509,146 shares of our common stock reserved for issuance under stock options granted pursuant to the 2022 Plan with exercise prices ranging from $0.189 to $0.924 per share; and

•	347,997 shares of our common stock reserved for future issuance under the 2022 Plan.

Warrants

Warrants Issued Under the Units

Exercise Price and Exercise Period

   Each unit offered in this offering consists of 100 shares of our common stock and 75 warrants. Each warrant shall be exercisable into one share of our common stock at an exercise price equal to 125% of the offering price of one share of common stock and three-quarters of a warrant, subject to certain adjustments as set forth below. The warrants will be exercisable from the date of issuance until the first (1st) anniversary date of the date of issuance. If at the time of exercise of the warrants, the exercise rate, which shall be equal to the U.S. dollar representative rate on the date of exercise as determined by the Bank of Israel, increases or decreases relative to the base rate, the exercise price of the warrants will increase or decrease, as the case may be, by an amount that is equal to the increase or decrease of the exercise rate relative to the base rate, as converted to New Israeli Shekels on such date. The warrants may not be exercised on the record date of a rights issuance, dividend, stock split or reduction in share capital. The warrants may not be exercised by means of a cashless exercise.

   The exercise price of the warrants has been determined by our management based on management’s assessment of prevailing market conditions. A warrant that is not exercised by the end of the exercise period shall not afford the holder thereof any right and shall expire at the end of the exercise period.

   Not later than three weeks and not earlier than four weeks prior to the end of the exercise period, we will file an immediate report on TASE’s reporting system giving notice of the end of the exercise period, noting the final date for exercise of the warrants and the exercise price of the warrants.

   Shares of our common stock issued upon the exercise of the warrants will have the same rights afforded to holders of our common stock, as in effect on the date of exercise of the warrant or as thereafter amended or modified.

Exercise Procedure

   A warrant holder may:

•
exercise its warrants through TASE members, in the event that the holder is an unregistered warrant holder and holds the warrants through TASE members and the Nominee Company, which holds a certificate for all warrants issued to unregistered warrant holders, or

•	exercise its warrants directly with the company, if the holder is registered with the company as a warrant holder.

   The exercise of warrants shall be completed by submitting a notice of exercise in a form provided by the company, together with the warrant certificates, if any, and an amount in cash equal to the aggregate exercise price for the shares underlying the warrants.

   If the warrants are exercised directly with the company, the date of exercise shall be deemed to be the date on which a notice of exercise that meets all of the conditions specified therein is delivered to the company. In the event of delivery of the notice of exercise through a TASE member by an unregistered warrant holder, the date of exercise shall be the date on which the TASE Clearing House receives notice from the TASE member of the exercise of the warrant, in compliance with all the conditions set forth therein. A notice of exercise received by the TASE Clearing House after 12:00 p.m. Israel time shall be deemed to have been on the next trading day. The warrant holder may be required to sign additional documents required under the provisions of applicable law or our certificate of incorporation or bylaws, as may be required by us or by the TASE member, in order to give effect to the issuance of the shares upon the exercise of the warrants held by such holder.

   Once delivered, a notice of exercise may not be cancelled or amended by the warrant holder. Partial exercise of a warrant will not be permitted.

   If the final date for exercise of a warrant falls on a date that is not a trading day, the final date for exercise shall be postponed to the next trading day immediately thereafter. On the final date of exercise, or if the final date of exercise is not a trading day, then on the first trading day thereafter, for exercise of warrants through TASE members, the TASE members must submit the notices of exercise to the TASE Clearing House by 9:00 a.m. Israel time on such day in order to effect exercise of the warrants on the same day. Warrants that are not exercised by the prescribed time periods and in the manner set forth above will expire.

   The procedure for exercise of the warrants shall be subject to the rules of the TASE Clearing House as in effect on the date corresponding to any such exercise.

Transfer of Warrants

   Subject to the rules, regulations and guidelines of TASE, the warrants held directly by warrant holders or through TASE members and a Nominee Company, may be transferred provided that corresponding deeds of transfer are submitted to the company. The deeds of transfer shall be in a format similar to a deed of transfer of shares. The company shall maintain a register at its registered office, containing a list of the registered holders of its warrants. The provisions of the certificate of incorporation or bylaws of the company regarding the transfer of fully-paid shares shall apply to transfer of the warrant certificates.

   A warrant certificate may be transferred into a number of certificates, with the total number of shares underlying the warrants contained therein remaining the same. Such transfer shall occur pursuant to a request to transfer the warrants signed by the registered owner of the warrant certificate or such person’s lawful representative, which shall be delivered to the company at its registered office together with the warrant certificate requested to be so transferred.

   All of the expenses incurred in any such transfer, including mandatory payments, if any, shall be paid by the warrant holder wishing to effect the transfer or division.

Adjustment of Shares and Exercise Price

   If the company offers its shareholders securities of any kind by way of a rights issuance, between the date of issuance of the warrants and the end of the exercise period, the number of shares underlying the warrants and not yet exercised shall be adjusted on the effective date of the rights issuance in accordance with the bonus component of the rights issuance, as expressed in the ratio of the share price on TASE on the effective date to the base rate “ex rights.”

   If the company distributes a cash dividend, with a record date that is prior to the end of the exercise period of the warrants, then, beginning on the first trading day on which the shares of the company will be traded after the effective date of such distribution, the exercise price of the warrants shall be adjusted by multiplying it by the ratio of the company’s share price on TASE, adjusted for the distribution of the cash dividend, as prescribed by TASE and the closing rate set by TASE for the company's share on the aforesaid effective date.

   If the company distributes a stock dividend between the date of issuance of the warrants and the end of the exercise period, immediately after the effective date of such distribution, the number of shares underlying the warrants shall increase by the number of shares to which such holder would have been entitled to as a result of the stock dividend, had such warrant holder exercised the warrants immediately before the effective date. A holder of warrants shall not be entitled to the allotment of a fraction of a share as a result of a stock dividend.

   In accordance with the rules, regulations and guidelines of TASE, the aforementioned methods of adjustment may not be amended.

   The company shall file an immediate report on the ISA’s reporting system (MAGNA) regarding any adjustment of the exercise price of the warrants or in the number of shares underlying the warrants, before the commencement of trading on the date following such adjustment.

Amendment of Rights of Warrants and Meetings of Warrant Holders

   Following the prior approval of a separate general meeting of the warrant holders by holders of 75% of the outstanding warrants present at the meeting, the company may reach a settlement with the warrant holders with respect to any right or claim that they may have and/or make any amendment, alteration or arrangement of their rights or of any of the conditions of the warrants. The company’s board of directors may also adopt such actions if it determines that such actions will not impair the rights of the warrant holders.

   Notwithstanding the aforesaid, pursuant to the rules, regulations and guidelines of TASE, the terms of the warrants relating to the exercise period, the exercise price or the adjustment mechanism for the exercise price as linked to a base rate, may not be amended or modified, except for an amendment or modification relating to the exercise period, the exercise price and/or the adjustment mechanism for the exercise price of the warrants as linked to the base rate under settlement or arrangement proceedings approved by an Israeli court under Section 350 of the Israeli Companies Law.

   All the provisions of the certificate of incorporation or bylaws of the company regarding the general meetings of the shareholders of the company shall be deemed to be binding also for a separate general meeting of the warrant holders, as if the warrants constituted a class of shares in the share capital of the company. Voting at a general meeting of warrant holders shall be by a count of votes only, with each warrant for one share of common stock affording a single vote.

Election of Directors

   Under our amended certificate of incorporation to be effective upon the Reorganization, our board of directors are divided into three classes with staggered three-year terms, with each class having as equal a number of members as reasonably possible. At each annual general meeting of our stockholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election. Therefore, beginning with the annual general meeting of 2022, each year, the term of office of only one class of directors will expire.

   Our directors are divided among the three classes as follows:

•	the Class I directors are Eli Tuson and Assaf Zipori, and their term will expire at our annual general meeting of shareholders to be held in 2022;

•	the Class II directors, are Rebecca Kehat, Mark Silberstein and William Dunn, and their term will expire at our annual meeting of stockholders to be held in 2023; and

•	the Class III directors are Allon Caidar and Adi Mimran, and their term will expire at our annual meeting of stockholders to be held in 2024.

   Pursuant to our amended certificate of incorporation, each of our directors nominated for election at an annual general meeting of our stockholders will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

   In addition, our amended and restated bylaws allow our board of directors to fill vacancies on the board of directors, including vacancies resulting from an enlargement of our board of directors, or to appoint new directors up to the maximum number of directors permitted under our bylaws. Such directors serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated or in the case of new directors.

Listing

 Upon the closing of this offering, our common stock is expected to be listed and traded on the TASE under the trading symbol “TVPG” and our warrants are expected to be listed and traded on the TASE under the trading symbol “TVPG 02/22.”

Purpose

Our purpose under our amended certificate of incorporation includes every lawful act or activity for which corporations may be organized under applicable law.

Distributions and Stock Repurchases

   We may declare a dividend to be paid to the holders of our common stock in proportion to their respective holdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the stockholders unless the company’s organizational documents provide otherwise. Our amended certificate of incorporation will not require stockholder approval of a dividend distribution.

Pursuant to the Israeli Companies Law, the amount available for distribution is limited to the greater of retained earnings or earnings generated over the previous two years, according to the company’s most recently reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If a company does not meet such criteria, then it may distribute dividends only with court approval. In each case, we would only be permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Under the Israeli Companies, a distribution includes the purchase by a company of its own shares of capital stock, directly or indirectly, including providing financing for such a purchase. Shares that are purchased and held by the company do not have any rights. A subsidiary may purchase the shares of its parent company, subject to the conditions described in the preceding paragraph. Shares of a company held by its subsidiary have dividend rights but not voting rights.

Liquidation Rights

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of common stock in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future.

Stockholder Meetings

According to our amended and restated bylaws, we are required to hold an annual meeting of stockholders once every calendar year. All meetings of stockholders other than the annual meeting are referred to in our amended and restated bylaws as special meetings. The board of directors may call special meetings whenever it sees fit, at such time and place, as it may determine. In addition, the Israeli Companies Law provides that the board of directors is required to convene a special meeting upon the written request of (i) any two or more of our directors or one-quarter or more of the members of our board of directors or (ii) one or more stockholders holding, in the aggregate, either (a) 5% or more of our issued and outstanding shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

According to our amended and restated bylaws, a notice of any meeting stockholders must be provided to stockholders at least 35 days prior to the meeting, and stockholders as of the record date will be entitled to vote in person, by proxy or by written ballot. The meeting notice is required to disclose the record date, which must be between 28 and 40 days prior to the meeting. One or more stockholders holding at least 1% of the outstanding voting power are entitled to request that our board of directors include a proposal on the agenda of a stockholder meeting, provided that the proposal is appropriate to be discussed at a stockholder meeting. Regulations promulgated under the Israeli Companies Law provide that such a request may be provided within three to seven days following the publication of notice of the stockholder meeting, depending on the nature of the item. If the company publishes a preliminary notice of a meeting of stockholders at least 21 days prior to meeting notice, then any such requests must be submitted within 14 days after the preliminary notice.

Voting Rights

All of our shares of common stock have identical voting and other rights in all respects. According to our amended and restated bylaws, our stockholders are not permitted to take action by way of written consent in lieu of a meeting.

Vote Requirements

   Our amended certificate of incorporation will provide that all stockholder resolutions require a simple majority vote, unless otherwise required by applicable provisions of the Israeli Companies Law or by our amended certificate of incorporation. Under the Israeli Companies Law, the approval of an extraordinary transaction with a controlling stockholder requires a special majority approval described above under “Management—Approval of Related Party Transactions”, and the approval of certain compensation-related matters requires a special majority approval described above under “Executive and Director Compensation—Approval of Officer and Director Compensation”.

Another exception to the simple majority vote requirement is the approval of a court-approved plan of arrangement among stockholders or creditors, which requires the approval of a majority of the holders (by head count) holding at least 75% of the voting rights represented at the meeting and voting on the resolution.

Under the Israeli Companies Law, a private placement of securities requires approval by the stockholders of the company by a simple majority (following approval of the board of directors) if the transaction will cause a person to become a controlling stockholder or if:

(a)	the securities issued amount to 20% or more of the company’s outstanding voting rights immediately prior to the issuance;

(b)	some or all of the consideration is other than cash or listed securities or the transaction is not on market terms; and

(c)
the transaction will increase the relative holdings of a stockholder that holds 5% or more of the company’s outstanding capital stock or voting rights or that will cause any person to become, as a result of the issuance, a holder of more than 5% of the company’s outstanding capital stock or voting rights.

Access to Corporate Records

Under the Israeli Companies Law, all stockholders generally have the right to review minutes of stockholder meetings, the stockholder registers, the certificate of incorporation, the financial statements and other documents as provided in the Israeli Companies Law. Any stockholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires stockholder approval under the Israeli Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair our interests.

Anti-Takeover Effects under Applicable Law and our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, applicable provisions of Israeli law, our amended certificate of incorporation and our amended and restated bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Section 203 of the Delaware General Corporation Law

We will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaws

Our amended certificate of incorporation and amended and restated bylaws, to become effective upon the Reorganization, provide for:

•	a board of directors that is classified into three classes of directors, each with staggered three-year terms;

•
requiring the approval of holders representing at least 66 and 2⁄3% of the total voting power of the shares entitled to vote generally in the election of directors to adopt, amend or repeal our bylaws, or amend or repeal certain provisions of our amended certificate of incorporation;

•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

Potential Effects of Authorized but Unissued Stock

   Pursuant to our amended certificate of incorporation which will become effective upon the Reorganization, we will have shares of common stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

   The existence of unissued and unreserved common stock may enable our board of directors to issue shares to persons friendly to current management that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management.

Full Tender Offers

Under the Israeli Companies Law, a person wishing to acquire shares of an Israeli public company and who could as a result hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof) is required to make a tender offer to all of the company’s stockholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the stockholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the stockholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the stockholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A stockholder who had its shares so transferred may petition the court for appraisal rights within six months from the date of acceptance of the full tender offer, regardless of whether such stockholder agreed to the offer. However, an offeror may stipulate in the tender offer document that a stockholder who accepted the offer will not be entitled to appraisal rights. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital (or of the applicable class) from stockholders who accepted the tender offer. These provisions may make the acquisition of full ownership of our company more difficult.

Special Tender Offers

The Israeli Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This rule does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in an Israeli public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other stockholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received stockholder approval, (ii) was from a stockholder holding 25% or more of the voting rights in the company and resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding controlling stockholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer).

In the event that a special tender offer is made, the board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. An officer or director in a target company who, in his or her capacity as such, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and stockholders for damages, unless such officer or director acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, officers and directors of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, stockholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer.

In the event that a special tender offer is accepted, the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

These provisions may make the acquisition of a control stake (at the 25% or 45% threshold) in our company more difficult.

Registration Company

The registered owner of our common stock will be The Tel Aviv Stock Exchange Nominee Company Ltd., whose address and telephone number are 2 Ahuzat Bayit Street, Tel Aviv 6525216, Israel and +972-76-816-0202. All of our shares of common stock will be held of record by this registration company.

SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock or warrants, and liquid trading markets for our common stock and warrants may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock or warrants in the public market, or the perception that such sales could occur, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. Furthermore, because only a limited number of shares and warrants will be available for sale shortly after this offering due to existing regulatory restrictions on resale as described below, there may be sales of substantial amounts of our common stock or warrants in the public market after the restrictions lapse. This may adversely affect the prevailing market prices for our shares of common stock and warrants and our ability to raise equity capital in the future. Although we have applied to have our common stock approved for listing on the TASE under the symbol “TVPG” and our warrants under the symbol “TVPG 02/22,” we cannot assure you that there will be active public markets for our common stock or warrants. We do not expect that public markets will develop for our common stock, warrants or any other of our securities in the United States.

   Based on the number of shares outstanding as of the date of this offering circular, assuming the sale of a maximum number of units at the midpoint of the offering price range of the units, upon completion of this offering, 16,948,956 shares of common stock will be outstanding. All such shares will be restricted as a result of the lock-up arrangements and the restrictions imposed by the TASE rules described below, and all such restricted shares will be eligible for resale, subject to compliance with Rule 144, upon expiration of the lock-up arrangements and the restrictions imposed by the TASE. From a U.S. securities law perspective, all of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act.

   In addition, of the  2,509,119 shares of our common stock that are issuable upon the exercise of stock options outstanding as of December 31, 2021, options to purchase 1,628,706 shares of common stock were exercisable as of that date, and upon exercise these shares will be eligible for resale subject to compliance with Rules 144 under the Securities Act.

Rule 144

   In general, a person who has beneficially owned restricted shares of our common stock for at least one year (in the event we have not been a reporting company under the Exchange Act for at least 90 days before the sale) or at least six months (in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale) would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale.

   A person who has been an affiliate of ours at any time during the 90 days preceding the sale would be subject to additional restrictions. Such person would be entitled to sell, within any three-month period, a number of shares that does not exceed 1% of shares of our common stock then outstanding. Sales under Rule 144 by our affiliates (or persons selling shares on behalf of our affiliates) are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

     Lock-up Arrangements

   Holders of our securities that acquired those securities prior to the closing of this offering will be subject to lock-up restrictions in accordance with the requirements of the Israeli distributors pursuant to which each of these persons or entities, with limited exceptions, will be restricted from selling or entering into any other transaction with respect to such securities for a period of twelve months following the initial listing of our common stock and warrants on the TASE.

Restrictions on Transfer Imposed by the TASE Rules

   Under the rules of the TASE, for three months following the initial listing of our securities on the TASE, each of our directors, our chief executive officer and all stockholders who beneficially held 5% or more of our outstanding common stock prior to this offering (which includes shares underlying options and other derivative securities held by such holder whether or not vested), will be restricted from selling or entering into any other transaction with shares of our common stock or derivative securities. Beginning three months after initial listing until the end of the eighteenth month following listing, 2.5% of the total number of shares of our common stock held by each such person will be released from these restrictions each month. At the end of the eighteenth month following listing of our common stock and warrants on the TASE, our directors, our chief executive officer and all of beneficial holders of 5% or more of our outstanding common stock will cease to be under any restrictions regarding transactions in our common stock or other securities under the rules of the TASE.

   In addition, under the rules of the TASE, for three months following the initial listing of our common stock and warrants on the TASE, any holder of our securities that is not an employee of ours and that acquired those securities during the 12 months prior to submission of our TASE listing application, is restricted from selling or entering into any other transaction with respect to those securities acquired during that prior 12-month period. Beginning three months after initial listing of our common stock and warrants on the TASE until the end of the ninth month following listing, 12.5% of the total number of these securities whose sale is restricted will be released from these restrictions each month, and at the end of the ninth month will cease to be under any restrictions under the rules of the TASE.

There are several exceptions to the above restrictions, primarily that (a) following six months from listing, a transaction outside the TASE may be effected if the transferee undertakes to comply with the remaining restrictions and (b) restricted securities may be pledged so long as the exercise of the pledge shall not occur during the period of restriction.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

   The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of the shares of common stock issued pursuant to this offering, which we refer to collectively as our securities, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”), in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to non-U.S. holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the impact of the alternative minimum tax or the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to holders subject to particular rules, including, without limitation:

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	regulated investment companies or real estate investment trusts;

•	brokers, dealers or traders in securities or currencies;

•	controlled foreign corporations, “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons for whom our common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons that actually or constructively own five percent or more (by vote or value) of our shares;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interest of which are held by qualified foreign pension funds.

   If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our securities and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

   THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS LEGAL OR TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

   For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our securities that is not a “U.S. person,” a partnership or an entity disregarded as separate from its owner, each for United States federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Allocation of Purchase Price Between Shares of Common Stock and Accompanying Warrants to Purchase Our Common Stock

   For U.S. federal income tax purposes, the shares of common stock and warrants acquired in this offering will be treated as an “investment unit” consisting of 100 shares of common stock and 75 warrants, with each warrant exercisable into one share of our common stock. The purchase price for each investment unit will be allocated between these two components in proportion to their relative fair market values at the time the unit is purchased by the non-U.S. holder. This allocation of the purchase price for each unit will establish the non-U.S. holder’s initial tax basis for U.S. federal income tax purposes in the shares of common stock and the warrants included in each unit. The separation of the common stock and warrant components of each unit should not be a taxable event for U.S. federal income tax purposes. Non-U.S. holders should consult their tax advisors regarding the allocation of the purchase price for a unit.

Exercise and Expiration of Warrants

   In general, a non-U.S. holder will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of warrants into shares of common stock. The U.S. federal income tax treatment of a cashless exercise of warrants into our common stock is unclear. Non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of warrants.

   The expiration of a warrant will be treated as if the non-U.S. holder sold or exchanged the warrant and recognized a capital loss equal to the non-U.S. holder’s tax basis in the warrant. However, a non-U.S. holder will not be able to utilize a loss recognized upon expiration of a warrant against the non-U.S. holder’s U.S. federal income tax liability unless the loss is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States) or is treated as a U.S.-source loss and the non-U.S. holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Certain Adjustments to and Distributions on Warrants

   Under Section 305 of the Code, an adjustment to the number of shares of common stock issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a non-U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such non-U.S. holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). An adjustment to the warrants that could result in a constructive distribution to a non-U.S. holder would be treated as described under “Distributions” below, and the tax treatment of distributions on the warrants is unclear. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to and distributions on the warrants.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions on our common stock, such distributions of cash or property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the dividends being effectively connected with the non-U.S. holders conduct of a trade or business within the United States (and if required by an applicable income tax treaty, the non-U.S. holder’s maintaining a permanent establishment in the United States to which such dividends are attributable). To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non- U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty and regarding any applicable treaties that may provide for different rules.

Sale or Other Taxable Disposition of Common Stock or Warrants

   In general, subject to the discussions below on backup withholding, informational reporting and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock or warrants unless:

•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment fixed base in the United States to which such gain is attributable);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes U.S. real property interests, or USRPIs, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual non-U.S. holder is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

   With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests and our other business assets, however, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our securities will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period. Special rules may apply to the determination of the 5% threshold in the case of a holder of warrant. Non-U.S. holders are urged to consult their tax advisors regarding the effect of holding our warrants on the calculation of such 5% threshold. If we are a USRPHC and either our common stock is not regularly traded on an established securities market or a non-U.S. holder holds, or is treated as holding, more than 5% of our outstanding common stock, directly or indirectly, during the applicable testing period, such non-U.S. holder’s gain on the disposition of shares of our common stock generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply, and a 15% withholding tax would apply to the gross proceeds from such disposition. Prospective investors are encouraged to consult their tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

   Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding (currently at a rate of 24%) with respect to distributions on our securities we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns generally will be filed with the IRS in connection with any distributions (including deemed distributions) made on our common stock to the non-U.S. holder, regardless of whether any tax was actually withheld.

   In addition, proceeds of a sale or other taxable disposition of our securities within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that the beneficial owner is a United States person, or such holder otherwise establishes an exemption. Proceeds of a disposition of our securities conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

   Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

   Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 through 1474 of the Code (such Sections are commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) paid on our common stock, or, subject to the proposed Treasury Regulations discussed below, gross proceeds from the sale or other disposition of our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders.

Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends) paid on our common stock. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

PLAN OF DISTRIBUTION

   We are offering units, each consisting of 100 shares of our common stock and 75 warrants, with each warrant exercisable into one share of our common stock. The units are immediately separable into individual shares and warrants upon issuance. The number of units being offered, the public offering price and the distribution fees are set forth on the cover page of this offering circular.

   The offering will be made to the public in Israel with the assistance of one or more distributors on a best-efforts basis. The offering in Israel is open to Israeli residents only and not to residents of the United States or any person located in the United States at the time of the offering. In addition, we may directly offer units in the State of Delaware. There can be no assurance that all, or any, of the units offered by this offering circular will be sold.

   Under Regulation A, we may only offer $20 million in securities during a rolling 12-month period. We are seeking to raise $10 million.

   Leumi Partners Underwriters Ltd., or Leumi Partners, which is headquartered at 5 Azrieli Center, Tel Aviv, Israel, is acting as the lead distributor for the offering in Israel and will not be involved in any offering in the United States.

       Leumi Partners will act on a “best efforts” basis and will have no obligation to sell any of our common stock or warrants and or to purchase any shares of our common stock or warrants. Pursuant to a distribution agreement between us and Leumi Partners, we will pay Leumi Partners a fee upon completion of the offering in Israel, which will be deducted from the proceeds of such offering, in an aggregate amount of 4.5% of the gross proceeds of such offering, including the gross proceeds received upon the exercise of the warrants (if exercised). Leumi Partners may engage additional Israeli distributors prior to the tender process, provided that we will not be obligated to pay any additional fees or reimbursements in connection with any such additional distributors.

The Israeli distributors are not subject to the requirements to which U.S. broker-dealers are subject under the Exchange Act (i.e., they are not required to be registered as a U.S. broker-dealer or to act through an affiliate that is registered as a U.S. broker-dealer). The Israeli distributors will not be conducting any marketing activities, offers or sales in or into the United States or involving U.S. persons (as defined in Regulation S) in connection with the offering. Selling efforts by the Israeli distributors or anyone acting on their behalf will only be conducted in Israel and directed only to Israeli investors who are not U.S. persons. The Israeli distributors will not make any sales outside of Israel.

The distributors and their affiliates may continue to provide from time to time commercial banking, financial advisory, investment banking and other services to us and our affiliates for which they may continue to receive customary fees and commissions. In addition, from time to time, the distributors and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans and may do so in the future.

The offering in Israel will be made pursuant to a prospectus published by us pursuant to the Israeli Securities Law, following the issuance of a permit by the Israel Securities Authority, which prospectus will be subject to completion by our publication of a supplemental notice containing the final offering price, the commissions and other information. The permit of the Israel Securities Authority to publish such prospectus will not constitute a validation of the information set forth therein or of the accuracy, reliability or completion thereof or an expression of an opinion regarding the securities offered thereby.

Listing

   We have applied to the TASE to list our common stock and warrants for trading on the TASE, and we have been designated by the Israel Innovation Authority as an “R&D company”. For an issuer designated as an “R&D company”, the conditions for listing on the TASE include our having a shareholders’ equity of at least NIS 8,000,000, a value of publicly held shares of at least NIS 16,000,000, a percentage of public holdings of at least 10% of the outstanding shares, and at least 35 shareholders each holding shares having an aggregate market value of at least NIS 16,000. The units will not be listed; instead, the shares of common stock and warrants comprising the units will be separately transferable from one another immediately following this offering. Units are being offered in accordance with Israeli market practice to ensure a certain minimum investment per investor.

   We expect the TASE to provide its agreement in principle, prior to our publication of our Israeli prospectus, that the terms of our common stock and warrants satisfy the conditions set forth in the TASE rules. Prior to publishing the supplemental notice, we will also request the TASE for approval thereof. The listing of our common stock and warrants on the TASE is conditioned on our announcement of the results of the offering including a confirmation that the TASE listing conditions set forth above have been satisfied, at which time we will request the final approval of the TASE to list our common stock and warrants.

   The approval for listing of our common stock and warrants on the TASE will not constitute a validation by the TASE of the information set forth in this offering circular or our Israeli prospectus, or of the accuracy, reliability or completeness thereof, and will not constitute an expression by the TASE of an opinion regarding the securities offered thereby. There is currently no public market for our common stock and warrants. See “Risk Factors — Risks Related to owning our common stock and this offering — Listing on the TASE does not guarantee an active and liquid market for our common stock and warrants will develop, and the market price and trading volume of our common stock and warrants may fluctuate significantly.”

Overview of the Tender Process

   The public offering price of the units to be sold in this offering (the “Unit Price”) will be determined through an auction process, which we refer to as the tender process. The tender process will be conducted as a “uniform offering” pursuant to the Israeli Securities Law and the Israeli Securities Regulations (The Manner of Offering Securities to the Public) of 2007 (the “Manner of Offering Regulations”). The public offering of the units, and thus the tender process, will commence upon the qualification of the offering statement of which this offering circular forms a part.

    Customary with public offerings in Israel, the tender process is comprised of two steps. First, investors in Israel meeting the definition of “Qualified Investors” (as that term is defined in Section 1 of the Manner of Offering Regulations, summarized below) (“Qualified Investors”) are invited to submit written commitments to participate in a public tender at specified amounts and prices. If we decide to hold an early bidding process for Qualified Investors, written commitments from Qualified Investors will only be taken after the qualification of the offering statement of which this offering circular forms a part. The Company reserves the right in its absolute discretion not to hold an early bidding process with Qualified Investors. After the publication of our Israeli prospectus (and a supplementary notice setting forth the early commitments by Qualified Investors and the parameters of the public tender) following the receipt of a permit from the Israel Securities Authority to publish the Israeli prospectus and after qualification of this offering circular by the SEC, we will hold the public tender, which will be open to all investors in Israel who desire to participate.

“Qualified Investors” includes those certain institutional investors (including pension funds, insurance companies, banks and TASE members) and companies with shareholders’ equity in excess of NIS 50 million, among others, meeting the definition in Section 1 of the Manner of Offering Regulations.

   Bank Leumi L’Israel B.M., a member of the TASE, will act as the offering coordinator to administer the offering (the “Offering Coordinator”). We will pay the Offering Coordinator a fixed fee of NIS 25,000 (approximately $7,820), plus value added tax (if applicable), for its services. Bank Leumi L’Israel B.M. is the controlling shareholder of Leumi Partners.

   Each bid in the public tender must specify the number of units the investor proposes to purchase and the price the investor is willing to pay. Bids must be denominated in NIS in increments of NIS 1.00 and the offered price per unit must not be less than the Minimum Price (as defined below under “--Early Commitments by Qualified Investors”). A bid that is not stated in an increment of NIS 1.00 shall be rounded down to the nearest price increment. A bid indicating a price per unit that is lower than the Minimum Price shall be deemed not to have been submitted.

Each bidder may submit up to three offers, which may be for varying numbers of units and/or offered prices (not less than the Minimum Price). Bids may be submitted for the purchase of whole units only. A bid for a portion of units will be deemed a request for the number of whole units stated therein, and any fraction of a unit stated therein shall be deemed not to have been submitted. A bid that indicates an offer for less than one unit will not be accepted.

All bids during the public tender process must be submitted on forms that can be obtained from the Offering Coordinator, bank branches or other members of the TASE (collectively, the “Authorized Entities”). Bids submitted to us through the Authorized Entities must be received no later than the time set forth in the supplementary notice on the date of tender.

The Authorized Entities must transfer all bids received by them to the Offering Coordinator no later than the deadline set forth in the supplementary notice on the date of tender through a virtual lock-box or in sealed envelopes, which will remain sealed until then, and will be placed by the Offering Coordinator in a sealed box together with bids submitted directly to the Offering Coordinator. Accordingly, no bidders in the public tender process are able to see the bids of other bidders. The submission of bids by an Authorized Entity on behalf of its clients is deemed an irrevocable commitment on the part of the Authorized Entity to purchase any securities issued as a result of our acceptance of any part of such bids. Accordingly, the Authorized Entities will be responsible and liable to us and the Offering Coordinator for payment in full of proceeds payable to us for bids submitted through them and which were wholly or partially accepted.

The sealed box containing the bids submitted in this offering will be opened and the envelopes therein will be opened in the presence of our representative, a representative of the Offering Coordinator and a certified public accountant who will supervise the proper administration of the tender process.

We reserve the right to terminate the offering of the units at any time prior to accepting any bids cast in the public tender. There can be no assurances that the tender process will be completed.

The Unit Price and the allocation of units among the bidders will be determined in accordance with Manner of Offering Regulations and the applicable TASE rules. All units that we determine to sell in the offering will be issued at the Unit Price, which will not be lower than the Minimum Price.   The Unit Price will be determined by the bids in the tender process, and thus we do not have the ability to arbitrarily choose the price at which common stock units are offered pursuant to the offering, except with respect to the Minimum Price.  We do not know how many bids will be submitted or what the prices will be for any bids.

The tender process will be completed upon our acceptance of the Unit Price by delivering notice to the Offering Coordinator on the date of the public tender.  We may, in our sole and absolute discretion, choose not to accept the results of the tender process and terminate the offering.

   Fractional shares or warrants exercisable into fractional shares of our common stock will not be issued to bidders. If the allocations of units in the tender process will result in a fractional share or warrant, the number of shares and warrants allocated to such bidder will be rounded down to the nearest whole number. The fractional shares and warrants not issued in accordance with this rounding process will be aggregated and will be purchased, in a number of shares of our common stock and warrants rounded down to the nearest whole number, by the Offering Coordinator.

On the first TASE trading day following the date of the public tender, we will publish the results of the tender process.

   Within several TASE trading days following the date of the public tender, we will issue the shares of common stock and warrants represented by bids which were accepted, in whole or in part, by us in the offering and for which the consideration was paid in full, by issuing a global stock certificate in the name of The Tel Aviv Stock Exchange Nominee Company Ltd., the registration company for our common stock and warrants.

Early Commitments by Qualified Investors

   After commencement of the tender process but prior to the public tender, we may hold an early bidding process for Qualified Investors, pursuant to which we anticipate receiving written commitments from Qualified Investors to bid for units in the public tender. If we decide to hold an early bidding process for Qualified Investors, written commitments from Qualified Investors will only be taken after the qualification of the offering statement of which this offering circular forms a part. The Company reserves the right in its absolute discretion not to hold an early bidding process with Qualified Investors. Each bid will be required to specify the minimum number of units and minimum price under which the Qualified Investors would be interested in purchasing units. Based on the results of this early bidding process, specifically the minimum price at which we anticipate being able to sell the desired number of units, we will set the minimum price for the public tender process (the “Minimum Price”).

   Affiliates of Leumi Partners that qualify as Qualified Investors may participate in the early commitment process on the same terms as other Qualified Investors and may participate in the public tender on the same terms as the general public.

   The total percentage of the offering allocated to Qualified Investors in the early commitment process may not exceed the percentage stipulated in the Manner of Offering Regulations, which, for purposes of the offering, is  [    ] % of the total number of units offered in the offering.

   Any units allocated to the Qualified Investors in the early commitment process will be sold to the Qualified Investors at the Unit Price. In consideration for their written commitments submitted in the early commitment process, we will pay to each Qualified Investor an early commitment fee equal to [    ]% of the product of (i) the number of units that the Qualified Investor committed during the early commitment process to purchase multiplied by (ii) the Minimum Price. Based on early commitments submitted with respect to an aggregate of [    ] units, we will pay the Qualified Investors an aggregate amount of approximately NIS [    ]million (approximately $[    ] million) in early commitment fees in connection with the offering.

   Pre-commitment bids submitted by Qualified Investors during the early commitment process may be withdrawn by such Qualified Investors at any time prior to the time at which submissions begin in the public tender process.

Lock-up Arrangements

   Holders of our securities that acquired those securities prior to the closing of this offering will be subject to lock-up restrictions in accordance with the requirements of the Israeli distributors pursuant to which each of these persons or entities, with limited exceptions, will be restricted from selling or entering into any other transaction with respect to such securities for a period of twelve months following the initial listing of our common stock and warrants on the TASE.

Selling Restrictions

 Other than in the State of Delaware and Israel, no action has been taken by us or the distributors that would permit a public offering of the securities offered by this offering circular in any jurisdiction where action for that purpose is required. The securities offered by this offering circular may not be offered or sold, directly or indirectly, nor may this offering circular or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this offering circular comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this offering circular. This offering circular does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this offering circular in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the shares of common stock and warrants offered hereby and certain matters of U.S. law will be passed upon for us by McDermott Will & Emery LLP. Certain matters of Israeli law will be passed upon for us by Goldfarb Seligman & Co.

EXPERTS

Weinberg & Company, P.A., independent registered public accounting firm, has audited our financial statements as of and for the years ended December 31, 2020 and 2019, as set forth in their report (which includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern). We have included our financial statements in the offering statement in reliance on the report of Weinberg & Company, P.A., given on their authority as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

For further information about us and the common stock and warrants offered hereby, reference is made to Part I of the offering statement filed concurrently with this offering circular. Statements contained in this offering circular concerning the contents of any contract or any other document are not necessarily complete. Please see the copy of the contract or document that has been filed for the complete contents of that contract or document. Each statement in this offering circular relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the offering circular should be reviewed for the complete contents of these contracts and documents.  We currently do not file periodic reports with the SEC. However, we will be required to file a Form 1-Z within thirty (30) calendar days after the termination or completion of this Regulation A offering. We may supplement the information in this offering circular by filing a supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system.

We maintain a website at www.tvpage.com. You may access materials at our website free of charge. Information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this offering statement.

PART III – EXHIBITS

Exhibit No.	Description of Document

1.1	Form of Distribution Agreement#*
2.1	Certificate of Incorporation of TVPage, Inc., as currently in effect*
2.2	Form of Amended Certificate of Incorporation of TVPage, Inc., to be effective upon the Reorganization*
2.3	Bylaws of TVPage, Inc., as currently in effect*
2.4	Form of Amended and Restated Bylaws of TVPage, Inc., to be effective upon the Reorganization*
3.1	Specimen Certificate representing shares of common stock of TVPage, Inc.*
3.2	Form of Warrant Certificate*
6.1	Form of Indemnification Agreement to be entered into by TVPage, Inc. with its officers and directors†*
6.2	2022 Stock Incentive Plan†*
6.3	Compensation Policy for Directors and Officers†*
6.4	Offer Letter between the Company and Allon Caidar, dated June 25, 2018, as amended on January 1, 2021, February 8, 2021 and March 30, 2021†*
6.5	Employment Agreement between the Company and Mathew Babineau, dated April 18, 2011, as amended on August 9, 2017, February 8, 2021 and March 30, 2021†*
6.6	Offer Letter between the Company and Matthew Hanan, dated January 24, 2017, as amended on June 15, 2021†*
6.7	Advisory Agreement, dated June 6, 2017, between the Company and William Dunn, as amended on October 1, 2019†*
6.8	Offer Letter between the Company and Shany Caidar, dated June 24, 2021†*
6.9	Offer Letter between the Company and Katie Wilson, dated September 25, 2015†*
6.10	Lease Agreement between the Company and DCREI, LLC, dated May 23, 2018, as amended on December 18, 2020 and January 5, 2022*
6.11	Solution Partner Agreement between the Company and Dunn Solutions Group, Inc., dated April 11, 2018*
6.12	Consulting Agreement between the Company and Dunn Solutions Groups, Inc., dated January 8, 2020*
6.13	Advisory Agreement between the Company and Fundem Capital Ltd., dated March 7, 2021, as amended on September 10, 2021*
6.14	Agreement between the Company and Fundem Capital Ltd., dated January 12, 2022*
7.1	Form of Plan and Agreement of Merger, dated January 30, 2022, of TVPage, Inc., a California corporation, with and into TVPage, Inc., a Delaware corporation††*
10.1	Power of Attorney (included on the signature page of this offering statement)
11.1	Consent of Weinberg & Company, P.A.*
11.2	Consent of McDermott Will & Emery LLP (included in Exhibit 12.1)**
12	Opinion of McDermott Will & Emery LLP regarding the validity of the common stock and warrants being qualified**
13	Testing the waters materials*

  * Filed herewith
** To be filed by amendment
#   Unofficial English translation from Hebrew original
†   Denotes management compensation plan or contract
†† Schedules (and similar attachments) to these exhibits have been omitted pursuant to Form 1-A, General Instructions, Part III, Item 17(7). The Company agrees to furnish supplementally a copy of any omitted schedule (or similar attachment) to the Commission upon request.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on the 31st day of January, 2022.

TVPAGE, INC. By: /s/ Allon Caidar Name: Allon Caidar Title: Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of TVPage, Inc. hereby severally constitute and appoint Allon Caidar and Katie Wilson, and each of them singly (with full power to each of them to act alone), to sign any and all amendments (including post-qualification amendments) to this offering statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Allon Caidar	Chairman and Chief Executive Officer (Principal Executive Officer)	January 31, 2022
Allon Caidar

/s/ Katie Wilson	Director of Finance (Principal Financial and Accounting Officer)	January 31, 2022
Katie Wilson

*	Director	January 31, 2022
William Dunn

/s/ Adi Mimran	Director	January 31, 2022
Adi Mimran

*By:	/s/ Allon Caidar
Allon Caidar
Attorney-in-fact

Notes to Financial Statements	F-7
Unaudited Condensed Financial Statements
Unaudited Condensed Balance Sheets	F-18
Unaudited Condensed Statements of Operations	F-19
Unaudited Condensed Statements of Convertible Preferred Stock and Stockholders’ Deficit	F-20
Unaudited Condensed Statements of Cash Flows	F-21
Notes to Unaudited Condensed Financial Statements	F-22

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

TVPage, Inc.
San Diego, California

Opinion on the Financial Statements

We have audited the accompanying balance sheets of TVPage, Inc. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, during the years ended December 31, 2020 and 2019, the Company incurred net losses and utilized cash in operations, and at December 31, 2020, had a stockholders deficit.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021.

Weinberg & Company, P.A.
Los Angeles, California
September 1, 2021

TVPage, Inc.
Balance sheets
(in thousands, except share and per share data)

	December 31,
	2020	2019
Assets
Current assets
Cash	$487	$725
Accounts receivable	149	114
Unbilled receivables	95	103
Prepaid expenses	2	50
Total current assets	733	992
Right-of-use asset	56	200
Total assets	$789	$1,192

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities
Accounts payable	$40	$47
Accrued liabilities	81	137
Deferred revenue, current	149	420
Economic injury disaster loan, current	4	-
Other liabilities	-	112
Lease liability, current	21	53
Convertible promissory notes, net	1,304	993
Total current liabilities	1,599	1,762
Paycheck protection program loan, non-current	182	-
Economic injury disaster loan, non-current	146	-
Deferred revenue, non-current	40	58
Lease liability, non-current	36	148
Total liabilities	2,003	1,968

Commitments and contingencies (Note 11)

Convertible preferred stock
Convertible preferred stock $0.000036 par value; 250,000,000 and 200,000,000 shares authorized at December 31, 2020 and 2019, respectively; 180,288,351 shares and 178,397,057 shares issued and outstanding at December 31, 2020 and 2019, respectively.	9,097	8,985

Stockholders’ deficit
Common stock, $0.000036 par value; 350,000,000 and 300,000,000 shares authorized at December 31, 2020 and 2019, respectively; 52,641,250 shares issued and outstanding at December 31, 2020 and 2019.	2	2
Additional paid-in capital	537	438
Accumulated deficit	(10,850)	(10,201)
Total stockholders’ deficit	(10,311)	(9,761)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$789	$1,192

The accompanying notes are an integral part of these financial statements.

TVPage, Inc.
 Statements of operations
(in thousands, except share and per share data)

	Year Ended December 31,
	2020	2019

Revenue	$1,896	$1,597

Expenses:
Cost of revenue	254	426
Sales and marketing	412	262
Research and development	686	931
General and administrative	913	1,348
Total operating expenses	2,265	2,967
Loss from operations	(369)	(1,370)
Other income	8	-
Interest expense, net	(288)	(124)
Net loss	$(649)	$(1,494)

Net loss attributable to common stockholders	$(649)	$(1,494)

Basic and diluted net loss per share attributable to common stockholders	$(0.01)	$(0.03)
Weighted-average number of common shares outstanding used to compute net loss per share, basic and diluted	52,641,250	52,634,154

The accompanying notes are an integral part of these financial statements.

TVPage, Inc.
 Statements of convertible preferred stock and stockholders’ deficit
(in thousands, except share amounts)

	Convertible preferred stock		Common Stock		Additional paid-in capital	Accumulated deficit	Stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	144,121,884	$6,942	52,631,250	$2	$99	$(8,707)	$(8,606)
Issuance of Series B preferred stock	571,774	42	-	-	-	-	-
Issuance of Series B preferred stock on conversion of convertible promissory notes and accrued interest	33,703,399	2,001	-	-	-	-	-
Issuance of common stock upon exercise of stock options	-	-	10,000	-	-	-	-
Beneficial conversion on issuance of convertible promissory notes	-	-	-	-	320	-	320
Stock-based compensation expense	-	-	-	-	19	-	19
Net loss	-	-	-	-	-	(1,494)	(1,494)
Balance at December 31, 2019	178,397,057	$8,985	52,641,250	$2	$438	$(10,201)	$(9,761)
Issuance of Series B preferred stock on conversion of convertible promissory notes and accrued interest	1,891,294	112	-	-	-	-	-
Beneficial conversion on issuance of convertible promissory notes	-	-	-	-	9	-	9
Stock-based compensation expense	-	-	-	-	90	-	90
Net loss	-	-	-	-	-	(649)	(649)
Balance at December 31, 2020	180,288,351	$9,097	52,641,250	$2	$537	$(10,850)	$(10,311)

The accompanying notes are an integral part of these financial statements.

TVPage, Inc.
 Statements of cash flows
(in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(649)	$(1,494)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	90	19
Noncash interest expense	288	121
Changes in operating assets and liabilities:
Accounts receivable	(35)	47
Unbilled receivables	8	(38)
Prepaid expenses	48	44
Accounts payable	(7)	13
Accrued and other current liabilities	(56)	7
Right-of-use asset and lease liability, net	-	1
Deferred revenue	(289)	(85)
Net cash used in operating activities	(602)	(1,365)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock	-	42
Proceeds from issuance of convertible promissory notes	32	1,239
Proceeds from paycheck protection program loan	182	-
Proceeds from economic injury disaster loan	150	-
Net cash provided by financing activities	364	1,281

Net change in cash	(238)	(84)
Cash, beginning of period	725	809
Cash, end of period	$487	$725

Supplemental cash flow information:
Cash paid for interest	$-	$3
Cash paid for income taxes	$1	$1
Supplemental disclosures of non-cash financing activities:
Issuance of series B convertible preferred stock for convertible promissory notes and accrued interest	$112	$2,001
Beneficial conversion on issuance of convertible promissory notes	$9	$320
Initial recognition of right-of-use asset and lease liability upon adoption of Topic ASC 842	$-	$251
Reduction in right-of-use asset and lease liability due to lease modification	$116	$-

 The accompanying notes are an integral part of these financial statements.

TVPage, Inc.
Notes to financial statements
Years Ended December 31, 2020 and 2019

1.	Overview

TVPage, Inc. (the “Company’) was incorporated in California. The Company offers software-as-a-service (“SaaS”), the influencer marketing platform for ecommerce, where brands can run campaigns that leverage creators to generate authentic product content, which can be shared with creator audiences and drives new organic engagement and sales. Substantially, all of the Company’s customers are based in the United States.

The Company’s corporate headquarters are located in San Diego, California.

2.       Summary of significant accounting policies Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Going concern

The Company has incurred losses since its incorporation, generated negative cash flows from operations, has a stockholders’ deficit at December 31, 2020 and management expects to incur additional costs during the growth phase of the Company for the foreseeable future.

The Company has not yet established ongoing sources of revenues sufficient to cover its operating costs and will need to continue to raise additional capital to support its future operating activities. Management’s plans with regard to these matters include acquiring new customers and entering into a combination of additional debt or equity financing arrangements or other similar arrangements. There can be no assurance that the Company will be able to obtain additional financing on terms acceptable to the Company, on a timely basis or at all. Additional funding will be required for the Company to sustain operations beyond twelve months from the date the financial statements were available to be issued as the Company expects an increase in cash outflows as compared to its historical spend for its planned expansion over the next twelve months. Due to these factors, there is substantial doubt about the Company’s ability to continue as a going concern within one year from the date the financial statements are available to be issued.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Segment information

The Company has determined that it operates as a single reporting and operating segment. The Company’s Chief Executive Officer, who is the chief operating decision maker, reviews financial information on an aggregate basis for purposes of allocating resources and evaluating financial performance.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting periods. Significant estimates, judgments, and assumptions in these financial statements include the amortization period for deferred revenue over the estimated life of its customers; a determination of the deferred tax asset valuation allowance, incremental borrowing rate for measurement of its right-of-use asset, and valuation and volatility of the common stock used to determine stock-based compensation expense. Because of the use of estimates inherent in the financial reporting process and given the additional or unforeseen effects from the COVID-19 pandemic, actual results could differ from those estimates, and such differences could be material to the financial statements.

COVID-19, declared a global pandemic by the World Health Organization on March 11, 2020, has caused disruption to the economies and communities of the United States and the international markets. In the interest of public health, many governments closed physical stores and places of business deemed non-essential. This precipitated a significant shift in shopping behavior from offline to online. The COVID-19 pandemic and the uncertainty it has created in the global economy could materially adversely affect business, financial condition, and results of operations.

Accounts receivable

Accounts receivable are net of an allowance for doubtful accounts, are not collateralized, and do not bear interest. Payment terms are generally due within 30 days. There was no allowance for doubtful accounts at December 31, 2020 and 2019.

Unbilled receivables

Unbilled receivables occur when services have been provided and the customer billing has not occurred. These receivables are not collateralized, and do not bear interest.

Convertible instruments

The Company follows ASC 480-10, Distinguishing Liabilities from Equity when evaluating the accounting for its hybrid instruments. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (a) a fixed monetary amount known at inception (for example, a payable settled with a variable number of the issuer’s equity shares); (b) variations in something other than the fair value of the issuer’s equity shares (for example, a financial instrument indexed to the Standard and Poor’s S&P 500 Index and settled with a variable number of the issuer’s equity shares); or (c) variations inversely related to changes in the fair value of the issuer’s equity shares (for example, a written put option that could be net share settled). Hybrid instruments meeting these criteria are not further evaluated for any embedded derivatives and are carried as a liability at fair value at each balance sheet date with a re-measurement reported in the results of operations.

The Company also evaluates hybrid contracts with embedded conversion features in accordance with ASC 815, Derivatives and Hedging Activities (“ASC 815”), which requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. When the Company determines that the embedded conversion option should be bifurcated from its host instrument in accordance with ASC 815, a portion of the proceeds received upon the issuance of the hybrid contract is allocated to the fair value of the derivative. The derivative is subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in the results of operations.

The Company accounts for convertible debt instruments with embedded conversion features in accordance with ASC 470-20, Debt with Conversion and Other Options (“ASC 470-20”) if it is determined that the conversion feature should not be bifurcated from their host instruments. Under ASC 470-20, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the difference between the fair value of the underlying common stock at the commitment date and the embedded effective conversion price.

Research and development expenses

Research and development expenses consist primarily of personnel and related expenses for the research and development staff, which include: salaries, benefits, bonuses, and stock-based compensation; the cost of certain third-party contractors; and allocated overhead. Expenditures for research and development, other than internal use software costs, are expensed as incurred.

Software development costs associated with internal use software, which are incurred during the application development phase and meet other requirements under the guidance are capitalized. To date, no software costs were eligible for capitalization.

General and administrative expenses

General and administrative expenses represent personnel costs for employees involved in general corporate functions, including finance, accounting, legal and human resources, among others. Additional costs included in general and administrative expenses consist of professional fees for legal (including patent costs), audit and other consulting services, travel and entertainment, recruiting, allocated facility and general information technology costs, depreciation and amortization, and other general corporate overhead expenses.

Sales and marketing

Sales and marketing expenses consist primarily of personnel costs, including salaries, benefits, stock-based compensation expense and bonuses, as well as sales commissions and other costs including travel and entertainment, marketing and promotional events, lead generation activities, marketing activities, professional fees and allocated overhead. All of these costs are expensed as incurred.

Advertising costs

The Company expenses advertising costs as incurred. Advertising expenses were approximately $81,000 and $168,000 for the years ended December 31, 2020 and 2019, respectively.

Income taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement and tax basis of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company accounts for uncertain tax positions using a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company establishes a liability for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. The Company records an income tax liability, if any, for the difference between the benefit recognized and measured and the tax position taken or expected to be taken on the Company’s tax returns. To the extent that the assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. The liability is adjusted in light of changing facts and circumstances, such as the outcome of a tax audit. The provision for income taxes includes changes to the liabilities that are considered appropriate. The Company recognizes interest and penalties related to uncertain tax positions as income tax expense, though such amounts were not material in 2020 or 2019.

Revenue recognition

The Company recognizes revenue based on Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), which applies to all contracts with customers.

To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue at a point in time, or over time, as the entity satisfies performance obligations. The Company only applies the five-step model to contracts when it is probable that it will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract, determines those that are performance obligations, and assesses whether each promised good or service is distinct. Revenues are recognized when control of the services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

Cost of revenue

Cost of revenue consists primarily of personnel-related costs, including: stock-based compensation expenses for customer support and professional services personnel; costs of maintaining and securing the infrastructure and platform and allocation of overhead costs.

Stock-based compensation

Stock options

Stock-based compensation expense is measured at the grant date based on the fair value of the award and is expensed on a straight-line basis over the requisite service period. Fair values of stock option awards are determined on the date of grant using the Black-Scholes option-pricing model. In applying this option-pricing model, the Company’s determination of the fair value of the stock option award on the date of grant is affected by the Company’s fair value of its common stock, as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility, actual and projected stock option exercise behaviors and risk-free interest rate.

The Company recognizes forfeitures related to stock-based compensation as they occur.

Performance-Based Stock Options

Stock-based compensation expense for performance-based options is recognized based on amortizing the fair market value as of the grant date over the periods during which the achievement of the performance is probable. Performance-based options require certain performance conditions to be achieved in order for these options to vest. These options vest on the date of achievement of the performance condition.

Leases

At inception of an arrangement, the Company determines if the arrangement is a lease or contains a lease. At the commencement date of a lease, the Company recognizes a liability to make lease payments and an asset representing the right to use the underlying asset during the lease term. The lease liability is measured at the present value of lease payments over the lease term. As the leases typically do not provide an implicit rate, the Company uses its incremental borrowing rate for leases. The right-of-use (“ROU”) asset is measured at cost, which includes the initial measurement of the lease liability and initial direct costs incurred and excludes lease incentives.

Lease terms may include options to extend or terminate the lease. The Company records a ROU asset and a lease liability when it is reasonably certain that such option will be exercised. Operating lease costs are recognized on a straight-line basis over the lease term. The Company also leases office space under short-term arrangements and have elected not to include these arrangements in the ROU asset or lease liabilities.

Foreign currency

The functional and reporting currency is the U.S. dollar. Monetary assets and liabilities denominated in foreign currencies are re-measured to U.S. dollars using the exchange rates at the balance sheet dates. Non-monetary assets and liabilities denominated in foreign currencies are measured in U.S. dollars using historical exchange rates. Revenue and expenses are measured using the actual exchange rates prevailing on the dates of the transactions. Gains and losses resulting from re-measurement are recorded within general and administration expense in the statements of operations and were not material for all periods presented.

Comprehensive loss

The Company is required to report all components of comprehensive loss, including net loss, in the financial statements in the period in which they are recognized. Comprehensive loss is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources, including unrealized gains and losses on investments and foreign currency translation adjustments. Net loss and comprehensive loss were the same for the years ended December 31, 2020 and 2019.

Fair value of financial instruments

The Company’s financial instruments, including accounts receivable, accounts payable and accrued expenses are carried at cost, which approximates fair value because of the short-term nature of those instruments. Based on borrowing rates available to the Company for loans with similar terms and maturities and in consideration of the Company’s credit risk profile, the carrying value of outstanding lease liabilities approximates fair value as well. The Company’s note payable approximates fair value primarily due to its relatively short-term nature and lack of significant change in interest rates since it was funded.

The Company measures and reports certain financial assets at fair value on a recurring basis. The fair value hierarchy prioritizes the inputs into three broad levels:

Level 1 Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 Inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3 Inputs are unobservable inputs based on the Company’s assumptions.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Concentration of credit risks

Financial instruments that potentially subject us to concentrations of credit risk consist of cash and accounts receivable. The Company’s cash balances are placed with high-credit-quality financial institutions and at times exceed federally insured limits. The Company has not experienced any losses relating to cash. The Company is exposed to credit risk in the event of default by the financial institutions holding cash.

The Company performs periodic credit evaluations of its customers and generally does not require collateral. Estimated allowance for doubtful accounts are provided for in the financial statements and historically have been within management’s expectations. One of the Company’s customers accounted for 24% and 21% of revenue for the year ended December 31, 2020 and 2019, respectively.

Accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right of use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Topic 842 supersedes the previous leases standard Topic 840, Leases. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides a new transition option in which an entity initially applies ASU 2016-02 at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The standard is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company adopted this standard on January 1, 2019 using the modified retrospective approach. The adoption of this standard did not result in a cumulative effect adjustment to retained earnings. The Company elected the “package of practical expedients,” which permits the Company to not reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. The Company did not elect the practical expedient for the use-of-hindsight in determining the lease term of its leases.

In June 2018, the FASB Issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The adoption of this standard on January 1, 2020 did not have a material impact on the financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40), which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The adoption of this guidance on January 1, 2020 on a prospective basis, did not result in a material impact to the financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value, which modifies the disclosures for transfers between Level 1 and Level 2 of the fair value hierarchy, modifies the Level 3 disclosure requirements for non-public entities and requires additional disclosure for Level 3 fair value hierarchy. The amendment is effective for annual periods beginning after December 15, 2019, and interim periods within those periods, with early adoption permitted. The Company adopted ASU 2018-13 on January 1, 2020, which did not result in a material impact to its financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  This guidance introduces a new impairment model based on expected losses rather than incurred losses for certain types of financial instruments.  It also modifies the impairment model for available-for-sale debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination.  The FASB also subsequently issued guidance amending and clarifying aspects of the new impairment model.  The Company adopted ASU 2016-13 on January 1, 2020, which did not result in a material impact to its financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40), which address issues identified as a result of the complexity associated with certain financial instruments with characteristics of liability and equity. The amendments in this Update affect entities that issue convertible instruments and/or contracts in an entity’s own equity. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. The Company early adopted this ASU as of January 1, 2021.

3.	Revenue

The Company’s sources of revenue consist of subscription fees and setup fees. These services allow customers to access the hosted software over the contract period. The revenue arrangements do not contain general rights of refund in the event of cancellations.

The following table disaggregates revenue by major source:

(in thousands)	Years Ended December 31,
	2020	2019
Subscription fees	$1,550	$1,306
Setup fees	346	291
	$1,896	$1,597

Subscription fees

Subscription fees revenue consists primarily of platform subscription fees from all plans. The Company provides Software as a Service (SaaS), and charges a base subscription fee on a monthly basis, for the customer to utilize the Company’s platform on their website.  Some Customers are charged quarterly or annually for their subscription, and the fee is allocated over the term of the contract.  The monthly fee is determined by the plan that the customer elects, and should the customer’s usage exceed the chosen plan, the customer will pay a usage fee in excess of the base subscription.   For most subscription solutions arrangements, the Company determined that it meets the variable consideration allocation exception and, therefore, recognize fixed monthly fees or a pro-rata portion of quarterly or annual fees and any transaction fees as revenue in the month they are earned.

The majority of the Company’s contracts with Customers are on an annual basis, and automatically renew at the end of the year unless terminated with at least 30 days’ notice.  While the majority of the contracts are for one year, some Customers will execute a multi-year contract to lock in the current subscription rates. Contracts are typically non-cancellable and do not contain refund-type provisions. Payments received in advance of services being rendered are recorded as deferred revenue and recognized when the obligation is completed.

Setup fees

The Customer is charged an initial integration setup fee at the time of execution of the contract.  Revenue for Customer integration is recorded on a straight-line basis over the estimated life of the contract, commencing when the integration has been begun. Payments received in advance of services being rendered are recorded as deferred revenue and recognized when the obligation is completed.

All revenue is recognized on a gross basis, as the Company has determined that the Company is the principal in these arrangements.

Contracts with multiple performance obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. Determining whether services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment.

The Company’s subscription contracts are generally comprised of a single performance obligation to provide access to our platform, but can include additional performance obligations. For contracts with multiple performance obligations where the contracted price differs from the standalone selling price (“SSP”) for any distinct good or service, the Company may be required to allocate the contract’s transaction price to each performance obligation using the best estimate of SSP.

Contracts with the customers often include multiple performance obligations. In determining whether integration services are distinct from hosting services the Company consider various factors. These considerations included the level of integration, interdependency, and interrelation between the implementation and hosting service, as well as any promises in the contract. The Company has concluded that the integration services included in contracts with hosting obligations are not distinct. As a result, the Company defers any arrangement fees for integration services and recognize such amounts over the estimated life of the hosting obligation. Additional consideration for some partner contracts varies based on the level of customer activity on the platform. The Company has determined that it meets the variable consideration allocation exception and therefore recognize these variable fees in the period they are earned.

Judgment is required to determine the SSP for each distinct performance obligation. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The primary method used to estimate SSP is the expected cost-plus margin approach, which considers margins achieved on standalone sales of similar products, market data related to historical margins within an industry, industry sales price averages, market conditions, and profit objectives.

Deferred revenue

Deferred revenue primarily consists of amounts that have been billed to or received from customers in advance of performing the associated services. The Company recognize revenue from deferred revenue when the services are performed and the corresponding revenue recognition criteria are met. The Company recognized revenue for the years ended December 31, 2020 and 2019 of approximately $420,000 and $359,000, respectively from the deferred revenue balance as of December 31, 2019 and 2018.

As of December 31, 2020, the Company had approximately $189,000 of deferred revenue, which represents contracted revenue minimums that have not yet been recognized as revenue. The Company expects to recognize approximately $149,000 of the remaining performance obligations as revenue in the next 12 months.

4.	Accrued liabilities

The following table summarizes the components of other current liabilities:

(in thousands)	Years Ended December 31,
	2020	2019
Other payables	$20	$57
Payroll and payroll related expenses	61	80
	$81	$137

5.	Debt

Convertible Promissory Notes

On May 25, 2017, the Company entered into note purchase agreements (the “2017 Notes”) with certain note holders, for aggregate loan proceeds of $1.86 million. The 2017 Notes were subject to interest at 5% per annum and had a maturity date being the 24 month anniversary of the notes. The 2017 Notes automatically convert into shares of the Company’s stock upon the closing of an equity financing or corporate transaction, as defined in the agreements. If an equity financing or corporate transaction is not consummated, then as of the maturity date, the 2017 Notes were to be converted into the Company’s Series B Preferred Stock at a conversion price of $0.0594 per share.

In an equity financing, the 2017 Notes convert into such numbers of shares of the Company’s equity securities purchased by investors, at the lesser of the per share price determined by dividing $18 million by the number of shares of common stock outstanding immediately prior to the closing, on a fully diluted basis or 80% of the lowest per share price paid for equity securities. In a corporate transaction, the 2017 Notes convert into such numbers of shares of the Company’s common stock, at the lesser of the per share price determined by dividing $18 million by the number of shares of common stock outstanding immediately prior to the closing, on a fully diluted basis or 80% of the per share price consideration payable to common stockholders.

On May 25, 2019, the aggregate outstanding balances of the 2017 Notes and accrued interest of approximately $2,113,000 were converted into 35,594,693 shares of Series B Preferred Stock at a conversion price of $0.0594 per share. The Company did not have sufficient authorized preferred stock to issue upon conversion in 2019 and the excess series B Preferred Stock was recorded as other liabilities, at fair value of $112,000 at December 31, 2019, until shares were authorized during 2020.

In October 2019, the Company entered into note purchase agreements (the “2019 Notes”) with certain note holders, for aggregate loan proceeds of $1.24 million. The 2019 Notes are subject to interest at 8% per annum and had a maturity date of December 31, 2020. The 2019 Notes shall automatically convert into shares of the Company’s stock upon the closing of a qualified equity financing of preferred stock with gross proceeds of not less than $2 million and provide for voluntary conversion at the option of the note holders at any time, and in the event of a non-qualified financing at different conversion prices.

In a qualified or non-qualified equity financing, the 2019 Notes shall convert into such numbers of shares of the Company’s equity securities purchased by investors, at 75% of the per share price paid by the investors. In the event of voluntary conversion where no financing occurs, which is available at any time at the option of the note holders, the 2019 Notes are convertible, into shares of preferred stock with similar terms applicable to the Series B Preferred Stock, at a conversion price per share determined by dividing $12 million by the number of shares of common stock outstanding immediately prior to the closing, on a fully diluted basis. The 2019 Notes are beneficially convertible and the Company recorded a debt discount of approximately $320,000, which is amortized using the effective interest method over the life of the 2019 Notes. As of December 31, 2019, the unamortized debt discount was approximately $266,000 and the balance of the 2019 Notes together with accrued interest was approximately $1,259,000.

In 2020, the Company received another $32,000 from issuance of the 2019 Notes on the same terms. The 2019 Notes are beneficially convertible and the Company recorded a debt discount of approximately $9,000, which is amortized using the effective interest method over the life of the 2019 Notes. The Company recognized interest expense of approximately $177,000 and $54,000 for the years ended December 31, 2020 and 2019, respectively from amortization of the debt discount. As of December 31, 2020, the balance of the 2019 Notes together with accrued interest was approximately $1,393,000 and the remaining debt discount of approximately $89,000 will be amortized over the remaining one year term.

On August 13, 2020, the Company and the note holders entered into an amendment to defer the maturity date to be December 31, 2021.

Paycheck Protection Program (PPP) Loan

On May 4, 2020, the Company entered into a $182,000 loan with Northeast Bank pursuant to the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”). The PPP loan proceeds are intended to be used for payroll over the eight-week period following the date of the loan. The loan terms provide for interest at 1% per annum and no principal or interest payments are due during the 6 months from the date of the disbursement of the loan. Commencing one month after the deferral period and continuing monthly through the maturity of the loan on May 3, 2022, equal monthly payments of principal and interest are due.

The Company accounts for its PPP Loan as debt under the guidance in Accounting Standards Codification 470, Debt. As such, the outstanding amount is reflected as a payable balance in the Company’s balance sheet, the proceeds are reflected under financing activities in the Company’s statement of cash flows and interest expense is accrued and recognized in the Company’s statement of operations. Any forgiveness of the PPP Loan amount will be reflected as a gain on debt extinguishment in the Company’s statement of operations.

The Company believes in good faith that it met the loan eligibility and forgiveness requirements. The Company’s Loan forgiveness application was submitted in December 2020 and was approved by the SBA in May 2021.

Economic injury disaster loan

On July 5, 2020, the Company entered into a $150,000 loan with the SBA for the Economic Injury Disaster Loan (“EID”). The loan terms provide for interest at 3.75% per annum and no principal or interest payments are due during the 12 months from date of the EID loan. The balance of principal and interest will be payable over the 30 years from the date of the EID loan.

The Company granted to SBA, a continuing security interest in and to any and all tangible and intangible property that the Company now owns or shall acquire or create immediately upon the acquisition or creation thereof, to secure payment and performance of all debts, liabilities and obligations of the Company to SBA, including but not limited to all interest, other fees and expenses.

6.       Convertible preferred stock

The Company, pursuant to the second Amended and Restated Articles of Incorporation, has authorized 200 million shares of preferred stock, of which 100 million shares are designated as Series A Preferred Stock and 100 million shares are designated as Series B Preferred Stock. On February 21, 2020, the Company amended and restated the Articles of Incorporation to authorize 250 million shares of preferred stock, of which 80 million shares are designated as Series A Preferred Stock, 150 million shares are designated as Series B Preferred Stock and 20 million shares are designated as Series B-1 Preferred Stock.

The convertible preferred stock is presented on the accompanying balance sheets as temporary equity as these are redeemable at the stockholders’ option, deemed liquidation event based on majority vote.

The authorized, issued and outstanding shares of convertible preferred stock as of December 31, 2020 consist of the following:

	Shared Authorized	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
			(in thousands)
Series A	80,000,000	78,397,057	$3,915	$2,837
Series B	150,000,000	86,859,683	6,064	5,160
Series B-1	20,000,000	15,031,611	1,240	1,100
Total	250,000,000	180,288,351	$11,219	$9,097

The authorized, issued and outstanding shares of convertible preferred stock as of December 31, 2019 consist of the following:

	Shared Authorized	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
			(in thousands)
Series A	100,000,000	78,397,057	$3,773	$2,837
Series B	100,000,000	100,000,000	6,874	6,147
Total	200,000,000	178,397,057	$10,647	$8,984

For the year ended December 31, 2019, the Company issued 571,774 shares of Series B Preferred Stock, at $0.0732 per share.

For the years ended December 31, 2020 and 2019, the Company issued 1,891,294 and 33,703,399 shares of Series B Preferred Stock for conversion of the 2017 convertible promissory notes. During 2020, the Company authorized Series B-1 Preferred Stock and 15,031,611 shares of Series B Preferred Stock were exchanged into Series B-1 Preferred Stock.

General Rights and Preferences

The holders of each series of preferred stock are entitled to receive noncumulative dividends, when, as and if declared and paid by the Company. The Company’s Board of Directors have not declared any dividends during the periods presented.

The holders of Series B and B-1 Preferred Stocks have preference over all holders of Series A Preferred Stock, Common Stock and any other class or series of stock of the Company upon a liquidation event, defined as a merger, consolidation or sale of all or substantially all of the Company’s capital stock or assets or other corporate reorganization with or to a third party where the Company is not a surviving Company. Liquidation preference for Series B, B-1 and Series A Preferred Stock is the greater of (i) an amount equal to $0.0594, $0.0732 and $0.034, respectively, for each class of preferred stock share plus interest accrued at 5% per annum from the date on which such share of preferred stock was purchased and (ii) the amount which such holder would have received if such holder’s share of preferred stock were converted to common stock immediately prior to such liquidation event.

The shares of each series of convertible preferred stock are convertible into an equal number of shares of common stock, at the option of the holder, at a conversion price of $0.0594 for Series B Preferred Stock, $0.0732 for Series B-1 Preferred Stock and $0.034 for Series A Preferred Stock, subject to adjustment. Likewise, at the election of the holders of the majority of the then outstanding shares of convertible preferred stock, all shares will automatically convert to an equal number of shares of common stock. Each share of preferred stock is automatically converted into common stock immediately upon the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended.

The holders of each series of preferred stock are entitled to one vote for each share of common stock into which such preferred stock could then be converted; and with respect to such vote, such holders shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

7.       Stock-based compensation

Stock incentive plans

The Company established a Stock Incentive Plan (the "ESOP Plan") effective as of September 21, 2011 (as amended and restated), under which stock options, stock appreciation rights, restricted stock and restricted stock units may be granted to employees, consultants and directors. The Company was authorized to issue 45 million shares of common stock to employees, directors and consultants under the ESOP Plan.

The Company uses the Black-Scholes option-pricing model to estimate the fair value of the share-based payment awards. The Black-Scholes option-pricing model requires estimates regarding the fair value of the common stock, volatility of the common stock, risk-free rate of return, dividend yields, expected life of the award, and estimated forfeitures of awards during the service period. The calculation of expected volatility is based on historical volatility for comparable industry peer groups over periods of time equivalent to the expected life of each stock option grant. As the Company is not a publicly traded company, the Company believes that comparable industry peer groups provide a reasonable measurement of volatility in order to calculate a reasonable estimate of fair value of each stock award. The expected term is calculated based on the weighted average of the remaining vesting term and the remaining contractual life of each award. The Company based the estimate of risk-free rate on the U.S. Treasury yield curve in effect at the time of grant or modification. The Company has never paid cash dividends and does not currently intend to pay cash dividends, and thus has assumed a dividend yield of zero.

The Company is required to periodically estimate the fair value of common stock when issuing stock options. The fair value of common stock was determined on a periodic basis, with the assistance of an independent third-party valuation expert. The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of significant levels of management judgment. The Company considered, among other things, contemporaneous valuations of the Company’s common stock, the Company’s business, financial condition and results of operations, including related industry trends affecting its operations; the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or sale, given prevailing market conditions, the market performance of comparable publicly traded companies and the lack of marketability of the Company’s common stock.

The following table summarizes the weighted-average grant date value of options granted and the assumptions used to develop their fair value.

	Year ended December 31,
	2020	2019
Weighted-average grant date fair value of options	$0.01	$0.01
Risk-free interest rate	0.34% - 1.70%	2.23% - 2.28%
Expected volatility	100%	100%
Expected life in years	5.5 - 6.25 years	5.0 - 6.25 years
Dividend yield	-	-

A summary of the changes in common stock options issued under all of the existing stock option plans is as follows:

	Options outstanding	Weighted-average exercise prices	Weighted-average remaining term (years)	Aggregate intrinsic value (in thousands)
Options outstanding at December 31, 2018	18,383,000	$0.01	5.99	$64
Granted	3,075,000	0.01	-	-
Exercised	(10,000)	0.01
Cancelled	(1,100,000)	0.01	-	-
Options outstanding at December 31, 2019	20,348,000	$0.01	5.17	$70
Granted	20,705,000	0.02	-	-
Cancelled	(312,500)	0.01	-	-
Options outstanding at December 31, 2020	40,740,500	$0.01	5.03	$109
Vested at December 31, 2020	25,105,500	$0.01	4.56	$104

At December 31, 2020, there was approximately $62,000 of total unrecognized compensation costs related to stock options, excluding the performance-based stock option discussed below. These costs will be recognized over a weighted-average period of 2.8 years.

Total stock-based compensation expense recognized was as follows:

	Year ended December 31,
(in thousands)	2020	2019
Sales and marketing	$10	$-
Research and development	7	5
General and administrative	73	14
Total stock-based compensation expense	$90	$19

Performance-Based Stock Option

On May 20, 2020, the Company issued 13 million stock options to its Chief Executive Officer, of which 7 million options, which are included in the table above, are to vest once the Company can demonstrate $5 million in projected annual revenue. Recognition of stock-based compensation associated with performance-based stock options commences when the performance criteria is probable of achievement. As of December 31, 2020, the performance condition was not met and determined not probable of achievement. Accordingly, no expense has been recognized for the year ended December 31, 2020.  As of December 31, 2020, there was $70,000 of unrecognized compensation cost related to unvested performance condition-based options.

8.	Income taxes

The components of the provision for income taxes are as follows:

Year ended December 31,
(in thousands)	2020	2019
Income tax provision (benefit)
Current:
Federal	$-	$-
State	-	-
Total current	$-	$-
Deferred:
Federal	-	-
State	-	-
Total deferred	-	-
Total provision (benefit)	$-	$-

The provision for income taxes attributable to continuing operations differs from the expected tax expense (benefit) amount computed by applying the U.S. statutory federal income tax rate of 21% to income from continuing operations before income taxes. The variance is a result of the application of a valuation allowance for net deferred assets, including NOL carryforwards and credits generated in the United States.

	Year ended December 31,
	2020	2019
U.S. federal taxes at statutory rate	21.00%	21.00%
State taxes, net of federal benefit	(0.10)	(0.04)
Non-deductible expenses	(5.37)	(1.16)
Change in valuation allowance	(15.66)	(15.37)
Other		(4.48)
Effective tax rate	(0.13)%	(0.05)%

The Tax Cuts and Jobs Act of 2017 (the “TJCA”) subjects a U.S. shareholder to current tax on certain earnings of foreign subsidiaries under a provision commonly known as GILTI (global intangible low-taxed income). Under U.S. GAAP, an accounting policy election can be made to either recognize deferred taxes for temporary basis differences expected to reverse as GILTI in future years, or to provide for the tax expense related to GILTI in the year the tax is incurred as a period expense only. The Company has elected to account for GILTI in the year the tax is incurred.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of deferred taxes are as follows:

	December 31,
(in thousands)	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$2,596	$2,532
Depreciable assets	31	47
Lease liability	13	60
Stock-based compensation	16	15
Other	-	1
Gross deferred tax assets	2,656	2,655
Valuation allowance	(2,626)	(2,516)
Deferred tax liabilities
Right-of-use asset	(12)	(60)
Debt discount	(18)	(79)
Gross deferred tax liabilities	(30)	(139)
Net deferred tax assets	$-	$-

At December 31, 2020 and 2019, the Company had NOL carryforwards for U.S. federal income tax purposes of approximately $9.5 million and $9.2 million, respectively. Of these totals, $3.5 million were generated after 2017 and do not expire. The remaining $6 million of U.S. federal NOL carryforwards are available to offset future U.S. federal taxable income and begin to expire in 2035.

At December 31, 2020 and 2019, the Company had NOL carryforwards for certain state income tax purposes of approximately $7 million and $5.5 million, respectively. These state NOL carryforwards are available to offset future state taxable income and begin to expire in 2035.

At December 31, 2020 and December 31, 2019, the Company did not believe it is more likely than not that the net deferred tax assets will be realized. Therefore, the Company recorded a full valuation allowance with respect to all net deferred tax assets. During 2020, the valuation allowance increased by approximately $110,000. The increase mainly relates to the increase the U.S. federal NOL along with an increase in state NOLs and tax credits.

Under Sections 382 and 383 of the Internal Revenue Code (IRC), substantial changes in the Company’s ownership may limit the amount of NOL and research and development credit carryforwards that could be used annually in the future to offset taxable income. The tax benefits related to future utilization of federal and state NOL carryforwards, credit carryforwards, and other deferred tax assets may be limited or lost if cumulative changes in ownership exceeds 50% within any three-year period. The Company has not completed an IRC Section 382/383 analysis regarding the limitation of net operating loss and research and development credit carryforwards, and therefore, the ability of the Company to utilize its NOL and R&D credits is unknown.

The Company files U.S. federal and state income tax returns in jurisdictions with varying statutes of limitations. The 2017 through 2020 tax years generally remain open and subject to examination by U.S. federal and state tax authorities. Losses generated in any year since inception remain open to adjustment until the statute of limitations closes for the tax year in which the NOL carryforwards are utilized. The Company is not currently under audit in any taxing jurisdictions.

As of December 31, 2020, the Company had no recorded unrecognized tax benefits.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") was enacted in response to the COVID-19 pandemic. The CARES Act contains temporary taxpayer favorable provisions related to the use of net operating losses and the deductibility of interest expense, charitable contributions, and qualified improvement property. Due to the generation of losses, the Company does not expect to be materially impacted by the CARES Act.

9.       Net loss per share

Basic and diluted net loss per common share is presented in conformity with the two-class method required for participating securities. In the event a dividend was paid on common stock, the holders of preferred stock were entitled to a proportionate share of any such dividend as if they were holders of common stock (on an as-if converted basis). Accordingly, all of the outstanding series of preferred stock were considered to be participating securities. The holders of the preferred stock did not have a contractual obligation to share in the losses; therefore, no amount of total undistributed loss was allocated to preferred stock.

Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Because the Company has reported a net loss for 2020 and 2019, the number of shares used to calculate diluted net loss per share of common stock attributable to common stockholders is the same as the number of shares used to calculate basic net loss per share of common stock attributable to common stockholders for the periods presented because the potentially dilutive shares would have been antidilutive if included in the calculation.

The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted-average shares outstanding because such securities have an antidilutive impact due to losses reported:

	Years Ended December 31,
	2020	2019
Convertible promissory notes as-converted	29,512,331	26,656,081
Preferred stocks as-converted	180,288,351	178,397,057
Stock options outstanding	40,740,500	20,348,000
Total potentially dilutive securities	250,541,182	225,401,138

10.     Related Parties

Leases

The Company leases its office space, under a lease agreement, from the landlord, who is related to the chief executive officer of the Company. The Company incurred approximately $17,000 and $30,000 for leasing costs for the years ended December 31, 2020 and 2019, respectively. In 2020, the Company entered into a convertible promissory note with the landlord, for an amount of $18,000 for the unpaid lease costs from April to December 2020. The terms of the convertible promissory notes are described in Note 5. At December 31, 2020 and 2019, no amounts were owing for the lease of the office space, apart from the convertible promissory note.

Convertible promissory notes

Included in the convertible promissory note balance at December 31, 2020 and 2019, are approximately $836,000 and $775,000, respectively, due to two note holders who are related to the Company’s Founder and Chief Executive Officer.  During 2020 and 2019, the Company incurred approximately $72,000 and $10,000, respectively, of interest expense related to the notes.  At December 31, 2020 and 2019, approximately $82,000 and $10,000, respectively, of related interest was accrued.

At December 31, 2020, the Company owed the chief executive officer of the Company approximately $26,000 for deferred salary.

11.     Commitments and Contingencies

Leases

The Company’s lease for its office space is classified as an operating lease. On January 1, 2019, the Company recognized an initial right-of-use asset and lease liability of approximately $251,000 for use of the office space. In April 2020, the Company entered into an amendment which reduced the office space and the lease cost. This amendment was accounted as a modification of the existing lease as the amendment did not grant the Company any additional right-of-use asset and the Company reduced its right-of-use asset and lease liability by approximately $116,000. As of December 31, 2020, the weighted-average incremental borrowing rate of the Company’s operating lease was 8%, and the remaining term of the lease was 2.5 years.

The Company’s lease assets and lease liabilities were as follows:

		December 31,
	Balance Sheet Classification	2020	2019
Assets		(in thousands)
Operating lease	Right-of-use asset	$56	$200
Total lease assets		56	200
Liabilities
Current
Operating lease liability	Lease liability	21	53
Total current liability		21	53
Noncurrent
Operating lease liability	Lease liability	36	148
Total noncurrent liability		36	148
Total lease liability		$57	$201

Rent expense for all operating leases was approximately $48,000 and $68,000 and is included in general and administration expenses for the years ended December 31, 2020 and 2019, respectively.

Supplemental cash flow information related to leases were as follows:

	December 31,
	2020	2019
	(in thousands)
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating lease	$33	$61

Right-of-use asset obtained in exchange for operating lease liability	$-	$251

At December 31, 2020, future minimum payments of lease liabilities were as follows

December 31,	Operating Lease
(in thousands)
2021	$25
2022	25
2023	13
Total minimum lease payments	63
Less: imputed interest	(6)
Total future minimum lease payments	57
Less: current obligations under leases	(21)
Noncurrent lease obligations	$36

Legal Matters

From time to time, the Company may be involved in lawsuits, claims, investigations and proceedings, consisting of intellectual property, commercial, employment and other matters, which arise in the ordinary course of business. Such matters are inherently uncertain, and there can be no guarantee that the outcome of any such matter will be decided favorably to the Company or that the resolution of any such matter will not have a material adverse effect upon the Company’s financial statements. The Company currently has no pending claims or legal proceedings.

Indemnifications

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications, including for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third party with respect to its technology. The term of these indemnification agreements is generally perpetual any time after the execution of the agreement. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but that have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations.

The Company believes that the likelihood of conditions arising that would trigger these indemnities is remote and, historically, the Company had not made any significant payment under such indemnification provisions. Accordingly, the Company has not recorded any liabilities relating to these agreements. The Company will record such costs if, as and when it arises as a result of these indemnification obligations.

The Company has agreed to indemnify its directors and officers for certain events or occurrences while the director or officer is, or was serving, at the Company’s request in such capacity. The indemnification period covers all pertinent events and occurrences during the director’s or officer’s service.

12.     Subsequent Events

The Company has evaluated subsequent events through August 31, 2021, the date these financial statements were available to be issued.

On May 25, 2021, the Company’s PPP loan was forgiven by the SBA.

Management prepared financial statements –
not reviewed by independent registered accountant

TVPage, Inc.
Unaudited Condensed Balance Sheets
(in thousands, except share and per share data)

	June 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets
Cash	$314	$487
Accounts receivable	186	149
Unbilled receivables	117	95
Prepaid expenses and other current assets	11	2
Total current assets	628	733
Right-of-use asset	46	56
Total assets	$674	$789

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities
Accounts payable	$29	$40
Accrued liabilities	71	81
Deferred revenue	86	149
Economic injury disaster loan, current	4	4
Lease liability, current	22	21
Convertible promissory notes, net	1,450	1,304
Total current liabilities	1,662	1,599
Paycheck protection program loan, non-current	-	182
Economic injury disaster loan, non-current	151	146
Deferred revenue, non-current	41	40
Lease liability, non-current	25	36
Total liabilities	1,879	2,003

Commitments and contingencies (Note 10)

Convertible preferred stock
Convertible preferred stock $0.000036 par value; 250,000,000 shares authorized at June 30, 2021 and December 31, 2020; 180,288,351 shares issued and outstanding at June 30, 2021 and December 31, 2020.	9,097	9,097

Stockholders’ deficit
Common stock, $0.000036 par value; 350,000,000 shares authorized at June 30, 2021 and December 31, 2020, respectively; 53,841,250 and 52,641,250 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively.	2	2
Additional paid-in capital	636	537
Accumulated deficit	(10,940)	(10,850)
Total stockholders’ deficit	(10,302)	(10,311)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$674	$789

The accompanying notes are an integral part of these condensed financial statements.

Management prepared financial statements –
not reviewed by independent registered accountant

TVPage, Inc.
 Unaudited Condensed Statements of Operations
(in thousands, except share and per share amounts)

	Six months ended June 30,
	2021	2020

Revenue	$829	$947

Expenses:
Cost of revenue	141	171
Sales and marketing	115	209
Research and development	271	361
General and administrative	430	450
Total operating expenses	957	1,191
Loss from operations	(128)	(244)
Other income	-	8
Gain on extinguishment of Paycheck Protection Program loan	182	-
Interest expense, net	(55)	(179)
Net loss	$(1)	$(415)

Net loss attributable to common stockholders	$(1)	$(415)

Basic and diluted net loss per share attributable to common stockholders	$(0.00)	$(0.01)
Weighted-average number of common shares outstanding used to compute net loss per share, basic and diluted	53,450,090	52,641,250

The accompanying notes are an integral part of these condensed financial statements.

Management prepared financial statements –
not reviewed by independent registered accountant

TVPage, Inc.
 Unaudited Condensed Statements of Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share amounts)

For the six months ended June 30, 2021
	Convertible preferred stock		Common Stock		Additional paid-in capital	Accumulated deficit	Stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	180,288,351	$9,097	52,641,250	$2	$537	$(10,850)	$(10,311)
Accounting for conversion feature on adoption of Accounting Standards Update 2020-06 as of January 1, 2021		(89)					(89)
Issuance of common stock upon exercise of stock options	-	-	1,200,000	-	11	-	11
Stock-based compensation expense	-	-	-	-	88	-	88
Net loss	-	-	-	-	-	(1)	(1)
Balance at June 30, 2021	180,288,351	$9,097	53,841,250	$2	$636	$(10,940)	$(10,302)

For the six months ended June 30, 2020
Balance at December 31, 2019	178,397,057	$8,985	52,641,250	$2	$438	$(10,201)	$(9,761)
Issuance of Series B preferred stock on conversion of convertible promissory notes and accrued interest	1,891,294	112	-	-	-	-	-
Beneficial conversion on issuance of convertible promissory notes	-	-	-	-	9	-	9
Stock-based compensation expense	-	-	-	-	42	-	42
Net loss	-	-	-	-	-	(415)	(415)
Balance at June 30, 2020	180,288,351	$9,097	52,641,250	$2	$489	$(10,616)	$(10,125)

The accompanying notes are an integral part of these condensed financial statements.

Management prepared financial statements –
not reviewed by independent registered accountant

TVPage, Inc.
 Unaudited Condensed Statements of Cash Flows
(in thousands)

	Six months ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(1)	$(415)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	88	42
Noncash interest expense	55	179
Gain on extinguishment of Paycheck Protection Program loan	(182)	-
Changes in operating assets and liabilities:
Accounts receivable	(37)	(137)
Unbilled receivables	(22)	1
Prepaid expenses and other current assets	(9)	50
Accounts payable	(11)	4
Accrued and other current liabilities	(10)	(109)
Deferred revenue	(62)	(154)
Net cash used in operating activities	(191)	(539)

Cash flows from financing activities:
Proceeds from exercise of stock options	11	-
Proceeds from issuance of convertible promissory notes	7	21
Proceeds from paycheck protection program loan	-	182
Net cash provided by financing activities	18	203

Net change in cash	(173)	(336)
Cash, beginning of period	487	725
Cash, end of period	$314	$389

Supplemental disclosures of non-cash financing activities:
Issuance of series B convertible preferred stock for convertible promissory notes and accrued interest	$-	$112
Reduction in right-of-use asset and lease liability due to lease modification	-	116
Beneficial conversion on issuance of convertible promissory notes	$-	$9

 The accompanying notes are an integral part of these condensed financial statements.

Management prepared financial statements –
not reviewed by independent registered accountant

TVPage, Inc.
Notes to Unaudited Condensed Financial Statements
Six months ended June 30, 2021 and 2020

1.	Overview

TVPage, Inc. (the “Company”) offers software-as-a-service (“SaaS”), an influencer marketing platform for ecommerce, where brands run campaigns that leverage creators (influencers and store associates) to generate authentic product content, which can be shared with creator audiences to drive new organic engagement and sales. Substantially all of the Company’s customers are based in the United States. The Company’s corporate headquarters are located in San Diego, California.

2.	Summary of significant accounting policies

Basis of presentation

The accompanying condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Unaudited interim financial information

The accompanying condensed balance sheet as of June 30, 2021, the condensed statements of operations, condensed statements of cash flows and the condensed statements of convertible preferred stock and stockholders’ deficit for the six month periods ended June 30, 2021 and 2020 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the audited annual financial statements included elsewhere in this filing and, in the Company’s opinion, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2021 and the results of its operations and its cash flows for the six month periods ended June 30, 2021 and 2020. The financial data and other information disclosed in these notes related to the six month periods ended June 30, 2021 and 2020 are unaudited. The results for the six month periods ended June 30, 2021 are not necessarily indicative of results to be expected for the year ending December 31, 2021, any other interim periods, or any future year or period.

Going concern

The Company has incurred losses since its incorporation, generated negative cash flows from operations, has a stockholders’ deficit at June 30, 2021 and management expects to incur additional costs during the growth phase of the Company for the foreseeable future.

The Company has not yet established ongoing sources of revenues sufficient to cover its operating costs and will need to continue to raise additional capital to support its future operating activities. Management’s plans with regard to these matters include acquiring new customers and entering into a combination of additional debt or equity financing arrangements or other similar arrangements. There can be no assurance that the Company will be able to obtain additional financing on terms acceptable to the Company, on a timely basis or at all. Additional funding will be required for the Company to sustain operations beyond twelve months from the date the condensed financial statements were available to be issued as the Company expects an increase in cash outflows as compared to its historical spend for its planned expansion over the next twelve months. Due to these factors, there is substantial doubt about the Company’s ability to continue as a going concern within one year from the date the financial statements are available to be issued. As a result, the Company’s independent registered public accounting firm, in its report on the Company’s financial statements for the year ended December 31, 2020, has also expressed substantial doubt about the Company’s ability to continue as a going concern. The Company’s financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accompanying condensed financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The condensed financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Segment information

The Company has determined that it operates as a single reporting and operating segment. The Company’s Chief Executive Officer, who is the chief operating decision maker, reviews financial information on an aggregate basis for purposes of allocating resources and evaluating financial performance.

Use of estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the condensed financial statements and reported amounts of revenue and expenses during the reporting periods. Significant estimates, judgments, and assumptions in these condensed financial statements include the amortization period for deferred revenue over the estimated life of its customers; a determination of the deferred tax asset valuation allowance, incremental borrowing rate for measurement of its right-of-use asset, and valuation and volatility of the common stock used to determine stock-based compensation expense. Because of the use of estimates inherent in the financial reporting process and given the additional or unforeseen effects from the COVID-19 pandemic, actual results could differ from those estimates, and such differences could be material to the condensed financial statements.

COVID-19, declared a global pandemic by the World Health Organization on March 11, 2020, has caused disruption to the economies and communities of the United States and the international markets. In the interest of public health, many governments closed physical stores and places of business deemed non-essential. This precipitated a significant shift in shopping behavior from offline to online. The COVID-19 pandemic and the uncertainty it has created in the global economy could materially adversely affect business, financial condition, and results of operations.

Convertible instruments

The Company follows Accounting Standards Codification (“ASC”) 480-10, Distinguishing Liabilities from Equity when evaluating the accounting for its hybrid instruments. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (a) a fixed monetary amount known at inception (for example, a payable settled with a variable number of the issuer’s equity shares); (b) variations in something other than the fair value of the issuer’s equity shares (for example, a financial instrument indexed to the Standard and Poor’s S&P 500 Index and settled with a variable number of the issuer’s equity shares); or (c) variations inversely related to changes in the fair value of the issuer’s equity shares (for example, a written put option that could be net share settled). Hybrid instruments meeting these criteria are not further evaluated for any embedded derivatives and are carried as a liability at fair value at each balance sheet date with a re-measurement reported in the results of operations.

The Company also evaluates hybrid contracts with embedded conversion features in accordance with ASC 815, Derivatives and Hedging Activities (“ASC 815”), which requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. When the Company determines that the embedded conversion option should be bifurcated from its host instrument in accordance with ASC 815, a portion of the proceeds received upon the issuance of the hybrid contract is allocated to the fair value of the derivative. The derivative is subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in the results of operations.

 The Company accounts for convertible debt instruments with embedded conversion features in accordance with ASC 470-20, Debt with Conversion and Other Options (“ASC 470-20”) if it is determined that the conversion feature should not be bifurcated from their host instruments. Under ASC 470-20, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the difference between the fair value of the underlying common stock at the commitment date and the embedded effective conversion price.

Advertising costs

The Company expenses advertising costs as incurred. Advertising expenses were approximately $16,000 and $66,000 for the six month periods ended June 30, 2021 and 2020, respectively.

Revenue recognition

The Company recognizes revenue based on ASC 606, Revenue from Contracts with Customers (“ASC 606”), which applies to all contracts with customers.

To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue at a point in time, or over time, as the entity satisfies performance obligations. The Company only applies the five-step model to contracts when it is probable that it will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract, determines those that are performance obligations, and assesses whether each promised good or service is distinct. Revenues are recognized when control of the services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

Stock-based compensation

Stock options

Stock-based compensation expense is measured at the grant date based on the fair value of the award and is expensed on a straight-line basis over the requisite service period. Fair values of stock option awards are determined on the date of grant using the Black-Scholes option-pricing model. In applying this option-pricing model, the Company’s determination of the fair value of the stock option award on the date of grant is affected by the Company’s fair value of its common stock, as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility, actual and projected stock option exercise behaviors and risk-free interest rate.

The Company recognizes forfeitures related to stock-based compensation as they occur.

Performance-Based Stock Options

Stock-based compensation expense for performance-based options is recognized based on amortizing the fair market value as of the grant date over the periods during which the achievement of the performance is probable. Performance-based options require certain performance conditions to be achieved in order for these options to vest. These options vest on the date of achievement of the performance condition.

Fair value of financial instruments

The Company’s financial instruments, including accounts receivable, accounts payable and accrued expenses are carried at cost, which approximates fair value because of the short-term nature of those instruments. Based on borrowing rates available to the Company for loans with similar terms and maturities and in consideration of the Company’s credit risk profile, the carrying value of outstanding lease liabilities approximates fair value as well. The Company’s note payable approximates fair value primarily due to its relatively short-term nature and lack of significant change in interest rates since it was funded.

The Company measures and reports certain financial assets at fair value on a recurring basis. The fair value hierarchy prioritizes the inputs into three broad levels:

Level 1 Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 Inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3 Inputs are unobservable inputs based on the Company’s assumptions.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Concentration of credit risks

Financial instruments that potentially subject us to concentrations of credit risk consist of cash and accounts receivable. The Company’s cash balances are placed with high-credit-quality financial institutions and at times exceed federally insured limits. The Company has not experienced any losses relating to cash. The Company is exposed to credit risk in the event of default by the financial institutions holding cash.

The Company performs periodic credit evaluations of its customers and generally does not require collateral. Estimated allowance for doubtful accounts are provided for in the condensed financial statements and historically have been within management’s expectations. One of the Company’s customers accounted for 29% and 24% of revenue for the six month periods ended June 30, 2021 and 2020, respectively.

Accounting pronouncements

In December 2019, the FASB issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. ASU 2019-12 also improves the consistent application, and the simplification, of other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, with early adoption permitted. The adoption of this standard on January 1, 2021 did not have a material impact on the Company’s condensed financial statements or related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40), which address issued identified as a result of the complexity associated with certain financial instruments with characteristics of liability and equity. The amendments in this Update affect entities that issue convertible instruments and/or contracts in an entity’s own equity. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. The Company early adopted this ASU on January 1, 2021 through the modified retrospective method of transition which resulted in an adjustment to the convertible promissory notes of approximately $89,000.

3.	Revenue

The Company’s sources of revenue consist of subscription fees and setup fees. These services allow customers to access the hosted software over the contract period. The revenue arrangements do not contain general rights of refund in the event of cancellations.

The following table disaggregates revenue by major source:
(in thousands)	Six months ended June 30,
	2021	2020
Subscription fees	$767	$788
Setup fees	62	159
	$829	$947

Subscription fees

Subscription fees revenue consists primarily of platform subscription fees from all plans. The Company provides software-as-a-service, and charges a base subscription fee on a monthly basis, for the customer to utilize the Company’s platform on their website.  Some Customers are charged quarterly or annually for their subscription, and the fee is allocated over the term of the contract.  The monthly fee is determined by the plan that the customer elects, and should the customer’s usage exceed the chosen plan, the customer will pay a usage fee in excess of the base subscription.   For most subscription solutions arrangements, the Company determined that it meets the variable consideration allocation exception and, therefore, recognize fixed monthly fees or a pro-rata portion of quarterly or annual fees and any transaction fees as revenue in the month they are earned.

The majority of the Company’s contracts with Customers are on an annual basis, and automatically renew at the end of the year unless terminated with at least 30 days’ notice.  While the majority of the contracts are for one year, some Customers will execute a multi-year contract to lock in the current subscription rates. Contracts are typically non-cancellable and do not contain refund-type provisions. Payments received in advance of services being rendered are recorded as deferred revenue and recognized when the obligation is completed.

Setup fees

The Customer is charged an initial integration setup fee at the time of execution of the contract.  Revenue for Customer integration is recorded on a straight-line basis over the estimated life of the contract, commencing when the integration has been begun. Payments received in advance of services being rendered are recorded as deferred revenue and recognized when the obligation is completed.

All revenue is recognized on a gross basis, as the Company has determined that the Company is the principal in these arrangements.

Deferred revenue

Deferred revenue primarily consists of amounts that have been billed to or received from customers in advance of performing the associated services. The Company recognizes revenue from deferred revenue when the services are performed and the corresponding revenue recognition criteria are met. The Company recognized revenue for the six month periods ended June 30, 2021 and 2020 of approximately $62,000 and $159,000, respectively from the deferred revenue balance as of December 31, 2020 and 2019, respectively.

As of June 30, 2021, the Company had approximately $127,000 of deferred revenue, which represents contracted revenue minimums that have not yet been recognized as revenue. The Company expects to recognize approximately $86,000 of the remaining performance obligations as revenue in the next 12 months.

4.	Accrued liabilities

The following table summarizes the components of other current liabilities:

(in thousands)	June 30, 2021	December 31, 2020
Other payables	$33	$20
Payroll and payroll related expenses	38	61
	$71	$81

5.	Debt

Convertible promissory notes

In October 2019, the Company entered into note purchase agreements (the “2019 Notes”) with certain note holders, for aggregate loan proceeds of approximately $1.24 million. The 2019 Notes are subject to interest at 8% per annum and had a maturity date of December 31, 2020. The 2019 Notes shall automatically convert into shares of the Company’s stock upon the closing of a qualified equity financing of preferred stock with gross proceeds of not less than $2 million and provide for voluntary conversion at the option of the note holders at any time, and in the event of a non-qualified financing at different conversion prices.

In a qualified or non-qualified equity financing, the 2019 Notes shall convert into such numbers of shares of the Company’s equity securities purchased by investors, at 75% of the per share price paid by the investors. In the event of voluntary conversion where no financing occurs, which is available at any time at the option of the note holders, the 2019 Notes are convertible into shares of preferred stock with similar terms applicable to the Series B Preferred Stock, at a conversion price per share determined by dividing $12 million by the number of shares of common stock outstanding immediately prior to the closing, on a fully diluted basis. The 2019 Notes are beneficially convertible and the Company recorded a debt discount of approximately $320,000, which is amortized using the effective interest method over the life of the 2019 Notes.

In 2020, the Company received another $32,000 from issuance of the 2019 Notes on the same terms. The 2019 Notes are beneficially convertible and the Company recorded additional debt discount of approximately $9,000, which is amortized using the effective interest method over the life of the 2019 Notes. As of December 31, 2020, the balance of the 2019 Notes together with accrued interest of $122,000 was approximately $1,393,000 and the remaining debt discount of approximately $89,000 will be amortized over the remaining one year term.

The Company recognized interest expense of approximately $51,000 and $171,000 for the six month periods ended June 30, 2021 and 2020, respectively including the amortization of the debt discount. As of June 30, 2021, the balance of the 2019 Notes together with accrued interest of $170,000 was approximately $1,450,000 which approximates the fair value of the 2019 Notes.

On August 13, 2020, the Company and the note holders entered into an amendment to defer the maturity date to be December 31, 2021.

Paycheck Protection Program (PPP) Loan

On May 4, 2020, the Company entered into a $182,000 loan with Northeast Bank pursuant to the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”). The PPP loan proceeds are intended to be used for payroll over the eight-week period following the date of the loan. The loan terms provide for interest at 1% per annum and no principal or interest payments are due during the 6 months from the date of the disbursement of the loan. Commencing one month after the deferral period and continuing monthly through the maturity of the loan on May 3, 2022, equal monthly payments of principal and interest are due.

The Company accounts for its PPP Loan as debt under the guidance in Accounting Standards Codification 470, Debt. As such, the outstanding amount at December 31, 2020 is reflected as a payable balance, classified between current and long-term, in the Company’s condensed balance sheet, the proceeds are reflected under financing activities in the Company’s condensed statement of cash flows and interest expense is accrued and recognized in the Company’s condensed statement of operations.

The Company believes in good faith that it met the loan eligibility and forgiveness requirements. The Company’s Loan forgiveness application was submitted in December 2020 and was approved by the SBA in May 2021. On approval, the forgiveness of the PPP Loan amount is reflected as a gain on debt extinguishment in the Company’s condensed statement of operations.

Economic injury disaster loan

On July 5, 2020, the Company entered into a $150,000 loan with the SBA for the Economic Injury Disaster Loan (“EID”). The loan terms provide for interest at 3.75% per annum and no principal or interest payments are due during the 24 months from date of the EID loan. The balance of principal and interest will be payable over the 30 years from the date of the EID loan.

The Company granted to SBA, a continuing security interest in and to any and all tangible and intangible property that the Company now owns or shall acquire or create immediately upon the acquisition or creation thereof, to secure payment and performance of all debts, liabilities and obligations of the Company to SBA, including but not limited to all interest, other fees and expenses.

6.	Convertible preferred stock

The Company, pursuant to the second Amended and Restated Articles of Incorporation, has authorized 200 million shares of preferred stock, of which 100 million shares are designated as Series A Preferred Stock and 100 million shares are designated as Series B Preferred Stock. On February 21, 2020, the Company amended the Articles of Incorporation to authorize 250 million shares of preferred stock, of which 80 million shares are designated as Series A Preferred Stock, 150 million shares are designated as Series B Preferred Stock and 20 million shares are designated as Series B-1 Preferred Stock.

The convertible preferred stock is presented on the condensed balance sheets as temporary equity as these are redeemable at the stockholders’ option, deemed liquidation event based on majority vote.

The authorized, issued and outstanding shares of convertible preferred stock as of June 30, 2021 consist of the following:

	Shared Authorized	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
			(in thousands)
Series A	80,000,000	78,397,057	$3,986	$2,837
Series B	150,000,000	86,859,683	6,192	5,160
Series B-1	20,000,000	15,031,611	1,267	1,100
Total	250,000,000	180,288,351	$11,445	$9,097

The authorized, issued and outstanding shares of convertible preferred stock as of December 31, 2020 consist of the following:

	Shared Authorized	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
			(in thousands)
Series A	80,000,000	78,397,057	$3,915	$2,837
Series B	150,000,000	86,859,683	6,064	5,160
Series B-1	20,000,000	15,031,611	1,240	1,100
Total	250,000,000	180,288,351	$11,219	$9,097

During the six months ended June 30, 2020, the Company issued 1,891,294 of Series B Preferred Stock for conversion of previously issued convertible promissory notes. In addition, during the six months ended June 30, 2020, the Company authorized Series B-1 Preferred Stock and 15,031,611 shares of Series B Preferred Stock were exchanged into Series B-1 Preferred Stock.

General rights and preferences

The holders of each series of preferred stock are entitled to receive noncumulative dividends, when, as and if declared and paid by the Company. The Company’s Board of Directors have not declared any dividends during the periods presented.

The holders of Series B and B-1 Preferred Stocks have preference over all holders of Series A Preferred Stock, Common Stock and any other class or series of stock of the Company upon a liquidation event, defined as a merger, consolidation or sale of all or substantially all of the Company’s capital stock or assets or other corporate reorganization with or to a third party where the Company is not a surviving Company. Liquidation preference for Series B, B-1 and Series A Preferred Stock is the greater of (i) an amount equal to $0.0594, $0.0732 and $0.034, respectively, for each class of preferred stock share plus interest accrued at 5% per annum from the date on which such share of preferred stock was purchased and (ii) the amount which such holder would have received if such holder’s share of preferred stock were converted to common stock immediately prior to such liquidation event.

The shares of each series of convertible preferred stock are convertible into an equal number of shares of common stock, at the option of the holder, at a conversion price of $0.0594 for Series B Preferred Stock, $0.0732 for Series B-1 Preferred Stock and $0.034 for Series A Preferred Stock, subject to adjustment. Likewise, at the election of the holders of the majority of the then outstanding shares of convertible preferred stock, all shares will automatically convert to an equal number of shares of common stock. Each share of preferred stock is automatically converted into common stock immediately upon the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended.

The holders of each series of preferred stock are entitled to one vote for each share of common stock into which such preferred stock could then be converted; and with respect to such vote, such holders shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

7.	Stock-based compensation

Stock incentive plans

The Company established a Stock Incentive Plan (the "ESOP Plan") effective as of September 21, 2011 (as amended and restated), under which stock options, stock appreciation rights, restricted stock and restricted stock units may be granted to employees, consultants and directors. The Company was authorized to issue 45 million shares of common stock to employees, directors and consultants under the ESOP Plan. In March, 2021, the Company increased the authorized shares to 55 million shares of common stock.

The Company uses the Black-Scholes option-pricing model to estimate the fair value of the share-based payment awards. The Black-Scholes option-pricing model requires estimates regarding the fair value of the common stock, volatility of the common stock, risk-free rate of return, dividend yields, expected life of the award, and estimated forfeitures of awards during the service period. The calculation of expected volatility is based on historical volatility for comparable industry peer groups over periods of time equivalent to the expected life of each stock option grant. As the Company is not a publicly traded company, the Company believes that comparable industry peer groups provide a reasonable measurement of volatility in order to calculate a reasonable estimate of fair value of each stock award. The expected term is calculated based on the weighted average of the remaining vesting term and the remaining contractual life of each award. The Company based the estimate of risk-free rate on the U.S. Treasury yield curve in effect at the time of grant or modification. The Company has never paid cash dividends and does not currently intend to pay cash dividends, and thus has assumed a dividend yield of zero.

The Company is required to periodically estimate the fair value of common stock when issuing stock options. The fair value of common stock was determined on a periodic basis, with the assistance of an independent third-party valuation expert. The assumptions underlying these valuations represented Management’s best estimates, which involved inherent uncertainties and the application of significant levels of management judgment. The Company considered, among other things, contemporaneous valuations of the Company’s common stock, the Company’s business, financial condition and results of operations, including related industry trends affecting its operations; the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or sale, given prevailing market conditions, the market performance of comparable publicly traded companies and the lack of marketability of the Company’s common stock.

The following table summarizes the assumptions used to develop the grant date fair value.

	Six months ended June 30,
	2021	2020
Risk-free interest rate	0.5% - 0.72%	0.34% - 1.70%
Expected volatility	100%	100%
Expected life in years	5.0 - 6.25 years	5.5 - 6.25 years
Dividend yield	-	-

A summary of the changes in common stock options issued under all of the existing stock option plans is as follows:

	Options outstanding	Weighted-average exercise prices	Weighted-average remaining term (years)	Aggregate intrinsic value (in thousands)
Options outstanding at December 31, 2020	40,740,500	$0.01	5.03	$109
Granted	5,895,668	0.02	-	-
Exercised	(1,200,000)	0.01	-	-
Options outstanding at June 30, 2021	45,436,168	$0.01	4.42	$101

The weighted-average grant date fair value of the options was $0.01 and the total grant date fair value for the options granted during the six months ended June 30, 2021 was approximately $59,000. At June 30, 2021, there was approximately $32,000 of total unrecognized compensation costs related to stock options, excluding the performance-based stock option discussed below. These costs will be recognized over a weighted-average period of 2.9 years.

Total stock-based compensation expense recognized was as follows:

	Six months ended June 30,
(in thousands)	2021	2020
Sales and marketing	$1	$2
Research and development	22	4
General and administrative	65	36
Total stock-based compensation expense	$88	$42

Performance-Based Stock Option

On May 20, 2020, the Company issued 13 million stock options to its Chief Executive Officer, of which 7 million options, which are included in the table above, are to vest once the Company can demonstrate $5 million in projected annual revenue. Recognition of stock-based compensation associated with performance-based stock options commences when the performance criteria is probable of achievement. As of June 30, 2021, the performance condition was not met and determined not probable of achievement. Accordingly, no expense has been recognized for the six month periods ended June 30, 2021 and 2020. As of June 30, 2021, there was $70,000 of unrecognized compensation cost related to unvested performance condition-based options.

8.	Related parties

Leases

The Company leases its office space, under a lease agreement, from the landlord, who is related to the Chief Executive Officer of the Company. The Company paid approximately $6,000 and $15,000 for leasing costs for the six month periods ended June 30, 2021 and 2020, respectively. In 2020, the Company entered into a convertible promissory note with the landlord, for an amount of $24,000 for the unpaid lease costs from April 2020 to March 2021. The terms of the convertible promissory notes are described in Note 5. At June 30, 2021, no amounts were owing for the lease of the office space, apart from the convertible promissory note.

Convertible promissory notes

Included in the convertible promissory note balance at June 30, 2021 and 2020, are approximately $866,000 and $805,000, respectively, due to two note holders who are related to the Company’s Founder and Chief Executive Officer.  For the six month periods ended June 30, 2021 and 2020, the Company incurred approximately $30,000 of interest expense related to the notes.  At June 30, 2021 and 2020, approximately $102,000 and $41,000, respectively, of related interest was accrued.

At June 30, 2021 and December 31, 2020, the Company owed the Chief Executive Officer of the Company $0 and $26,000, respectively, for deferred salary.

9.	Net loss per share

Basic and diluted net loss per common share is presented in conformity with the two-class method required for participating securities. In the event a dividend was paid on common stock, the holders of preferred stock were entitled to a proportionate share of any such dividend as if they were holders of common stock (on an as-if converted basis). Accordingly, all of the outstanding series of preferred stock were considered to be participating securities. The holders of the preferred stock did not have a contractual obligation to share in the losses; therefore, no amount of total undistributed loss was allocated to preferred stock.

Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Because the Company has reported a net loss for the six month periods ended June 30, 2021 and 2020, the number of shares used to calculate diluted net loss per share of common stock attributable to common stockholders is the same as the number of shares used to calculate basic net loss per share of common stock attributable to common stockholders for the period presented because the potentially dilutive shares would have been antidilutive if included in the calculation.

The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted-average shares outstanding because such securities have an antidilutive impact due to losses reported:

	Six months ended June 30,
	2021	2020
Convertible promissory notes as-converted	30,712,479	28,158,220
Preferred stocks as-converted	180,288,351	180,288,351
Stock options outstanding	45,436,168	38,328,000
Total potentially dilutive securities	256,436,998	246,774,571

10.	Commitments and contingencies

Leases

The Company’s lease for its office space is classified as an operating lease. On January 1, 2019, the Company recognized an initial right-of-use asset and lease liability of approximately $251,000 for use of the office space. In April 2020, the Company entered into an amendment which reduced the office space and the lease cost. This amendment was accounted as a modification of the existing lease as the amendment did not grant the Company any additional right-of-use asset. As of June 30, 2021, the weighted-average incremental borrowing rate of the Company’s operating lease was 8%, respectively, and the remaining term of the lease was 2 years.

Rent expense for all operating leases were approximately $25,000 and $29,000 and included in general and administration expenses for the six month periods ended June 30, 2021 and 2020, respectively.

At June 30, 2021, future minimum payments of lease liabilities were as follows

December 31,	Operating Lease
(in thousands)
2021 (remaining 6 months)	$12
2022	25
2023	13
Total minimum lease payments	50
Less: imputed interest	(3)
Total future minimum lease payments	47
Less: current obligations under leases	(22)
Noncurrent lease obligations	$25

Legal matters

From time to time, the Company may be involved in lawsuits, claims, investigations and proceedings, consisting of intellectual property, commercial, employment and other matters, which arise in the ordinary course of business. Such matters are inherently uncertain, and there can be no guarantee that the outcome of any such matter will be decided favorably to the Company or that the resolution of any such matter will not have a material adverse effect upon the Company’s condensed financial statements. The Company currently has no pending claims or legal proceedings.

Indemnifications

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications, including for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third party with respect to its technology. The term of these indemnification agreements is generally perpetual any time after the execution of the agreement. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but that have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations.

The Company believes that the likelihood of conditions arising that would trigger these indemnities is remote and, historically, the Company had not made any significant payment under such indemnification provisions. Accordingly, the Company has not recorded any liabilities relating to these agreements. The Company will record such costs if, as and when it arises as a result of these indemnification obligations.

The Company has agreed to indemnify its directors and officers for certain events or occurrences while the director or officer is, or was serving, at the Company’s request in such capacity. The indemnification period covers all pertinent events and occurrences during the director’s or officer’s service.

11.	Subsequent events

The Company has evaluated subsequent events through September 1, 2021, the date these financial statements were available to be issued.

In August 2021, the Company entered into an agreement with Ms. Shany Caidar, the spouse of the controlling shareholder in the Company. Ms.  Caidar’s annual remuneration as Chief Revenue Officer, employed on a full-time basis, will be $150,000. The annual remuneration will increase to $250,000, when the revenue of the Company will increase to $5 million, and to $350,000 when the revenue of the Company will increase to $10 million. In addition, Ms. Caidar will be entitled to 3,111,581 stock options, which will vest over a period of 4 years, at an exercise price to be determined by the Company's Board of Directors in accordance with the Company's Amended and Restated 2011 Stock Incentive Plan. In addition, Ms. Caidar will be entitled to commissions of up to 3% on all revenue received from new managed customers directly brought by her or by any of the staff she manages.

In September 2021, the Company increased the ESOP Plan authorized shares to be 55 million shares of common stock.

In September 2021, an aggregate amount of 250,000 options were exercised and the Company also granted 1,200,000 options.

In September 2021, the Company entered into a loan agreement with a related party, for a loan of $100,000 with an interest rate of 8%. The loan will be repaid in 48 monthly installments.